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                      SENIOR SUBORDINATED CREDIT AGREEMENT


                          DATED AS OF DECEMBER 13, 1996


                                      AMONG


                        CAPSTAR MANAGEMENT COMPANY, L.P.,
                                  AS BORROWER,

                             CAPSTAR HOTEL COMPANY,
                                  AS GUARANTOR,

                            THE LENDERS PARTY HERETO

                                       AND

                             BANKERS TRUST COMPANY,
                              AS ARRANGER AND AGENT






================================================================================

                   CAPSTAR MANAGEMENT COMPANY, L.P.
                         CAPSTAR HOTEL COMPANY
                           CREDIT AGREEMENT



                           TABLE OF CONTENTS
                                                                   Page


SECTION 1   INTERPRETATION..........................................  1
      1.1   Certain Defined Terms...................................  2
      1.2   Accounting Terms; Utilization of GAAP for Purposes
              of Calculations Under Agreement; Pro Forma............ 45
      1.3   References to Articles, Sections, Exhibits, Schedules
              and Attachments....................................... 46
      1.4   Captions................................................ 46
      1.5   Drafter................................................. 46
      1.6   References to Persons Include Permitted Successors
              and Assigns........................................... 46
      1.7   References to Applicable Law and Contracts.............. 47
      1.8   Herein.................................................. 47
      1.9   Including Without Limitation............................ 47
      1.10  Gender.................................................. 47
      1.11  Singular and Plural..................................... 47
      1.12  Knowledge............................................... 47

SECTION 2   AMOUNTS AND TERMS OF COMMITMENTS AND LOANS.............. 48
      2.1   Commitments; Loans; Notes; the Register................. 48
            A.    Commitments....................................... 48
            B.    Notice of Borrowing............................... 48
            C.    Disbursement of Funds............................. 49
            D.    The Register...................................... 50
            E.    Extension of Maturity Date........................ 50
      2.2   Interest on the Loans................................... 52
            A.    Rate of Interest.................................. 52
            B.    Interest Periods.................................. 53
            C.    Interest Payments................................. 53
            D.    Conversion/Continuation........................... 54
            E.    Default Rate Interest............................. 54
            F.    Computation of Interest........................... 55
      2.3   Fees.................................................... 55
      2.4   Repayments and Prepayments; General Provisions
              Regarding Payments.................................... 55
            A.    Scheduled Payments of the Loans................... 55

                                -i-





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                                                                   Page

            B.    Prepayments and Termination of Commitments........ 55
            C.    Application of Payments to Principal and Interest. 56
            D.    General Provisions Regarding Payments............. 56
      2.5   Use of Proceeds......................................... 57
            A.    Loans............................................. 57
            B.    Margin Regulations................................ 57
      2.6   Special Provisions Governing Eurodollar Rate Loans...... 58
            A.    Determination of Applicable Interest Rate......... 58
            B.    Inability to Determine Applicable Interest Rate... 58
            C.    Illegality or Impracticability of Eurodollar Rate
                    Loans........................................... 58
            D.    Compensation For Breakage or Non-Commencement
                    of Interest Periods............................. 59
            E.    Booking of Eurodollar Rate Loans.................. 60
            F.    Assumptions Concerning Funding of Eurodollar
                    Rate Loans...................................... 60
      2.7   Increased Costs; Taxes; Capital Adequacy................ 60
            A.    Compensation for Increased Costs and Taxes........ 60
            B.    Withholding of Taxes.............................. 61
            C.    Capital Adequacy Adjustment....................... 63
      2.8   Obligation of the Lenders to Mitigate................... 64
      2.9   Acquisition of Properties............................... 64
            A.    Acquisition and Addition of Pool A Properties..... 64
            B.    Acquisition of Pool B Properties.................. 65
            C.    Atlanta Property.................................. 66
      2.10  Sales of Pool A Properties.............................. 66

SECTION 3   CONDITIONS PRECEDENT.................................... 67
      3.1   Conditions to Closing Date and Effectiveness
              of Commitments........................................ 67
            A.    Corporate Documents............................... 67
            B.    Partnership and LLC Documents..................... 68
            C.    Financial Statements; Certificates................ 69
            D.    No Material Adverse Effect........................ 69
            E.    Opinions of the Borrower's Counsel................ 69
            F.    Solvency Certificate.............................. 69
            G.    Amendment to the Senior Credit Agreement.......... 69
            H.    No Adverse Litigation............................. 70
            I.    Contingent Obligations............................ 70
            J.    Payment of Fees and Expenses...................... 70

                                      (ii)

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                                                                   Page

            K.    Completion of Proceedings......................... 70
            L.    Other Documents................................... 70
      3.2   Conditions to the Loans on the Funding Date............. 70
            A.    Notice of Borrowing............................... 71
            B.    Other Conditions Precedent........................ 71

SECTION 4   REPRESENTATIONS AND WARRANTIES.......................... 72
      4.1   Organization, Powers, Qualification, Good Standing,
              Business and Subsidiaries............................. 72
            A.    Organization and Powers........................... 72
            B.    Qualification and Good Standing................... 73
            C.    Conduct of Business............................... 73
            D.    Subsidiaries...................................... 73
            E.    Acquisitions...................................... 73
      4.2   Authorization of Borrowing, etc......................... 74
            A.    Authorization of Borrowing........................ 74
            B.    No Conflict....................................... 74
            C.    Governmental Consents............................. 74
            D.    Binding Obligation................................ 75
            E.    Valid Issuance of Common Stock.................... 75
            F.    New York Stock Exchange Listing................... 75
      4.3   Financial Condition; Contingent Obligations............. 75
            A.    Financial Condition............................... 75
            B.    Contingent Obligations............................ 76
      4.4   Properties; Agreements; Licenses........................ 76
            A.    Title to Properties; Liens........................ 76
            B.    Pool A Ground Leases.............................. 76
            C.    Pool B Documents.................................. 77
            D.    Management Agreements............................. 77
            E.    Servicing Agreements.............................. 77
            F.    Franchise Agreements.............................. 77
            G.    Material Leases................................... 77
            H.    Liquor Licenses................................... 78
      4.5   Litigation; Adverse Facts............................... 78
      4.6   Taxes................................................... 78
            A.    Payment of Taxes.................................. 78
            B.    Classification as a Partnership................... 79
      4.7   Performance of Agreements; Materially Adverse
              Agreements............................................ 79


                                     (iii)

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                                                                   Page

      4.8   Governmental Regulation; Securities Activities.......... 79
      4.9   Employee Benefit Plans.................................. 80
            A.    ERISA............................................. 80
            B.    ERISA Event....................................... 80
            C.    Unfunded Benefit Liabilities...................... 80
            D.    Potential Withdrawal Liability.................... 80
      4.10  Certain Fees............................................ 81
      4.11  Solvency................................................ 81
      4.12  Disclosure.............................................. 81
      4.13  Zoning; Authorizations.................................. 82
            A.    Zoning............................................ 82
            B.    Authorizations.................................... 82
      4.14  Physical Condition; Encroachment; Capital Expenditures.. 83
            A.    Physical Condition; Encroachment.................. 83
            B.    Capital Expenditures.............................. 83
      4.15  Insurance............................................... 83
      4.16  Leases.................................................. 83
      4.17  No Condemnation or Casualty............................. 84
      4.18  Utilities and Access.................................... 84
      4.19  Intellectual Property................................... 84
            A.    Ownership......................................... 84
            B.    No Adverse Claims................................. 85
      4.20  Wetlands................................................ 85
      4.21  Labor Matters........................................... 85
      4.22  Employment and Labor Agreements......................... 86

SECTION 5   AFFIRMATIVE COVENANTS................................... 86
      5.1   Financial Statements and Other Reports.................. 86
      5.2   Common Stock............................................ 93
      5.3   Corporate Existence; Corporate Separateness etc......... 93
            A.    Corporate Existence............................... 93
            B.    Financial Matters................................. 93
            C.    Independent Business.............................. 93
            D.    Business Dealings................................. 94
      5.4   Taxes and Claims; Tax Consolidation..................... 94
            A.    Taxes and Claims.................................. 94
            B.    Tax Consolidation................................. 95
      5.5   Maintenance of Properties; Repair....................... 95
      5.6   Inspection.............................................. 95



                                      (iv)
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                                                                   Page

      5.7   Compliance with Laws, Authorizations, etc............... 95
      5.8   Performance of Loan Documents and Acquisition Agreements 96
            A.    Loan Documents.................................... 96
            B.    Acquisition Agreements............................ 96
      5.9   Insurance............................................... 96
      5.10  Casualty and Condemnation; Restoration.................. 96
            A.    Notice of Casualty................................ 96
            B.    Notice of Condemnation............................ 97
            C.    Reduction of Borrowing Base; Payment of
                    Release Price................................... 97
      5.11  Management of Properties................................ 97

SECTION 6   NEGATIVE COVENANTS...................................... 98
      6.1   Indebtedness............................................ 98
      6.2   Liens and Related Matters...............................101
            A.    Prohibition on Liens..............................101
            B.    Equitable Lien in Favor of Lenders................101
            C.    No Further Negative Pledges.......................101
            D.    No Restrictions on Subsidiary Distributions
                    to the Borrower or Other Subsidiaries...........102
      6.3   Investments and Certain Capital Expenditures............102
      6.4   Contingent Obligations..................................105
      6.5   Restricted Junior Payments..............................107
      6.6   Financial Covenants.....................................108
            A.    Maximum Consolidated Total Indebtedness...........108
            B.    Minimum Interest Coverage.........................108
            C.    Maximum Total Debt Leverage Ratio.................109
      6.7   Fundamental Changes.....................................110
      6.8   Zoning and Contract Changes and Compliance..............111
      6.9   No Joint Assessment; Separate Lots......................112
      6.10  Transactions with Affiliated Persons....................112
      6.11  Sales and Lease-Backs...................................112
      6.12  Sale or Discount of Receivables.........................114
      6.13  Ownership of Subsidiaries...............................114
      6.14  Conduct of Business; Restrictions on Operations
              in Canada.............................................114
            A.    Conduct of Business...............................114
            B.    Restrictions on Operations in Canada..............115
      6.15  Properties..............................................115



                                      (v)

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                                                                   Page

            A.    Acquisition of Properties.........................115
            B.    Transfer of Properties............................115
            C.    Certain Transfers of Properties...................115
            D.    Certain Casualties or Takings of Properties.......116
      6.16  Renovation Expenditures.................................117
      6.17  Management Agreements and Servicing Agreements..........117
      6.18  Intellectual Property; Franchise Agreements.............118
            A.  Intellectual Property...............................118
            B.  Franchise Agreements................................118
      6.19  Material Leases.........................................118
      6.20  Changes in Certain Obligations and Documents;
              Issuance of Equity Securities.........................118
            A.    Credit Agreement..................................118
            B.    CapStar Preferred Stock...........................119
            C.    Equity Securities.................................119
            D.    Organization Documents............................119
            E.    Pool A Ground Leases..............................120
            F.    Franchise Agreements..............................120
            G.    Servicing Agreements; Management Agreements.......120
            H.    Atlanta Documents; MBL Acquisition Documents......121
      6.21  Fiscal Year.............................................121

SECTION 7   EVENTS OF DEFAULT; REMEDIES.............................121
      7.1   Events of Default.......................................121
            A.    Failure to Make Payments When Due.................121
            B.    Default in Other Agreements.......................121
            C.    Breach of Certain Covenants.......................122
            D.    Breach of Warranty................................122
            E.    Invalidity of Loan Document; Repudiation
                    of Obligations..................................122
            F.    Pool A Ground Leases..............................122
            G.    Pool B Obligations................................123
            H.    Prohibited Transfers..............................123
            I.    Other Defaults Under Loan Documents...............123
            J.    Involuntary Bankruptcy; Appointment of
                    Receiver, etc...................................123
            K.    Voluntary Bankruptcy; Appointment of
                    Receiver, etc...................................124
            L.    Judgments and Attachments.........................124



                                      (vi)

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                                                                   Page

            M.    Dissolution.......................................124
            N.    Employee Benefit Plans............................124
            O.    Material Adverse Effect...........................125
            P.    Change in Control.................................125
                                                                   PAGE

            Q.    Employment of Paul W. Whetsell....................125
            R.    Franchise Agreements..............................126
      7.2   Certain Remedies........................................126

SECTION 8   SUBORDINATION...........................................128
      8.1   Obligations Subordinated to Senior Indebtedness
              of the Borrower.......................................128
      8.2   Priority and Payment Over of Proceeds in Certain Events.128
            A.    Subordination on Dissolution, Liquidation or
                  Reorganization of the Borrower....................128
            B.    Subordination on Default of Senior Indebtedness...128
            C.    Rights and Obligations of the Lenders.............129
      8.3   Payments May Be Paid Prior to Dissolution...............130
      8.4   Rights of Holders of Senior Indebtedness of the
              Borrower Not To Be Impaired...........................131
      8.5   Subrogation.............................................132
      8.6   Obligations of the Borrower Unconditional...............132
      8.7   Lenders Authorize Agent to Effectuate Subordination.....133
      8.8   Rights of Agent.........................................133
      8.9   Indefeasible Payment....................................134

SECTION 9   MISCELLANEOUS...........................................134
      9.1   Assignments and Participations in Loans.................134
            A.    General...........................................134
            B.    Participations....................................135
            C.    Assignments to Federal Reserve Banks..............135
            D.    Information.......................................135
      9.2   Expenses................................................135
      9.3   Indemnity...............................................136
            A.    Indemnity.........................................136
            B.    Procedure.........................................138
            C.    Contribution......................................138
            D.    No Limitation.....................................139
            E.    No Enlargement....................................139
      9.4   No Joint Venture or Partnership.........................139



                                     (vii)
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                                                                   Page

      9.5   Ratable Sharing.........................................140
      9.6   Amendments and Waivers..................................140
      9.7   Independence of Covenants...............................141
      9.8   Notices.................................................141
      9.9   Survival of Representations, Warranties and Agreements..141
      9.10  Agent's or Lenders' Discretion; Successor Agents........142
      9.11  Obligations Several; Independent Nature of the
              Lenders' Rights.......................................142
      9.12  Remedies of the Borrower................................142
      9.13  Marshalling; Payments Set Aside.........................143
      9.14  Severability............................................143
      9.15  Headings................................................143
      9.16  Applicable Law..........................................143
      9.17  Successors and Assigns..................................144
      9.18  Consent to Jurisdiction and Service of Process..........144
      9.19  Waiver of Jury Trial....................................145
      9.20  Counterparts; Effectiveness.............................145
      9.21  Material Inducement.....................................146
      9.22  Entire Agreement........................................146
      9.23  Confidentiality.........................................146
      9.24  Maximum Amount..........................................147

SECTION 10  AGENT...................................................148
      10.1  Appointment.............................................148
      10.2  Powers and Duties; General Immunity.....................148
            A.    Powers; Duties Specified..........................148
            B.    No Responsibility for Certain Matters.............148
            C.    Exculpatory Provisions............................149
            D.    Agent Entitled to Act as Lender...................149
      10.3  Representations and Warranties; No Responsibility For
            Appraisal of Creditworthiness...........................150
      10.4  Right to Indemnity......................................150
      10.5  Successor Agent.........................................150
      10.6  Guaranties..............................................151




                                     (viii)


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                                                                   PAGE

                               EXHIBITS


I           FORM OF NOTE
II          FORM OF NOTICE OF BORROWING
III         FORM OF NOTICE OF CONTINUATION
IV          FORM OF COMPLIANCE CERTIFICATE
V           FORM OF SENIOR SUBORDINATED CAPSTAR GUARANTY
VI          FORM OF SENIOR SUBORDINATED AFFILIATE GUARANTY
VII         FORMS OF OPINIONS OF LOAN PARTIES' COUNSEL
VIII        FORM OF SOLVENCY CERTIFICATE




                                      (ix)

                                                                   PAGE

                               SCHEDULES

1.1A        MBL PROPERTIES
2.1A        LENDERS' COMMITMENTS AND PRO RATA SHARES
4.1A        ORGANIZATION AND CAPITALIZATION
4.1B        GOOD STANDING
4.2C        GOVERNMENT CONSENTS
4.3B        CONTINGENT OBLIGATIONS
4.4A1       POOL A PROPERTIES
4.4A2       POOL B PROPERTIES
4.4B        POOL A GROUND LEASES
4.4C        POOL B DOCUMENTS
4.4D        MANAGEMENT AGREEMENTS AND ESTOPPELS
4.4E        SERVICING AGREEMENTS
4.4F        FRANCHISE AGREEMENTS
4.4G        MATERIAL LEASES
4.4H        LIQUOR LICENSES
4.5         LITIGATION
4.7         CERTAIN CONTRACTUAL OBLIGATIONS
4.13A       ZONING
4.14B       REQUIRED CAPITAL EXPENDITURES
4.15        INSURANCE
4.19A       INTELLECTUAL PROPERTY
4.20        WETLANDS
4.22        EMPLOYMENT AND LABOR AGREEMENTS
5.1         FORM OF FINANCIAL STATEMENT
6.2         PERMITTED ENCUMBRANCES
6.10        AFFILIATE TRANSACTIONS





                                       (x)

                      SENIOR SUBORDINATED CREDIT AGREEMENT


      This SENIOR SUBORDINATED CREDIT AGREEMENT is dated as of December 13, 1996 and entered into among CAPSTAR MANAGEMENT COMPANY, L.P., a Delaware limited partnership (the "BORROWER"), CAPSTAR HOTEL COMPANY, a Delaware corporation ("CAPSTAR"), THE LENDERS LISTED ON THE SIGNATURE PAGES HEREOF (individually referred to herein as a "LENDER" and collectively as the "LENDERS") and BANKERS TRUST
COMPANY ("BANKERS"), as arranger and agent for the Lenders (in such capacity, the "AGENT").


                                 R E C I T A L S

      A. CapStar is the sole general partner of the Borrower, and CapStar LP Corporation, a Delaware corporation and a Wholly-Owned Subsidiary of CapStar ("CAPSTAR SUB"), is the sole limited partner of the Borrower.

      B. The Borrower, CapStar and their Subsidiaries desire that the Lenders provide a senior subordinated term loan facility to the Borrower, the proceeds of which will be used for the acquisition of upscale full service hotels in the United States of America and, to the extent permitted herein, Canada.

      C. CapStar, Capstar Sub and the Subsidiaries of the Borrower that are Loan Parties (as hereinafter defined) desire to guaranty the obligations of the Borrower under this Agreement on a senior subordinated basis.

      NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, CapStar, the Borrower, the Lenders and the Agent agree as follows:


                                    SECTION 1
                                 INTERPRETATION

      This Agreement and the other Loan Documents shall be construed and interpreted in accordance with this Section 1.

1.1   CERTAIN DEFINED TERMS.

      The following terms used in this Agreement and the other Loan Documents shall have the following meanings when used herein with initial capital letters:

      "ACADIA" means Acadia Partners, L.P., a Delaware limited partnership.

      "ACQUISITION" means any acquisition by the Borrower or any of its Wholly Owned Subsidiaries of any fee or, to the extent permitted herein, leasehold interest in any hotel property.

      "ACQUISITION AGREEMENTS" means, collectively, the agreements entered into by the Borrower and any of its Subsidiaries in connection with an Acquisition by
(i) the Borrower or a Wholly Owned Subsidiary pursuant to subsection 2.9A or
(ii) by a Wholly Owned Subsidiary of the Borrower pursuant to subsection 2.9B.

      "ADDITIONAL POOL A PROPERTY" has the meaning assigned to that term in subsection 2.9A.

      "ADDITION DATE" means the following:

               (i) with respect to any Pool A Property listed on Schedule 4.4A1 annexed hereto and with respect to any Pool B Property listed on Schedule 4.4A2 annexed hereto, the Closing Date; and

               (ii) with respect to any Additional Pool A Property or any Pool B Property acquired after the Closing Date in accordance with subsection 2.9, the latest to occur of (a) the date on which the Acquisition of such Property is consummated and (b) the date on which all the conditions to such Acquisition set forth in subsection 2.9A or 2.9B, as the case may be, shall have been satisfied with respect to such Property.

      "ADJUSTED EURODOLLAR RATE" means, for any Interest Rate Determination Date with respect to a Eurodollar Rate Loan, the rate per annum obtained by DIVIDING
(i)(a) the Eurodollar offered rate for deposits with maturities comparable to the Interest Period for which such Adjusted Eurodollar Rate will apply as of approximately 10:00 A.M. (New York time) on such Interest Rate Determination Date as set forth on Telerate Page 4756 (or such other page as may, in the opinion of the Agent, replace such page for the purpose of displaying such rate) or (b) if such rate does not appear on Telerate Page 4756 (or such other page, as the case may be) on such Interest Rate Determination Date, the per annum rate (rounded upward to the nearest 1/16 of 1%) at which deposits in Dollars are offered by the Agent to first-class banks in the New York interbank market, in an amount closest to the amount of the Agent's relevant Eurodollar Rate Loan and having a maturity closest to such Interest Period, at approximately 10:00 A.M. (New York time) on such Interest Rate Determination Date BY (ii) a percentage equal to 100% MINUS the stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" as defined in Regulation D (or any successor category of liabilities under Regulation D).


      "AFFECTED LENDER" has the meaning assigned to that term in subsection
2.6C.

      "AFFECTED LOANS" has the meaning assigned to that term in subsection 2.6C.

      "AFFILIATE" means with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

      "AFFILIATE GUARANTY" means the Senior Subordinated Affiliate Guaranty by each Loan Party (other than CapStar and the Borrower) and any other Subsidiary of CapStar (other than the Borrower) that becomes a party thereto, substantially in the form of EXHIBIT VI annexed hereto, as such Senior Subordinated Affiliate Guaranty may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

      "AGENT" has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Agent hereunder.

      "AGREEMENT" means this Senior Subordinated Credit Agreement dated as of the date first written above among CapStar, the Borrower, the Lenders and the Agent, as it may be amended, restated, supplemented or otherwise modified from time to time.

      "APPLICABLE BASE RATE MARGIN" means, as of any date of determination, a per annum rate equal to 3.00%.

      "APPLICABLE EURODOLLAR RATE MARGIN" means, as of any date of determination, a per annum rate equal to 4.00%.

      "APPLICABLE LAWS" means, collectively, all statutes, laws, rules, regulations, ordinances, orders, decisions, writs, judgments, decrees and injunctions of Governmental Authorities (including Environmental Laws) affecting the Borrower or any other Loan Party, whether now or hereafter enacted and in force, and all Authori zations relating thereto, and all covenants, conditions and restrictions contained in any instruments, either of record or known to the Borrower or any other Loan Party, at any time in force affecting any Property or any part thereof, including any such covenants, conditions and restrictions which may (i) require improvements, repairs or alterations in or to such Property or any part thereof or (ii) in any way limit the use and enjoyment thereof.

      "APPRAISAL" means, with respect to any Property, a written appraisal of such Property prepared by an Appraiser and requested by, or delivered to, the Senior Representative pursuant to the Senior Credit Agreement.

      "APPRAISER" means CB Commercial Real Estate Group, Inc. or any other independent appraiser who is a member of the Appraisal Institute with a national practice and who has at least 10 years experience with real estate of the same type as the Property to be appraised.

      "APPRAISED VALUE" means, as of any date of determination and with respect to any Property, the lesser of (i) the appraised value of such Property, in each case as most recently determined by an Appraisal on or before such date of determination and (ii) the maximum aggregate principal amount secured by the mortgage (if any) delivered under the Senior Credit Agreement and applicable to such Property, as such principal amount shall be modified or supplemented from time to time in accordance with the terms of the Senior Credit Agreement.

      "ATLANTA AIRPORT PROPERTY" means the real property, together with all Improvements thereon and all fixtures attached thereto and all personal property used in connection therewith, located at 4736 Best Road, Atlanta, Georgia and known, as of the date of this Agreement, as the Westin Hotel Atlanta Airport.

      "ATLANTA AIRPORT SUB" means Lepercq Atlanta Renaissance Partners, L.P., a limited partnership.

      "ATLANTA GP" means EquiStar Atlanta GP Company, L.L.C., a Delaware limited liability company.

      "ATLANTA LP" means EquiStar Atlanta LP Company, L.L.C., a Delaware limited liability company.

      "ATLANTA MORTGAGE" means that certain Amended and Restated Deed to Secure Debt, Assignment of Leases and Rents and Security Agreement dated as of August 23, 1996 executed by the Atlanta Airport Sub in favor of the Borrower and assigned to the agent under the Senior Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time to the extent permitted therein.

      "ATLANTA NOTE" means that certain Consolidated and Amended and Restated Note dated as of August 23, 1996 executed by the Atlanta Airport Sub in the original principal amount of $23,609,456, as such note may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted therein and herein.

      "ATLANTA PARTNERSHIP AGREEMENT" means the Amended and Restated Agreement of Limited Partnership dated as of June 11, 1987 of LePercq Atlanta Renaissance Parties, LP, as such agreement may be further amended, restated, supplemented or otherwise modified from time to time.

      "ATTRIBUTABLE ECONOMIC INTEREST" means, with respect to any Person as of any date of determination, the number of shares of Capital Stock of any entity of which such Person is the record owner PLUS the total number of shares that such Person would be entitled to receive upon the distribution to such Person by such entity, pro rata with respect to ownership interests of such entity (and without regard to any liabilities of such entity), of all shares of which such Person is deemed to be the beneficial owner but of which other Persons are the record owners.

      "ATTRIBUTABLE INDEBTEDNESS" means, when used with respect to any sale and leaseback transaction with respect to which the lease is not accounted for as a Capital Lease, as of any date of determination, the greater of (i) the unamortized portion (determined on a level pay basis over the term of the lease) of an amount equal to 85% of the gross purchase price for the property subject to such transaction; PROVIDED that in connection with any sale to a real estate investment trust, the amount calculated pursuant to this clause (i) shall be net of any security deposit required to be established with the proceeds of such purchase price; and (ii) the present value (discounted at 10% per annum, compounded on a monthly basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such arrangement (including any period for which such lease has been extended), as each such amount shall be reasonably determined by the Borrower and certified to the Agent in an Officers' Certificate of the Borrower, together with the information utilized by the Borrower to make such determination; PROVIDED, HOWEVER, that if the applicable lease specifies the amount of a termination fee, liquidated damages or other maximum amount that is payable by the lessee upon a termination (for whatever reason) of the lease by the lessor or the lessee prior to the scheduled termination of the base term or any extension thereof, the amount calculated pursuant to this definition shall not exceed such maximum amount.

      "AUTHORIZATION" means any authorization, approval, franchise, license, variance, land use entitlement, sewer and waste water discharge permit, storm water discharge permit, air pollution authorization to operate, certificate of occupancy, municipal water and sewer connection permit, and any like or similar permit now or hereafter required for the construction or Renovation of any Improvements located on any Property or for the use, occupancy or operation of any Property and all amendments, modifications, supplements and addenda thereto.

      "BANKERS" has the meaning assigned to that term in the introduction to this Agreement.

      "BANKRUPTCY CODE" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

      "BASE RATE" means, at any time, the rate per annum that is the higher of
(i) of the Prime Rate and (ii) the sum of (a) the Federal Funds Effective Rate PLUS (b) 1/2 of 1.00%.

      "BASE RATE LOANS" means any portion of the Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

      "BORROWER" has the meaning assigned to that term in the introduction to this Agreement.

      "BUSINESS DAY" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

      "CAPITAL EXPENDITURES" means, with respect to any Property, for any period and as of any date of determination, the sum of (i) 4.0% of Property Gross Revenues from such Property for such period, PROVIDED that, with respect to any Property at which a Renovation costing more than $1,000,000 (as evidenced by written documentation reasonably satisfactory in form and substance to the Agent) has been completed during the 12 consecutive month period ending on the last day of the month immediately preceding the applicable date of determination, such percentage shall be 3.00% for the period from the Addition Date to the first anniversary of such Addition Date; PLUS (ii) the aggregate amount, if any, in excess of 4.0% of Property Gross Revenues which is required to be paid, deposited or reserved by the Borrower or any of its Subsidiaries in respect of such Property for Capital Items pursuant to the Pool B Obligations or any applicable Ground Lease for such period.

      "CAPITAL ITEMS" means, with respect to any Property for any period and as of any date of determination, the cost of capital repairs and replacements of all or any portion of the Improvements or any other portion of such Property, including (i) costs of tenant improvements and brokerage commissions payable in connection with lease transactions at any Property, (ii) costs of environmental audits and monitoring, environmental remediation work or any other costs and expenses incurred with respect to compliance with Environmental Laws, (iii) costs of any Restoration, (iv) costs of any Renovation, (v) costs of FF&E, (vi) costs of appraisals, valuations, title insurance and inspections and (vii) any other costs incurred in connection with the Properties that are not included in Operating Expenses, in each case to the extent such costs would be capitalized on a balance sheet in accordance with GAAP.

      "CAPITAL LEASE" means, with respect to any Person, the lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

      "CAPITAL STOCK" means, with respect to any Person, any capital stock, partner ship, limited liability company or joint venture interests of such Person and shares, interests, participations or other ownership interests (however designated) of any Person and any rights (other than debt securities convertible into any of the foregoing), warrants or options to purchase any of the foregoing.

      "CAPSTAR" has the meaning assigned to that term in the recitals to this Agreement.

      "CAPSTAR GUARANTY" means the Senior Subordinated CapStar Guaranty by CapStar, substantially in the form of EXHIBIT V annexed hereto, as such Senior Subordinated CapStar Guaranty may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

      "CAPSTAR SUB" has the meaning assigned to that term in the recitals to this Agreement.

      "CASH AVAILABLE FOR DEBT SERVICE" means, with respect to any Pool B Subsidiary for any period and as of any date of determination, an amount equal to Property EBITDA with respect to the Properties owned by such Pool B Subsidiary, as the same shall be determined based upon the financial statements for such Properties for such period and such other information with respect thereto that may be provided by the Loan Parties and their respective Subsidiaries, subject to such adjustments as may reasonably be required by the Agent so that Property EBITDA with respect to such Properties shall be calculated in the same manner as Property EBITDA with respect to Pool A Properties owned by the Loan Parties and their respective Subsidiaries during the entire period (it being understood that any adjustments required by the agent under the Senior Credit Agreement (so long as same is in effect) shall be given effect for purposes of this Agreement); PROVIDED, HOWEVER, that for purposes of the calculation of Property EBITDA under this definition of Cash Available for Debt Service with respect to any Property for any period, Operating Expenses shall include (i) franchise and marketing fees of not less than 7.5% of revenues from room rentals for such period in the event such Property is subject to a Franchise Agreement, (ii) not less than 7.0% of Property Gross Revenues for marketing expenses in the event such Property is not subject to a Franchise Agreement, (iii) all Management Fees in respect of each such Property payable to the Borrower but in no event less than 3.0% of Property Gross Revenues in respect of such Property and (iv) and a reserve for Capital Items in an amount not less than 4.0% of Property Gross Revenues in respect of each such Property (except to the extent that higher reserves are required by a franchisor under any applicable Franchise Agreement).

      "CASH EQUIVALENTS" means, as of any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and princi pal by the United States of America or (b) issued by any agency of the United States of America the obligations of which are backed by the full faith and credit of the United States of America, in each case maturing within one year after such date; (ii) market able direct obligations issued by any state of the United States of America or any politi cal subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either S&P or Moody's; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) Eurodollar deposits due within one year of any commercial bank whose outstanding senior long-term debt securities are rated either A- or higher by S&P or A-3 or higher by Moody's; (v) repurchase obligations with a term of not more than 7 days for underlying securities of the types described in clause (i) of this paragraph with any bank meeting the qualifications specified in clause (vi) of this paragraph; (vi) certificates of deposit or bankers' acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (vii) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody's.

      "CASH PROCEEDS" means, with respect to any sale or other disposition or refinancing of any Property, cash payments received from such sale or disposition or refinancing.

      "CLOSING DATE" means the first date on which each of the conditions set forth in subsection 3.1 are satisfied.

      "COMMITMENT" means the commitment of a Lender to make its Loan to the Borrower pursuant to subsection 2.1A, and "COMMITMENTS" means such commitments of all Lenders in the aggregate.

      "COMMON STOCK" means the common stock of CapStar, par value $.01 per share.

      "COMPLIANCE CERTIFICATE" means a certificate delivered to the Agent by the Borrower pursuant to subsection 5.1(iv) substantially in the form attached as
EXHIBIT IV hereto.

      "CONDEMNATION PROCEEDS" means all compensation, awards, damages, rights of action and proceeds awarded to any Loan Party or any of its Subsidiaries by reason of any Taking.

      "CONSOLIDATED EBITDA" means, for any period, the remainder of the following:

            (i) the sum, without duplication, of (a) Total Property EBITDA for such period PLUS (b) all revenue of CapStar and its Subsidiaries for such period, determined on a consolidated basis in conformity with GAAP, that was not included in the calculation of Total Property EBITDA for such period irrespec tive of whether such revenue relates to the Properties, including, without limitation and without duplication, (1) Management Fees with respect to Properties that shall have been included in the calculation of Operating

      Expenses for such period and (2) payments received by CapStar and its Subsidiaries in respect of Interest Rate Agreements; PROVIDED that the calculation of the amount referred to in this clause (i) shall exclude (v) income expressly excluded from the definition of Property Gross Revenue,
      (w) income resulting from the write-up of the value of assets, (x) income from interest earned on notes and receiv ables from affiliates except to the extent actually received, (y) the income of a Joint Venture and income accounted for by the equity method of accounting, in each case except to the extent distributed to CapStar or any of its Subsidiaries, and increases or decreases in earnings attributable to minority interests and
      (z) the income of any Person acquired in a pooling of interests transaction before the date of acquisition; MINUS

               (ii) all expenses, without duplication, of CapStar and its Subsidiaries (to the extent not deducted from the calculation of Total Property EBITDA) for such period and determined on a consolidated basis in accordance with GAAP, whether or not such expenses relate to the Properties; PROVIDED that the calculation of the amount referred to in this clause (ii) shall exclude any expense related to the charge off of amounts referred to in clause (i) above previously recognized as revenue.

      "CONSOLIDATED INTEREST EXPENSE" means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of CapStar and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of CapStar and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Agreements.

      "CONSOLIDATED NET INCOME" means, with respect to any Person as of any date of determination and for any period, the aggregate Net Income of such Person and its Subsidiaries, on a consolidated basis, determined in accordance with GAAP, from the first day of such period to the last day of the calendar quarter ending not less than 30 days before such date of determination for which the Agent has received the financial statements pursuant to subsection 5.1(ii); PROVIDED, that
(i) the Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of account ing shall be excluded, whether or not distributed to CapStar or one of its Subsidiaries, (ii) the Net Income of any Person that is a Subsidiary and that is restricted from declar ing or paying dividends or other distributions, directly or indirectly, by operation of the terms of its charter, any applicable agreement, instrument, judgment, decree, order, statute, rule or governmental regulation or otherwise shall be included only to the extent of the amount of dividends or distributions paid to any Person or a Wholly Owned

Subsidiary of any Person and (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded.

      "CONSOLIDATED TOTAL INDEBTEDNESS" means, as of any date of determination, the sum of the following, without duplication: (i) all Indebtedness of CapStar and its Subsidiaries, determined on a consolidated basis; PLUS (ii) all Contingent Obligations of CapStar and its Subsidiaries to make any Investments or Guaranties; PLUS (iii) all Guaranties of CapStar or any of its Subsidiaries; PLUS (iv) the Letter of Credit Usage MINUS the sum of (a) the Letter of Credit Usage with respect to letters of credit issued for the account of CapStar or any of its Subsidiaries and supporting other Indebtedness of CapStar or any of its Subsidiaries PLUS (b) the amount of cash deposited and held pursuant to the terms of any collateral account agreement under the Senior Credit Agreement; PLUS (v) Attributable Indebtedness.

      "CONTINGENT OBLIGATION" means, with respect to any Person, as of any date of determination and without duplication, any direct or indirect liability, contingent or otherwise, of that Person which has not been (or to the extent that it has not been) paid or otherwise discharged with respect to the following: (i) any Guaranty; (ii) any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; or (iii) performance, surety and similar bonds in respect of any Restoration, Renovation or other design, construction, restoration, renovation, expansion or repair of any Improvements, in each case with respect to any Property or other hotel property; PROVIDED that Contingent Obligations shall not include (x) other performance, surety and appeal bonds provided in the ordinary course of business consistent with past practices, (y) indemnification or contribution obligations in respect of agreements providing for indemnification, adjustment of purchase price or similar obligations or for Guaranties or letters of credit, surety bonds and performance bonds securing any obligations of the Borrower or any of its Subsidiaries pursuant to such agreements, in any case incurred in connection with the acquisition or Transfer of a business, asset or Subsidiary (other than Guaranties of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition), and (z) indemnification obligations with respect to environmental matters and "bad deeds" and other actions (other than the payment of any Indebtedness, Contingent Obligation, Guaranty or other monetary liability) in connection with Indebtedness, Management Agreements, Servicing Agreements, service contracts, Leases, partnerships, agreements, Franchise Agreements, leases, licensing agreements and Ground Leases, in each case on customary terms consistent with industry practice and to the extent that such Indebtedness or agreements are not prohibited by this Agreement and (iv) obligations of the type set forth in clauses (i) - (iii) above and all Indebtedness owed either by any partnership of which such Person is a general partner or by any limited liability company of which such Person is a member and with respect to which Indebtedness such Person has liability under law or by agreement. The amount of any Contingent Obligation, as of any date of determination, shall be equal to the least of (x) the amount of the obligation so Guaranteed or that otherwise may be required to be paid, (y) the amount to which such Contingent Obligation is expressly limited and (z) except with respect to a Guaranty of Indebtedness, the maximum exposure under such Contingent Obligation as reasonably calculated by the Borrower and approved by the Agent in its sole discretion.

      "CONTRACTUAL OBLIGATION" means, with respect to any Person, any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, deed to secure debt, contract, lease, purchase order, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject, including, with respect to CapStar or any of its Subsidiaries, any provision of the Related Documents to which CapStar or such Subsidiary is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

      "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement designed to protect CapStar or any of its Subsidiaries against fluctua tions in currency values.

      "DESIGNATED POOL A PROPERTIES" means, as of any date of determination, the Pool A Properties other than the Removed Pool A Properties.

      "DEVELOPMENT" means the erection or other construction or installation of Improvements on real property that is then substantially unimproved or from which all or substantially all of the existing Improvements thereon have been removed or in connection with such erection, construction or installation will be removed; PROVIDED that Development does not include (x) Restorations and Renovations and (y) the erection or other construction or installation of Improvements on real property that is contiguous with a Property and in connection with the expansion of Improvements at such Property.

      "DOLLARS" and the sign "$" mean the lawful money of the United States of America.

      "EAC" means EquiStar Acquisition Corporation, a Delaware corporation.

      "ELIGIBLE ASSIGNEE" means (i) (a) a commercial bank organized under the laws of the United States of America or any state thereof; (b) a savings and loan association or savings bank organized under the laws of the United States of America or any state thereof; (c) a commercial bank organized under the laws of any other country or a political subdivision thereof; PROVIDED, HOWEVER, that
(x) such bank is acting through a branch or agency located in the United States of America or (y) such bank is organ ized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (d) any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its principal businesses including, but not limited to, insurance companies, investment banks, mutual funds, investment partnerships and lease financing companies, in each case (under clauses (a) through (d) above) that is reasonably acceptable to the Agent; and
(ii) any Lender and any Affiliate of any Lender; PROVIDED FURTHER, HOWEVER, that each Eligible Assignee under clauses (i)(a) through (i)(c) above shall have Tier 1 capital (as defined in the regulations of its primary Federal banking regulator) of not less than $100,000,000.

      "EMPLOYEE BENEFIT PLAN" means any "employee benefit plan" as defined in
Section 3(3) of ERISA which (i) is currently maintained or contributed to by CapStar, any of its Subsidiaries, or any of their respective ERISA Affiliates, or (ii) was at any time within the preceding five years maintained or contributed to by CapStar, any of its Subsidiaries, or any of their respective ERISA Affiliates to the extent any of them could reasonably be expected to incur liability with respect to such employee benefit plan.

      "ENVIRONMENTAL CLAIM" means any accusation, allegation, notice of violation, claim, demand, abatement order or other order or direction (conditional or otherwise) by any Governmental Authority or any other Person for any damage, including personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, damage to natural resources, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, in each case relating to, resulting from or in connection with Hazardous Materials and relating to CapStar, any of its Subsidiaries (including any Person who was a Subsidiary prior to the Closing
Date) or any Property.

      "ENVIRONMENTAL LAWS" means all statutes, laws, ordinances, orders, rules, regulations, written guidelines, writs, judgments, decrees or injunctions and the like relating to (i) environmental matters, including those relating to fines, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries result ing from the Hazardous Release or threatened Hazardous Release of Hazardous Materials, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, or the protection of human, plant or animal health or welfare, in any manner applicable to any Loan Party or any of its Subsidiaries or any of their properties, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. ss.ss. 9601, ET SEQ.), the Hazardous Materials Transportation Act (49 U.S.C. ss.ss. 1801, ET SEQ.), the Resource Conservation and Recovery Act (42 U.S.C. ss.ss. 6901, ET SEQ.), the Federal Water Pollution Control Act (33 U.S.C. ss.ss. 1251, ET SEQ.), the Clean Air Act (42 U.S.C. ss.ss. 7401, ET SEQ.), the Toxic Substances Control Act (15 U.S.C. ss.ss. 2601, ET SEQ.), the Solid Waste Disposal Act (42 U.S.C. ss.ss. 6901, ET SEQ.), as amended by the Resource Conservation and Recovery Act (42 U.S.C. ss.ss. 6901, ET SEQ.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. ss.ss. 136, ET SEQ.), the OccupatioNal Safety and Health Act (29 U.S.C. ss.ss. 651, ET SEQ.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. ss.ss. 11001, ET SEQ.), each as amended or supplemented, and rules and regulations, policies and guidelines promulgated pursuant thereto and any analogous future or present local, state and federal statutes and rules and regulations, policies and guidelines promulgated pursuant thereto, each as in effect as of the date of determination.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

      "ERISA AFFILIATE" means, with respect to any Person, (i) any corporation which is, or was at any time, a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Sec tion 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of any Loan Party or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such Loan Party or such Subsidiary, within the meaning of this definition with respect to the period during which such entity was an ERISA Affiliate of such Loan Party or such Subsidiary and with respect to liabilities arising after such period for which such Loan Party or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

      "ERISA EVENT" means (i) a "reportable event" within the meaning of Sec tion 4043 of ERISA and the regulations issued thereunder with respect to any Pension

Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation), (ii) the failure to meet the minimum funding standard of Sec tion 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan, in the case of any such failure, by a material amount, (iii) the provision by the administrator of any Pension Plan pursuant to Sec tion 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA, (iv) the withdrawal by any Loan Party, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA, (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occur rence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (vi) the imposition of liability on any Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA, (vii) the withdrawal by any Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential material liability therefor, or the receipt by any Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pur suant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, (viii) the occurrence of an act or omission which could give rise to the imposition on any Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates of material fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Sec tion 409 or
Section 502(c)(2), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan, (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against any Loan Party or any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any such Employee Benefit Plan, (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemp tion from taxation under Section 501(a) of the Internal Revenue Code or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

      "EURODOLLAR RATE LOANS" means any portion of the Loans bearing interest at rates determined by reference to the Adjusted Eurodollar Rate as provided in subsection 2.2A.

      "EVENT OF DEFAULT" means each of the events set forth in subsection 7.1.

      "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

      "EXTRAORDINARY RECEIPTS" means the proceeds to CapStar or any of its Subsidiaries from such items as (i) sales, exchanges or other dispositions of the assets of CapStar or any of its Subsidiaries other than in the ordinary course of business thereof, (ii) damage recoveries and casualty insurance proceeds (including Condemnation Proceeds or Insurance Proceeds but other than the proceeds of business interruption insurance or rental loss insurance), (iii) income derived from Securities and other property acquired for investment except to the extent such Securities represent Cash Equivalents, (iv) condemnation awards or sales in lieu of and under the threat of condemnation (other than awards or other payments for any Taking for temporary use), (v) debt or equity financing or refinancing, and (vi) all other amounts of any nature paid to CapStar or any of its Subsidiaries not arising out of the ordinary course of business thereof.

      "FEDERAL FUNDS EFFECTIVE RATE" means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent.

      "FF&E" means, with respect to any Property or the offices of CapStar and its Subsidiaries, any furniture, fixtures and equipment, including any beds, lamps, bedding, tables, chairs, sofas, curtains, carpeting, smoke detectors, mini bars, paintings, decorations, televisions, telephones, radios, desks, dressers, towels, bathroom equip ment, heating, cooling, lighting, laundry, incinerating, loading, swimming pool, land scaping, garage and power equipment, machinery, engines, vehicles, fire prevention, refrigerating, ventilating and communications apparatus, carts, dollies, elevators, escala tors, kitchen appliances, restaurant equipment, computers, reservation systems, soft ware, cash registers, switchboards, hotel cleaning equipment or any other items of furniture, fixtures and equipment typically used in hotel properties (including furniture, fixtures and equipment used in guest rooms, lobbies, common areas, front desk, back office, bars, restaurants, kitchens, laundries, concierge, bellman, recreation, amuse ment, landscaping, parking and other areas of hotels) and any replacements of all or any portion of any of the foregoing.

      "FRANCHISE AGREEMENT" means each of the franchise agreements listed on
SCHEDULE 4.4F annexed hereto, together with the most recent related property improvement plan required by the respective franchisor, as each such agreement may be amended, restated, supplemented or otherwise modified, replaced or entered into from time to time in accordance with subsection 6.20F.

      "FUNDING DATE" means a single date occurring on or after the Closing Date and on or before December 31, 1996 as the date on which the funding of the Loans occurs.

      "GAAP" means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, in each case as the same are applicable to the circum stances as of the date of determination.

      "GOVERNMENTAL AUTHORITY" means any nation or government, any state, county, municipality or other political subdivision or branch thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any agency, board, central bank, commission, court, department or officer thereof.

      "GROUND LEASES" means each of the ground leases from time to time with respect to the Properties.

      "GUARANTOR" means each Loan Party party to the Affiliate Guaranty and the CapStar Guaranty.

      "GUARANTY" means, with respect to any Person, any obligation, contingent or otherwise, of that Person which has not been (or to the extent that it has not been) paid or otherwise discharged with respect to any Indebtedness, Ground Lease, other lease, dividend or other obligation of any other Person if the primary purpose or intent thereof by the Person incurring the Guaranty is to provide assurance to the obligee of such obli gation that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof. Guaranties shall include, without limitation, (i) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (ii) the obli gation to make take-or-pay or similar payments if required regardless of non-per formance by any other party or parties to an agreement, and (iii) any liability of such Person for the obligation of another Person through any agreement (contingent or other wise)
(a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial con dition of another Person if, in the case of any agreement described under subclauses (a) or (b) of this sentence, the primary purpose or intent thereof is as described in the pre ceding sentence. The amount of any Guaranty shall be equal to the least of (x) the amount of the obligation so guaranteed or otherwise supported, (y) the amount to which such Guaranty is specifically limited and (z) except with respect to a Guaranty of Indebtedness, the maximum exposure under such Guaranty as reasonably calculated by the Borrower and approved by the Agent in its sole discretion. Guaranties shall not include (1) any of the foregoing obligations to the extent that the same constitutes Indebtedness under the definition thereof or is a Guaranty with respect thereto and (2) Guaranties of any liability or obligation of the Borrower or any Pool A Subsidiary in respect of which the Borrower and the Pool A Subsidiaries are permitted to become liable pursuant to this Agreement. The term "Guarantee" used as a verb has a corre sponding meaning.

      "HAZARDOUS MATERIALS" means (i) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "restricted hazardous waste", "infectious waste", "toxic substances", "pollutant", "contaminant" or any other formulations intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws, (ii) any oil, petroleum, petroleum fraction or petroleum derived substance, (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, (iv) any flammable substances or explosives, (v) any radioactive materials, (vi) asbestos in any form, (vii) radon, (viii) urea formaldehyde foam insulation, (ix) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million, (x) pesticides, and (xi) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of the Properties; PROVIDED, HOWEVER, that Hazardous Materials shall not include any materials in a non-hazardous form such as asphalt contained in road-sur facing materials or hazardous materials customarily used in the operation of hotel prop erties and properly stored and maintained.

      "HAZARDOUS RELEASE" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other receptacles containing any Hazardous Materials), or into or out of any Property, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

      "IMPOSITIONS" means all real property taxes and assessments, of any kind or nature whatsoever, including, without limitation, vault, water and sewer rents, rates, charges and assessments, levies, permits, inspection and license fees and other governmental, quasi-governmental or nongovernmental levies or assessments such as maintenance charges, owner association dues or charges or fees resulting from covenants, conditions and restrictions affecting the Properties, assessments resulting from inclusion of any Property in any taxing district or municipal or other special district, any of which are assessed or imposed upon the Property, or become due and payable, and which create or may create a Lien upon the Property, or any part thereof. In the event that any penalty, interest or cost for nonpayment of any Imposition becomes due and payable, such penalty, interest or cost shall be included within the term "Impositions".

      "IMPROVEMENTS" means all buildings, structures, fixtures, tenant improvements and other improvements of every kind and description now or hereafter located in or on or attached to any Land, including all building materials, water, sanitary and storm sewers, drainage, electricity, steam, gas, telephone and other utility facilities, parking areas, roads, driveways, walks and other site improvements; and all additions and betterments thereto and all renewals, substitutions and replacements thereof.

      "INDEBTEDNESS" means, with respect to any Person and without duplication, to the extent required to be shown on a balance sheet prepared in conformity with GAAP, (i) all indebtedness for money borrowed by that Person, (ii) that portion of obligations with respect to Capital Leases that is classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) all obliga tions owed for all or any part of the deferred purchase price of assets or services purchased by that Person
(a) due more than six months from the date of incurrence of the obligation in respect thereof, (b) evidenced by a note or similar written instrument or (c) owed in respect of real property purchased by such Person or any of its Subsidi aries, (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, (vi) obligations under Currency Agreements and Interest Rate Agreements, (vii) that portion of any other obligation of that Person (other than reservation and similar deposits from custo mers and working capital deposits from owners received and held in the ordinary course of business) that is classified as a liability on a balance sheet in conformity with GAAP, which obligation is (a) due more than six months from the date of incurrence thereof or (b) evidenced by a note or similar written instrument, (viii) trade payables of such Person and its Subsidiaries that by their terms are more than 90 days delinquent and (ix) all Guaranties by that Person.

      "INDEMNIFIED PERSON" has the meaning assigned to that term in subsection 9.3.

      "INSURANCE PROCEEDS" means all insurance proceeds, damages, claims and rights of action and the right thereto under any insurance policies relating to any portion of any Property.

      "INSURANCE REQUIREMENTS" means all terms of any insurance policy required hereunder covering or applicable to any Property or any part thereof, all requirements of the issuer of any such policy, and all orders, rules, regulations and other require ments of the National Board of Fire Underwriters (or any other body exercising similar functions) applicable to or affecting any Property or any part thereof or any use of any Property or any portion thereof.

      "INTELLECTUAL PROPERTY" means, as of any date of determination, all patents, trademarks, tradenames, copyrights, technology, know-how and processes used in or necessary for the conduct of the business of the Loan Parties and their respective Subsidiaries as conducted on such date of determination that are material to the busi ness, operations, condition (financial or otherwise) or prospects of the Loan Parties and their Subsidiaries, taken as a whole, including any of the foregoing licensed to the Loan Parties or any of their respective Subsidiaries by other Persons.

      "INTEREST PERIOD" has the meaning assigned to that term in subsection
2.2B.

      "INTEREST RATE AGREEMENT" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect CapStar or any of its Subsidiaries against fluctuations in interest rates.

      "INTEREST RATE DETERMINATION DATE" means each date for calculating the Adjusted Eurodollar Rate for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for any Loan.

      "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

      "INVESTMENT" means, with respect to any Person or any of its Subsidiaries, as of any date of determination and without duplication:

            (i) any direct or indirect purchase or other acquisition (whether or not for consideration) by such investing Person or Subsidiary of, or of a beneficial interest in, any Securities of any other Person;

           (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value by such investing Person or Subsidiary from any other Person (other than (a) a Person with respect to which such investing Person or Subsidiary is a Wholly Owned Subsidiary or (b) any other Wholly Owned Subsidiary of the Person referred to in the preceding clause (a); PROVIDED that, in the case of CapStar and its Subsidiaries, such other Wholly Owned Subsidiary is a Loan Party and has Guaranteed the Obligations), of any equity Securities of such investing Person or Subsidiary;

          (iii) any direct or indirect loan, advance (other than (a) advances to officers, employees, consultants, accountants, attorneys and other advisors and members of the Board of Directors of any Person for moving, entertainment and travel expenses, drawing accounts and similar expenditures in each case incurred in the ordinary course of business and
      (b) advances to officers of any Person for other purposes in an amount not greater than $100,000 individually or $330,000 in the aggregate, in each case at any time outstanding) or capital contribution to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business;

           (iv) any payment to any other Person for the purpose of or otherwise in connection with securing, extending, renewing or modifying any Management Agreement;

            (v) any commitment or obligation to make any investment described in clauses (i) through (iv) above; and

           (vi) any liability that is recourse to such investing Person or Subsidiary or secured by any asset of such investing Person or Subsidiary and that arises, by law, contract, ownership of Securities or otherwise, directly or indirectly, as the result of or otherwise in connection with the origination, continuation or termination of any investment described in clauses (i) through (iv) above.

The amount of any Investment, as of any date of determination, shall be equal to
(y) with respect to an Investment referred to in clause (i) or (ii) of the preceding sentence, the remainder of (1) the sum of original cost of such Investment PLUS the cost of all additions thereto as of such date of determination, MINUS (2) the aggregate amount paid to such Person or Subsidiary as a return of such Investment; PROVIDED, that (A) the calculation of the amount referred to in this clause (2) shall exclude all fees and other amounts (or the portion thereof) that shall constitute interest, dividends or other amounts in respect of the return on such Investment, as determined in accordance with GAAP, and (B) the calculation of the amount referred to in this clause (i) shall exclude, all adjustments for increases or decreases in value, and write-ups, write-downs or write-offs with respect to such Investment, and (z) with respect to an Investment referred to in clause (iv) or (v) of the preceding sentence, the maximum aggregate liability for which such investing Person or Subsidiary may become liable, by law, contract, ownership of Securities or otherwise, with respect to such Investment as of such date of determination.

      "JOINT VENTURE" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership, limited liability company or other legal form, which joint venture, partnership or other similar arrangement may be a Subsidiary of any Person, including, without limitation, a Subsidiary (other than a Wholly Owned Subsidiary) of the Borrower.

      "LAND" means, with respect to each Pool A Property and Pool B Property, the land located in the municipalities, towns, counties and states listed on
SCHEDULE 4.4A1 annexed hereto (and more particularly described in the applicable security documents delivered under the Senior Credit Agreement) and SCHEDULE 4.4A2 annexed hereto, respectively, together with all strips and gores within or adjoining such property, all estate, right, title, interest, claim or demand whatsoever of any Loan Party or any of its Subsidiaries in the streets, roads, sidewalks, alleys, and ways adjacent thereto (whether or not vacated and whether public or private and whether open or proposed), all vaults or chutes adjoining such land, all of the tenements, hereditaments, easements, reciprocal easement agreements, rights pursuant to any trackage agreement, rights to the use of common drive entries, rights-of-way and other rights, privileges and appurtenances thereunto belonging or in any way pertaining thereto, all reversions, remainders, dower and right of dower, curtesy and right of curtesy, all of the air space and right to use said air space above such property, all transferable development rights arising therefrom or transferred thereto, all water and water rights (whether riparian, appropriative or otherwise, and whether or not appurtenant) and shares of stock evidencing the same, all mineral, mining, gravel, geothermal, oil, gas, hydrocarbon substances and other rights to produce or share in the production of anything related to such property, all drainage, crop, timber, agricultural, and horticultural rights with respect to such property, and all other appurtenances appurtenant to such property, including without limitation, any now or hereafter belonging or in any way appertaining thereto, and all claims or demands of such Loan Party or such Subsidiary, either at law or in equity, in possession or expectancy, now or hereafter acquired, of, in or to the same.

      "LEASE" means each of the leases (other than the Ground Leases), licenses, concession agreements, franchise agreements (other than the Franchise Agreements) and other occupancy agreements and other agreements demising, leasing or granting rights of possession or use or, to the extent of the interest therein of any Loan Party or any of its Subsidiaries, any sublease, subsublease, underletting or sublicense, which now or hereafter may affect any Property or any part thereof or interest therein, including any agreement relating to a loan or other advance of funds made in connection with any such lease, license, concession agreement, franchise or other occupancy agreement and such sublease, subsublease, underletting or sublicense, and every amendment, restate ment, supplement, consolidation or other modification of or other agreement relating to or entered into in connection with such lease, license, concession agreement, fran chise or other occupancy agreement and such sublease, subsublease, underletting or sublicense, and every Guaranty of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto, and any Guaranties of leasing commissions.

      "LENDER" and "LENDERS" means the persons identified as "Lenders" and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 9.1.

      "LETTER OF CREDIT USAGE" means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all letters of credit issued for the account of CapStar or any of its Subsidiaries under the Senior Credit Agreement and then outstanding plus (ii) the aggregate amount of all drawings under such letters of credit and not theretofore reimbursed by CapStar or such Subsidiary.

      "LIEN" means any lien (including any lien or security title granted pursuant to any mortgage, deed of trust or deed to secure debt), pledge, hypothecation, assignment, security interest, charge, levy, attachment, restraint or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

      "LIQUOR LEASE" means each Lease entered into between the Borrower or any of its Wholly Owned Subsidiaries, in each case as lessor, and the holder of a Liquor License in respect of a Property, in each case in connection with the sale of alcoholic beverages at such Property, in a form customarily used by the Borrower or in such form as may be reasonably acceptable to the Agent (it being understood and agreed that any such form as may be approved by the agent under the Senior Credit Agreement (so long as same is in effect) shall be acceptable for purposes of this Agreement) as any such Lease may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

      "LIQUOR LICENSES" means each license issued by the Department of Alcoholic Beverage Control or similar state or local agency to any Loan Party or any of its Subsidiaries or in respect of any Property, in each case in connection with the sale of alcoholic beverages at such Property.

      "LIQUOR OPERATIONS SERVICING AGREEMENTS" means, collectively, the sub-management agreements entered into between the Borrower and each Loan Party (or Subsidiary of a Loan Party) that is a holder of a Liquor License, as any such sub-management agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

      "LLC LOAN PARTIES" means, collectively, each Person that is a limited liability company and is, or becomes, a Loan Party.

      "LOAN DOCUMENTS" means, collectively, this Agreement, the CapStar Guaranty, the Affiliate Guaranty and the Notes.

      "LOAN EXPOSURE" means, with respect to any Lender, as of any date of deter mination (i) prior to the termination of the Commitments, that Lender's Commitment and (ii) after the termination of the Commitments, the aggregate outstanding principal amount of the Loans of that Lender.

      "LOAN PARTIES" means, collectively, CapStar, CapStar Sub, the Borrower and any other Subsidiary of CapStar which is or becomes a party to a Loan Document.

      "LOANS" means, collectively, the Loans made by the Lenders to the Borrower pursuant to subsection 2.1A.

      "MAJOR RENOVATION/RESTORATION" means, as of any date of determination, any Renovation or Restoration of a Property with respect to which more than 50% of the rooms "available for sale" at the applicable Property have been, are scheduled to be, or could reasonably be expected to be, "rooms out-of-order", as determined in accor dance with the Uniform System, during any period of 30 consecutive days; PROVIDED that a Restoration related to a casualty or Taking and conducted pursuant to and, as of such date of determination, satisfying the conditions of subsection 6.11F of the Senior Credit Agreement (as in effect on the Closing Date) is not a Major Renovation/ Restoration.

      "MAJOR RENOVATION/RESTORATION REMOVAL PERIOD" means with respect to any Property, the period commencing on the day that a Major Renovation/Restoration shall commence with respect to such Property and terminating on the day that such Major Renovation/Restoration shall terminate with respect to such Property, in each case as such dates of commencement and termination shall be reasonably determined by the Agent based on documentation received from the Borrower and on such other informa tion as the Agent shall determine to be relevant (it being understood and agreed that any such dates as are acceptable to the agent under the Senior Credit Agreement (so long as the same is in effect) shall be acceptable for purposes of this Agreement).

      "MANAGED PROPERTIES" means, collectively, the real properties, together with all Improvements thereon and all fixtures attached thereto and all personal property used in connection therewith, that are managed by the Borrower or any of its Wholly Owned Subsidiaries pursuant to the Management Agreements. Managed Properties do not include Properties.

      "MANAGEMENT AGREEMENT EFFECTIVENESS DATE" means the date that is 30 days after the last day of a calendar quarter that is also the last day of 12 consecutive calendar months during which the aggregate amount of Management Fees paid to the Borrower and its Subsidiaries pursuant to Management Agreements is equal to or greater than 10% of the consolidated gross revenues of CapStar and its Subsidiaries; PROVIDED that the calculation of gross revenues shall exclude the income excluded from clause (i) of the definition of "Consolidated EBITDA".

      "MANAGEMENT AGREEMENTS" means, collectively, all hotel management agreements under which CapStar or any of its Subsidiaries is named or acts as manager, as any such hotel management agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof. Management Agreements do not include the Servicing Agreements or other hotel management agreements among the Borrower and any of its Subsidiaries with respect to the Properties.

      "MANAGEMENT FEES" means, collectively, all hotel management fees (however characterized, including base fees, trade name fees, incentive fees, special incentive fees, termination fees and all fees in respect of liquor license operations) and all other fees or charges payable to the manager for the management and operation of a hotel property, the related land and the improvements thereof.

      "MARGIN STOCK" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

      "MARKET EQUITY CAPITALIZATION" means, with respect to any issuer and as of any date of determination, the product of (i) the number of shares of common stock of such issuer outstanding as of such date MULTIPLIED BY (ii) the average of the closing bid prices of such common stock on the principal national securities exchange on which such common stock is listed or, if such common stock is not so listed, on NASDAQ/NMS, as the case may be, for each of the 30 consecutive trading days next preceding such date of determination (or such shorter period during which such common stock shall have been publicly traded until such time as it has been so traded for 30 consecutive trading days).

      "MATERIAL ADVERSE EFFECT" means (i) a material adverse effect upon the business, operations, condition (financial or otherwise) or prospects of the Loan Parties, taken as a whole, and (ii) the material impairment of the ability of any of the Loan Parties to perform, or of the Agent or the Lenders to enforce, any Obligation of any Loan Party.

      "MATERIAL LEASE" means each Lease either (i) demising in excess of 7,500 square feet of the Improvements with respect to any Property or (ii) generating in excess of 5.0% of the Property Gross Revenues with respect to any Property or otherwise identified as a Material Lease on SCHEDULE 4.4G annexed hereto; PROVIDED that no Liquor Lease shall be a Material Lease.

      "MATERIAL MANAGEMENT AGREEMENT" means any Management Agreement pursuant to which the Borrower or any of its Subsidiaries has received or reasonably expects that it is, or will become, entitled to receive more than $250,000 per year in gross revenues.

      "MATURITY DATE" means the earliest of (i) December 31, 1999, as such date may be extended pursuant to subsection 2.1E to a date not later than December 31, 2001, (ii) the date as of which the Obligations shall have become immediately due and payable pursuant to subsection 7.1 and (iii) the date which is 91 days after the date as of which the obligations under the Senior Credit Agreement shall have become immediately due and payable pursuant to subsection 2.4B(v) of the Senior Credit Agreement (or any replacement subsection thereof).

      "MBL PROPERTIES" means each of the hotel properties listed on SCHEDULE 1.1A annexed hereto.

      "MOODY'S" means Moody's Investors Service, Inc. or any successor to the business thereof.

      "MULTIEMPLOYER PLAN" means any Employee Benefit Plan that is a "multiemployer plan", as defined in Section 3(37) of ERISA.

      "NASDAQ/NMS" means the National Association of Securities Dealers Automated Quotation System/National Market Securities.

      "NET INCOME" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however, any gain (but not loss), together with any related provision for Taxes on such gain (but not loss), realized in connection with the sale or other disposition of any asset (including the disposition of a Property pursuant to subsection 6.11 but excluding any gain from the sale of inventory in the ordinary course of business), and excluding any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

      "NET INSURANCE/CONDEMNATION PROCEEDS" means all Insurance Proceeds on account of damage or destruction to any Property or all Condemnation Proceeds in respect of any Property, MINUS the reasonable cost, if any, of such recovery and of pay ing out such proceeds, including reasonable attorneys' fees and costs allocable to inspecting the Work and the plans and specifications therefor.

      "NET SALES PRICE" means, with respect to any sale or other permanent disposi tion by a Loan Party or any of its Subsidiaries of a Property, or other asset, the gross purchase price therefor less the sum of (i) except with respect to the sale or other permanent disposition of a Pool A Property, the amounts applied to the payment of Indebtedness or other obligations secured by a Lien on such Property or other asset,

(ii) the reasonable out-of-pocket costs and expenses incurred by such Loan Party or Subsidiary directly in connection with such sale or other permanent disposition, includ ing income taxes paid or estimated to be actually payable as a result thereof, after taking into account any available tax credits or deductions and any tax sharing arrange ments and (iii) closing adjustments contemplated and reserved.

      "NET WORTH" means, as of any date of determination, the sum of the capital stock and additional paid-in capital PLUS retained earnings (or MINUS ACCUMULATED DEFICITS) of CapStar and its Subsidiaries determined in conformity with GAAP.

      "NOTES" means, collectively, (i) the promissory notes of the Borrower issued pursuant to subsection 2.1D(iv) and (ii) any promissory notes issued by the Borrower pursuant to the last sentence of subsection 9.1A in connection with assignments of the Commitment (if not theretofore terminated) or Loan of any Lender, in each case sub stantially in the form of EXHIBIT I annexed hereto, as they may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

      "NOTICE OF BORROWING" means the notice substantially in the form of
EXHIBIT II annexed hereto delivered by the Borrower to the Agent pursuant to subsection 2.1B with respect to the proposed borrowing of the Loans hereunder.

      "NOTICE OF CONTINUATION" means a notice substantially in the form of
EXHIBIT III annexed hereto delivered by the Borrower to the Agent pursuant to subsec tion 2.2D with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the portion of the Loans specified therein.

      "OBLIGATIONS" means, collectively, all obligations of every nature of CapStar or any of its Subsidiaries from time to time owed to the Agent or the Lenders or any of them under or in respect of the Loans and the Loan Documents, whether for princi pal, interest, fees, commissions, expenses, indemnification or otherwise.

      "OFFICERS' CERTIFICATE" means, as applied to any corporation, a certificate exe cuted on behalf of such corporation by a person specified in this Agreement for such purpose or, in the absence of such specification, by its chairman of the board (if an officer) or its president or one of its vice presidents and by its chief financial officer or its treasurer; PROVIDED, HOWEVER, that the Officers' Certificate with respect to the compliance with the conditions precedent to the making of the Loans hereunder shall include (i) a statement that each officer making or giving such Officers' Certificate has read such condition and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that, in the opinion of each signer, he has made or has caused to be made such examination or investigation as is reasonably necessary to enable him to express an informed opinion as to whether or not such condition has been complied with, and (iii) a statement as to whether, in the opinion of each signer, such condition has been complied with.

      "OPERATING EXPENSES" means, for any period and as calculated on the accrual basis of accounting, all expenses incurred by Cap Star or any of its Subsidiaries during such period in connection with the ownership, management, operation, cleaning, main tenance, ordinary repair or leasing of any Property, including, without duplication:

            (i) costs and expenses in connection with the cleaning, ordinary repair, maintenance, decoration and painting of such Property;

           (ii) wages, benefits, payroll taxes, uniforms, insurance costs and all other related expenses for employees of CapStar and its Subsidiaries engaged in the management, operation, cleaning, maintenance, ordinary repair and leasing of such Property and service to guests, customers, Tenants, concessionaires and licensees of such Property;

          (iii) the cost of all services and utilities with respect to such Property, including all electricity, oil, gas, water, steam, heating, ventilation, air conditioning, elevator, escalator, landscaping, model furniture, answering services, telephone maintenance, credit check, snow removal, trash removal and pest extermination costs and expenses and any other energy, utility or similar item and overtime services with respect to such Property;

           (iv) the cost of building and cleaning supplies with respect to such Property;

            (v) insurance premiums required in order to maintain the insurance policies required under this Agreement or any other Loan Documents or Pool B Obligations, in each case with respect to such Property (which, in the case of any policies covering multiple Properties, shall be allocated among the Properties pro rata in proportion to the insured value of the Properties covered by such policies);

           (vi) legal, accounting, engineering and other fees, costs and expenses incurred by or on behalf of CapStar or such Subsidiary in connection with the ownership, management, operation, maintenance, ordinary repair and leasing of such Property, including collection costs and expenses;

          (vii) operating costs and expenses of security and security systems provided to and/or installed and maintained with respect to such Property;

         (viii) operating costs and expenses of reservation systems, internal telephone exchanges and key card systems with respect to such Property;

           (ix) costs and expenses of parking and valet services, parking lot maintenance and ordinary parking lot repairs in respect of such Property;

            (x) costs and expenses of food and beverages with respect to such Property;

           (xi) real property taxes and assessments with respect to such Property and the costs incurred in seeking to reduce such taxes or the assessed value of such Property;

          (xii) advertising, marketing and promotional costs and expenses with respect to such Property;

         (xiii) costs and expenses incurred in connection with lock changes, storage, moving, market surveys, permits (and the application or registration therefor) and licenses (and the application or registration therefor) with respect to such Property;

          (xiv) maintenance and cleaning costs related to guest and customer amenities with respect to such Property;

           (xv) costs and expenses of maintaining and repairing FF&E (including the breakage or loss of any such FF&E) with respect to such Property;

          (xvi)   franchise fees due and payable with respect to such Property;

         (xvii) payments due and payable under the Ground Lease with respect to such Property, if applicable;

        (xviii)   actual reserves required under the Ground Lease with respect to such Property, if applicable;

          (xix)   Management Fees with respect to such Property for such period;

           (xx) tenant improvements and leasing commissions with respect to such Property accrued during such period;

          (xxi) contributions by CapStar or any of its Subsidiaries to any merchants' association, whether as dues or advertising costs or otherwise with respect to such Property;

         (xxii) costs incurred pursuant to any reciprocal easement agreement affecting such Property;

        (xxiii) refunds CapStar or any of its Subsidiaries must pay to guests, customers, Tenants, concessionaires and licensees and other occupants of such Property;

         (xxiv) reserves (other than reserves required to be deposited in any capital reserve account under the Senior Credit Agreement) for such purposes and in such amounts as the Borrower may reasonably determine in good faith;

          (xxv) costs and expenses of maintaining operating, repairing and servicing vehicles, including fuel and insurance premiums;

         (xxvi) costs of environmental audits and monitoring, environmental remediation work or any other costs and expenses incurred with respect to compliance with Environmental Laws; and

        (xxvii) all other ongoing expenses which in accordance with the accrual basis of accounting should be included in CapStar's or any of its Subsidiaries' annual financial statements as operating expenses of such Property.

Notwithstanding the foregoing, Operating Expenses shall not include, without duplica tion, (a) non-cash equity participation expenses, (b) Consolidated Interest Expense, including such items included within the definition thereof as shall apply to any Property or Properties with respect to which such Operating Expenses are being deter mined, (c) income taxes, (d) depreciation, (e) amortization, (f) principal or Release Prices, if any, due under the loans or the notes under the Senior Credit Agreement or otherwise in connection with the obligations under the Senior Credit Agreement, (g) principal, if any, due in respect of the Pool B Obligations, or (h) expenses referred to in the preceding sentence that are capitalized on the financial statements of CapStar or any of its Subsidiaries in conformity with GAAP.

      "OPERATING LEASE" means, with respect to any Person, a lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is not accounted for as a capital lease on the balance sheet of that Person.

      "PARTNERSHIP LOAN PARTIES" means, collectively, each Person that is a partnership and is, or becomes, a Loan Party.

      "PAYMENT DATE" means the 15th day of each calendar month, beginning January 15, 1997, or, if such day is not a Business Day, the next succeeding Business Day.

      "PBGC" means the Pension Benefit Guaranty Corporation (or any successor thereto).

      "PENSION PLAN" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

      "PERMITTED ENCUMBRANCES" means the Liens shown on SCHEDULE 6.2 annexed hereto for such Property and, with respect to any Property (including any Pool B Property), the following types of Liens (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA):

            (i) Liens for real property Taxes, assessments, vault charges, water and sewer rents, and other Impositions the payment of which is not, at the time, required by subsection 5.4;

           (ii) the Leases in existence on the Closing Date and any Leases entered into thereafter in accordance with the requirements of the Loan Documents;

          (iii) covenants, easements, rights-of-way, restrictions, minor encroachments or other similar encumbrances incurred in the ordinary course of business of CapStar and its Subsidiaries that do not make such Property unmarketable or interfere in any material respect, and which could not reasonably be expected to interfere in any material respect, with the use of the Property for hotel purposes or with the ordinary conduct of the business of CapStar and its Subsidiaries;

           (iv) Liens, if any, securing the Obligations and Liens securing the obligations under the Senior Credit Agreement;

            (v) Liens that are bonded and thereby released of record in a manner reasonably satisfactory to the Agent;

           (vi)   rights of guests to occupy rooms and of Tenants under Leases;

          (vii) all exceptions contained in any title policy delivered to the lenders under the Senior Credit Agreement; PROVIDED that in no event shall any Servicing Agreement, Management Agreement or other hotel management agreement be a Permitted Encumbrance; and

         (viii)   the Atlanta Mortgage.

      "PERMITTED SENIOR CREDIT AGREEMENT AMOUNT" means, at any time, $225,000,000 (less the amount of any mandatory permanent commitment reductions effected under the Senior Credit Agreement after the Closing Date) (such amount, as so reduced, the "Initial Permitted Senior Credit Agreement Amount"), provided that the Initial Permitted Senior Credit Agreement Amount may be increased by an additional $50,000,000 in the aggregate so long as at the time that the Borrower desires to incur any extensions of credit under the Senior Credit Agreement in excess of the Initial Permitted Senior Credit Agreement Amount at such time (the "Excess Permitted Senior Credit Agreement Amount") (A) no Event of Default or Potential Event of Default shall have occurred and be continuing or would result therefrom, (B) no event of default or potential event of default shall have occurred and be continuing under the Senior Credit Agreement or would result therefrom and (C) the Borrower shall have delivered to the Agent an Officers' Certificate certifying as to the matters set froth in clauses (A) and (B) above and demonstrating in reasonable detail that, as of the last day of the most recently ended full fiscal month for which full financial statements are available, CapStar and the Borrower would have achieved the financial ratios required to be satisfied for the financial covenants contained in subsection 6.6 as of the last day of the fiscal quarter ending immediately after such full fiscal month and assuming that the full amount of the Excess Permitted Senior Credit Agreement Amount had been incurred (and the proceeds therefrom had been applied) on the first day of the twelve-month period ended on the last day of such full fiscal month and that such amount had remained outstanding throughout such period and that the Borrower or a Subsidiary thereof had owned any asset purchased with such proceeds throughout such period, it being understood and agreed, however, that prior to the Borrower actually incurring more than $25,000,000 of additional extensions of credit under the Senior Credit Agreement which utilizes the Excess Permitted Senior Credit Agreement Amount, the Borrower shall first satisfy the requirements of preceding clauses (A), (B), and (C) and shall also obtain the prior written consent of the Requisite Lenders (which consent shall not be unreasonably withheld). Concurrently with the delivery of the Officers' Certificate pursuant to clause (C) above, the Borrower also shall deliver to the Agent the financial statements on which the respective calculations were based.

      "PERSON" means, collectively, natural persons, corporations, limited liability companies, limited partnerships, general partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

      "POOL A GROUND LEASE" means each of the ground leases with respect to the Pool A Properties from time to time, together with all right, title and interest of any Loan Party, as the case may be, in and to the leasehold estate created pursuant to each such ground lease as each such ground lease may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

      "POOL A PROPERTIES" means, collectively, the hotel properties, the Land on which they are located, the related Pool A Ground Leases and all Improvements thereon and all fixtures attached thereto and all personal property used in connection therewith, in each case with respect to those properties listed on
SCHEDULE 4.4A1 annexed hereto and with respect to the Additional Pool A Properties (in each case so long as such properties are owned or leased by the Borrower or any Pool A Subsidiary).

      "POOL A SUBSIDIARIES" means, collectively, each Wholly Owned Subsidiary of the Borrower in existence on the date of this Agreement which owns or leases a Pool A Property or created pursuant to subsection 6.7 to own or lease any Pool A Property, provided that in no event shall a Pool A Subsidiary also own a Pool B Property.

      "POOL B DOCUMENTS" means, collectively, each Pool B Ground Lease, agree ment, Guaranty, instrument, promissory note or other document entered into by any Loan Party or any of its Subsidiaries in connection with any Pool B Obligation, as each such Pool B Ground Lease, agreement, Guaranty, instrument or other document may be amended, restated, supplemented or otherwise modified from time to time).

      "POOL B GROUND LEASE" means each of the ground leases with respect to the Pool B Properties from time to time.

      "POOL B INDEBTEDNESS" has the meaning assigned to that term in subsection 6.1(v).

      "POOL B OBLIGATIONS" means, collectively, the obligations of any of the Loan Parties, any of their respective Subsidiaries and any of the Pool B Subsidiaries, respec tively, of any nature, from time to time owed in respect of any Pool B Indebtedness, whether for principal, interest, fees, commissions, expenses, indemnification or other wise.

      "POOL B PROPERTIES" means, collectively, the hotel properties, the Land on which they are located and all Improvements thereon and all fixtures attached thereto and all personal property used solely in connection therewith, in each case with respect to those properties listed on SCHEDULE 4.4A2 annexed hereto and with respect to any properties acquired pursuant to subsection 2.9B (in each case so long as such properties are owned or leased by any Pool B Subsidiary).

      "POOL B SUBSIDIARIES" means, collectively, each Wholly Owned Subsidiary of the Borrower in existence on the date of this Agreement which owns or leases a Pool B Property or created pursuant to subsection 6.7 to own one or more Pool B Properties, provided that in no event shall a Pool B Subsidiary also own a Pool A Property.

      "POTENTIAL EVENT OF DEFAULT" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within the applicable grace period.

      "PREFERRED LIMITED PARTNER INTERESTS" has the meaning assigned to that term in subsection 6.20C(ii).

      "PRIME RATE" means the rate that Bankers announces from time to time as its prime lending rate, as in effect from time to time or, if Bankers shall cease to announce such rate, the rate that is published as the "Prime Rate" in THE WALL STREET JOURNAL (Eastern edition) or other rate published in THE WALL STREET JOURNAL (Eastern edition) or any other newspaper of general circulation that shall have been approved by the Borrower and the Agent. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Bankers or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

      "PROJECTED INTEREST EXPENSE" means, with respect to any Pool B Subsidiary as of any date of determination and for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) reasonably projected by the Borrower to be incurred on all outstanding and proposed

Pool B Indebtedness of such Pool B Subsidiary, including, without limitation, all commissions, discounts and other fees and charges and net costs under Interest Rate Agreements.

      "PROPERTIES" means, collectively, from and after the respective dates of Acquisition, each of the Pool A Properties and the Pool B Properties. Properties do not include Managed Properties.

      "PROPERTY AMOUNT" means, as of any date of determination with respect to any Designated Pool A Property, the following:

             (i) except with respect to a Designated Pool A Property described in clause (ii) or (iii) below, the lesser of (a) the product of the applicable factor set forth in column (I) below MULTIPLIED BY the Property EBITDA for such Designated Pool A Property and (b) the product of the applicable factor set forth in column (II) below MULTIPLIED BY the Property EBITDA-CapEx for such Designated Pool A Property, in each case for the 12 most recently completed calendar months ending not less than 30 days before such date of determination for which the Agent has received the financial statements with respect to such Properties required to be delivered pursuant to subsection 5.1(i):

============================== ==================== =======================
                                       (I)                   (II)
            PERIOD                EBITDA FACTOR          EBITDA-CAP EX
                                                            FACTOR
------------------------------ -------------------- -----------------------
from and including the Closing
Date to September 29, 1997             4.25                  5.00
------------------------------ -------------------- -----------------------
from and including September
30, 1997 to September 29, 1998         4.00                  4.75
------------------------------ -------------------- -----------------------
from and including September           3.75                  4.50
30, 1998 to the Maturity Date
============================== ==================== =======================

      ; PROVIDED that such Property Amount shall not be greater than an amount equal to 55% of the Appraised Value thereof; or

           (ii) with respect to each of not more than three Designated Pool A Properties (other than the Atlanta Airport Property), as designated from time to time by the Borrower in a writing delivered to the Agent, with respect to which a Renovation shall have commenced and before the end of 12 complete calendar months after completion of the Renovation, an amount equal to 60% of the most recently Appraised Value, on an "as completed" basis, on or before the applicable date of determination; or

          (iii) with respect to the Atlanta Airport Property, the least of (a) the applicable amount calculated pursuant to clause (i) above, (b) an amount equal to 55% of the Appraised Value of such Property and (c) the aggregate outstanding principal amount of the Atlanta Note as of the applicable date of determination.

      "PROPERTY EBITDA" means, with respect to any Property, for any period and as of any date of determination and calculated on the accrual basis of accounting, whether a positive or negative number, the amount equal to the remainder of the following:

            (i) all Property Gross Revenues for such period in respect of such Property; PROVIDED that Property Gross Revenues for such period in respect of any Property shall be included in the calculation of Property EBITDA for such period only to the extent that the Agent and Lenders shall have received the financial statements for such period required to be delivered on or before such date of determination pursuant to subsection 2.9 or 5.1(i), as the case may be; MINUS

           (ii) all Operating Expenses for such period with respect to such Property, without duplication of items excluded from the definition of Property Gross Revenues; PROVIDED that (x) Management Fees included in the calculation of Property EBITDA for such period with respect to such Property shall not be less than 3.0% of Property Gross Revenues for such period with respect to such Property and (y) the sum of the aggregate amount of fees payable pursuant to Franchise Agreements PLUS marketing fees and expenses included in the calculation of Property EBITDA for such period with respect to such Property shall not be less than 8.5% of Property Gross Revenues with respect to such Property;

PROVIDED that:

            (v) Property EBITDA with respect to any Property shall be zero for such period if (1) the Addition Date with respect to such Property shall not have occurred on or before such date of determination or (2) such Property shall have been sold or otherwise permanently disposed of on or before such date of determination;

            (w) if the Addition Date with respect to such Property shall have occurred after the Closing Date and after the commencement of such period but before the termination of such period, Property EBITDA with respect to such Property for such period shall be the sum of (A) Property EBITDA for the portion of such period commencing on the first day of such period and ending on the day before such Addition Date, as the same shall be determined based upon the financial statements for such period required by subsection 2.9A or 2.9B, as the case may be, to be delivered with respect to such Property and such other information with respect thereto that may be provided by the Loan Parties and their respective Subsidiaries, subject to such adjustments as may be reasonably required by the Agent so that Property EBITDA with respect to such Property shall be calculated in the same manner as Property EBITDA with respect to Properties owned by the Loan Parties and their respective Subsidiaries during the entire period, PLUS (B) Property EBITDA with respect to such Property for the portion of such period commencing on such Addition Date and ending on the last day of such period, based upon the financial statements for such period required to be delivered on or before such date of determination pursuant to subsection 5.1(i);

            (x) if such date of determination shall occur during a Major Renovation/ Restoration Removal Period with respect to such Property and the Property EBITDA with respect to such Property for such period is a positive number, then (1) for purposes of calculating the Property Amount with respect to such Property (if such Property is a Pool A Property) as of such date of determination, Property EBITDA with respect to such Property for such period shall be zero and (2) for purposes of calculating any amount pursuant to subsections 6.6B or 6.6C as of such date of determination, Property EBITDA with respect to such Property for such period shall be equal to the product of (1) the applicable factor set forth below as of such date of determination, as determined by reference to the percentage amount of the rooms "available for sale" at such Property that have been, are scheduled to be, or could reasonably be expected to be, "rooms out-of-order", as determined in accordance with the Uniform System, during such Major Renovation/Restoration Removal Period, multiplied by (2) the amount of Property EBITDA with respect to such Property for such period as of such date of determination if effect were not given to this clause (x):


                             PERCENTAGE             FACTOR
                             ----------             ------
                         50.00% - 74.99%             0.33
                         75.00% - 100.00%            0.00

      "PROPERTY EBITDA-CAPEX" means, with respect to any Property, for any period and as of any date of determination, the Property EBITDA with respect to such Property MINUS Capital Expenditures with respect to such Property.

      "PROPERTY GROSS REVENUE" means, for any period, all Receipts resulting from the operation of such Property, including, without limitation, Rents or other payments from guests and customers, Tenants, licensees and concessionaires and business interruption and rental loss insurance payments; PROVIDED that Property Gross Revenue shall be determined net of allowances in accordance with the Uniform System and shall exclude (i) excise, sales, use, occupancy and similar taxes and charges collected from guests or customers and remitted to Governmental Authorities, (ii) gratuities collected for employees of such Property, (iii) security deposits and other advance deposits, until and unless same are forfeited to any Loan Party or Subsidiary thereof or applied for the purpose for which collected, (iv) federal, state or municipal excise, sales, use or similar taxes collected directly from patrons or guests or included as part of the sales price of any goods or services, (v) interest income on amounts deposited in such Property's bank accounts in excess of amounts so deposited in the ordinary course of business and in accor dance with past practices, (vi) rebates, refunds or discounts (including, without limitation, free or discounted accommodations) and (vii) Extraordinary Receipts.

      "PROPERTY INFORMATION" means, with respect to any Acquisition of any Additional Pool A Property pursuant to subsection 2.9A or any Pool B Property pursuant to subsection 2.9B, the following information:

            (i) financial statements in respect of such Property for the most recently completed three calendar years and for the completed calendar months after the most recently completed calendar year, in each case, to the extent such financial statements exist and can be readily obtained by any Loan Party or any of its Subsidiaries;

           (ii) copies of all other consolidated balance sheets and related statements of operations and statements of cash flows of such Property that are to be delivered to any Loan Party or any of its Subsidiaries in connection with such Acquisition;

          (iii) to the extent any Renovation is then proposed for such Property, a preliminary project plan and a project budget for such Property ; and

           (iv) such other information and/or reports (including Appraisals and environmental reports) as may be delivered to the lenders under the Senior Credit Agreement with respect to such Acquisition and as may be reasonably requested by the Agent.

      "PROPERTY SERVICING AGREEMENTS" means, collectively, the hotel management agreements entered into between the Borrower, on the one part, and a Subsidiary of the Borrower that owns a fee or leasehold interest in a Property, on the other part, substantially in a form customarily used by the Borrower or in such other form as may be reasonably acceptable to the Agent, as any such Servicing Agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

      "PRO RATA SHARE" means, with respect to each Lender, the percentage obtained by dividing (i) the Loan Exposure of that Lender by (ii) the sum of the aggregate Loan Exposure of all Lenders, as such percentage may be adjusted by assignments permitted pursuant to subsection 9.1. The initial Pro Rata Share of each Lender is set forth opposite the name of that Lender in SCHEDULE 2.1A annexed hereto.

      "QUALIFIED CAPITAL STOCK" means, with respect to any Person, any series or class of Capital Stock of that Person which may not be required to be redeemed or repurchased, in whole or in part, by that Person or any of its Subsidiaries, in whole or in part, at the option of the holder thereof, on or prior to the Maturity Date, or not be convertible or exchangeable into or exercisable for Capital Stock of CapStar that is not Qualified Capital Stock on or prior to the date that is one year and one day after the Maturity Date; PROVIDED that Capital Stock will be deemed to be Qualified Capital Stock if it may only be so redeemed or put solely in consideration of Qualified Capital Stock.

      "RECEIPTS" means, collectively, all cash, Cash Equivalents, checks, notes, drafts and any items of payment or collection received, by or on behalf of CapStar or any of its Subsidi aries, or by any officers, employees or agents of CapStar or any of its Subsidiaries or other Persons acting for or in concert with CapStar or such Subsidiary to make collections on CapStar's or such Subsidiary's behalf in connection with or in any way relating to CapStar or such Subsidiary or the operation of CapStar's or such Subsidiary's business, including, without limitation, any proceeds received from or pursuant to (i) any sales of, or loans against, accounts of CapStar or any of its Subsidiaries (other than the Loans pursuant to this Agreement and loans under the Senior Credit Agreement), (ii) any disposition of assets (including, without limitation, any disposition of assets permitted hereunder or consented to by the Agent, but excluding amounts applied to the repayment of indebtedness or other obligations secured by a Lien on the assets subject to such disposition) or issuance or sale of equity Securities by CapStar or any of its Subsidiaries,
(iii) the incurrence of Indebtedness by CapStar or any of its Subsidiaries and the issuance and sale by CapStar or any of its Subsidiaries of equity or debt Securities, in each case other than the Obligations and other Indebtedness permitted by this Agreement, (iv) insurance policies (other than liability insurance payable directly or indirectly to a third party) maintained by CapStar or any of its Subsidiaries, (v) the successful prosecution (including any settlement) of any claims, actions or other litigation or proceeding by or on behalf of or against CapStar or any of its Subsidiaries, (vi) Investments in, or equity and debt Securities issued by, Joint Ventures or other Persons and (vii) the Management Agreements (other than amounts received by CapStar or any of its Subsidiaries in respect of the Managed Properties on behalf of, or as agent for, the parties to the Management Agreements other than CapStar and its Subsidiaries); it being understood and agreed that nothing contained in this definition shall in any respect be deemed to permit any transactions by CapStar or any of its Subsidiaries otherwise restricted or prohibited by this Agreement.

      "REGISTER" has the meaning assigned to that term in subsection 2.1D.

      "REGULATION D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

      "RELEASE DATE" means the date of a sale or other disposition of any Property pursuant to subsection 2.10.

      "RELEASE PRICE" means, as calculated as of any Release Date (or the date of any casualty or Taking) with respect to any Pool A Property, the amount that is the greatest of the following:


                  (a) the amount equal to 125% of the Property Amount with
               respect to such Pool A Property; provided that, with respect to the Specified Release Properties, such amount shall be 100% of the Property Amount with respect to such Specified Release Property;

                  (b) in the event of a sale or other permanent disposition of such Pool A Property, the amount equal to 75% of the Net Sales Price for such Pool A Property; provided that, with respect to the Specified Release Properties, such amount shall be zero;

                  (c) the amount necessary to ensure that the requirements of clause (i)(c) of the definition of "Release Price" as defined in the Senior Credit Agreement (as in effect on the Closing Date) are satisfied; and

                  (d) in the event of a casualty or Taking with respect to such
               Pool A Property, the Insurance Proceeds or Condemnation Proceeds, as the case may be, resulting therefrom.

      "REMOVED POOL A PROPERTIES" means, as of any date of determination, all Pool A Properties that have been removed (and which remain removed) pursuant to subsection 2.9D of the Senior Credit Agreement (as in effect on the Closing
Date).

      "RENOVATION" means the expansion, rebuilding, repair, restoration, refurbishment, fixturing and equipping of the Improvements at a Property or a Managed Property. The term "Renovate" used as a verb has a corresponding meaning.

      "RENTS" means, collectively, all rents, issues, profits, royalties, receipts, revenues, accounts receivable, security deposits and other deposits (subject to the prior right of Tenants making such deposits) and income, including room receipts, rack charges, vending machine receipts, food and beverage receipts, concession fees and charges, public assembly room receipts, fixed, additional and percentage rents, occupancy charges, operating expense reim-bursements, reimbursements for increases in taxes, sums paid by Tenants to any Loan Party or any of its Subsidiaries to reimburse such Loan Party or such Subsidiary for amounts originally paid or to be paid by such Loan Party or such Subsidiary or such Loan Party's or such Subsidiary's agents or Affiliates for which such Tenants were liable, as, for example, tenant improvements costs in excess of any work letter, lease takeover costs, moving expenses and tax and operating expense pass-throughs for which a Tenant is solely liable, parking, valet, main tenance, common area, tax, insurance, utility and service charges and contributions, proceeds of sale of electricity, gas, heating, air-conditioning and other utilities and services, deficiency rents and liquidated damages, and other benefits.

      "REQUISITE LENDERS" means (i) except for the purpose described in clause
(ii) of this definition, Lenders having or holding at least 66-2/3% of the sum of the aggregate Loan Exposure of all Lenders or (ii) for purposes of declaring the Obligations due and payable pursuant to subsection 7, Lenders having or holding at least 33-1/3% of the sum of the aggregate Loan Exposure of all Lenders. For purposes of determining the Requisite Lenders at any time of determination thereof, any Loans made or held by any Affiliate of any Loan Party shall be considered as though such Loans are not outstanding. Each Lender, upon the request of the Agent, shall inform the Agent as to whether or not such Lender is an Affiliate of any Loan Party.

      "RESTORATION" means the repair, restoration (including demolition), replacement and rebuilding of all or any portion of a Property (or the Improvements thereof) following the destruction, damage, loss or Taking thereof. The term "Restore" used as a verb has a corre sponding meaning.

      "RESTRICTED JUNIOR PAYMENT" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock or other equity Security of any Loan Party or any Subsidiary of a Loan Party now or hereafter outstanding, except a dividend or dis tribution payable to the Borrower or any of its Wholly Owned Subsidiaries that are Loan Parties or payable solely in shares of that class of stock to the holders of that class,
(ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any equity Securities, now or hereafter outstanding, of CapStar or any of its Subsidiaries that are not Wholly Owned Subsidiaries, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any now or hereafter outstanding, of CapStar or any of its Subsidiaries that are not Wholly Owned Subsidiaries and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Indebtedness of CapStar or any of its Subsidiaries (other than Senior Indebtedness and the Obligations).

      "SECURITIES" means any stock, shares, partnership interests, interests in limited liability companies, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or partici pations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

      "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time, and any successor statute.

      "SENIOR CREDIT AGREEMENT" means (collectively) the Senior Secured Revolving Credit Agreement dated as of September 24, 1996, among CapStar, the Borrower, the lenders from time to time party thereto in their capacities as lenders thereunder and Bankers Trust Company, as agent, together with the related documents thereto (including, without limitation, any guarantee agreements, security documents and the other loan documents related thereto), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including all agreements extending the maturity of, refinancing or replacing all of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

      "SENIOR INDEBTEDNESS" means the principal of, premium, if any, interest (including any post default interest and any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, (x) all obligations of every nature of the Borrower under the Senior Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities, and (y) all obligations of the Borrower under Interest Rate Agreements entered into with a lender under the Senior Credit Agreement (or an Affiliate thereof) relating to Indebtedness outstanding under the Senior Credit Agreement, in each case whether outstanding on the Closing Date or thereafter incurred. Notwithstanding the foregoing, Senior Indebtedness shall not include that portion of any such Indebtedness incurred in violation of the provisions set forth in this Agreement.

      "SENIOR REPRESENTATIVE" means the indenture trustee or other trustee, agent or represen tative in respect of the Senior Credit Agreement; PROVIDED that if, and for so long as, the Senior Credit Agreement lacks such a representative, then the Senior Representative for the Senior Credit Agreement shall at all times constitute the holders of a majority in outstanding principal amount of loans outstanding under the Senior Credit Agreement.

      "SERVICING AGREEMENTS" means, collectively, the Property Servicing Agreements, the Liquor Operations Servicing Agreements and the Liquor Leases, as any such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

      "SIGNIFICANT SUBSIDIARY" means the Borrower, CapStar Sub and any other Subsidiary of CapStar that would be a "Significant Subsidiary" of CapStar within the meaning of Rule 1-02 under Regulation S-X promulgated by the Securities and Exchange Commission.

      "SPECIFIED RELEASE PROPERTIES" means three Properties designated by the Borrower at the time such Properties are Released; PROVIDED that each Property so designated shall either (i) have been a Property on the date of this Agreement or (ii) be an MBL Property.

      "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which either (i) the Person is a general partner or member of a limited liability company or other entity having the right to direct or manage the business and affairs of such entity or (ii) more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

      "S&P" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc., or any successor to the business thereof.

      "TAKING" means the taking or appropriation (including by deed in lieu of condemnation or by voluntary sale or transfer under threat of condemnation or while legal proceedings for condemnation are pending) of any Property, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation proceeding, or in any other manner or any damage or injury or diminution in value through condemnation, inverse condemnation or other exercise of the power of eminent domain. The term "Taken" used as a verb has a correlative meaning.

      "TAX" or "TAXES" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, on whomsoever and wherever imposed, levied, collected, withheld or assessed by a Governmental Authority; PROVIDED, HOWEVER, that "TAX ON THE OVERALL NET INCOME" of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person's principal office (and/or, in the case of any Lender, its lending office) is located or in which that Person is deemed to be doing business on all or part of the net income, profits or gains of that Person (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise).

      "TENANT" means any Person liable by contract or otherwise to pay rent or a percentage of income, revenue or profits pursuant to a Lease, and includes a tenant, subtenant, lessee and sublessee.

      "TOTAL PROPERTY EBITDA" means, for any period and as of any date of determination, the aggregate Property EBITDA for such period with respect to all Properties.

      "TRANSFER" means any conveyance, assignment, sale, mortgaging, encumbrance, pledging, hypothecation, granting of a security interest in, granting of options with respect to or other disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) all or any portion of any legal or beneficial interest (i) in all or any portion of any Property or (ii) in any other assets of any Loan Party or any of its Subsidiaries.

      "UNIFORM SYSTEM" means the Uniform System of Accounts for Hotels, 8th Revised Edition, 1986, as published by the Hotel Association of New York City, as the same may be further revised from time to time.

      "UNITED STATES OF AMERICA" means the 50 states of the United States of America and Washington, D.C., but excluding any territories or possessions thereof other than the Commonwealth of Puerto Rico.

      "VIRGINIA PARKING SUB" means Ballston Parking Associates, a Virginia general partnership.

      "VIRGINIA SUB" means EquiStar Virginia Company, L.L.C., a Delaware limited liability company.

      "WHOLLY OWNED" means, with respect to any Subsidiary of any Person, a Subsidiary all of the outstanding equity Securities of which are owned directly or indirectly by such Person.

1.2 ACCOUNTING TERMS; UTILIZATION OF GAAP FOR PURPOSES OF CALCULATIONS UNDER AGREEMENT; PRO FORMA.

      Except as otherwise expressly provided in this Agreement, all accounting terms not other wise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to the Agent for distribution to the Lenders pursuant to subsection 5.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation. Except as otherwise expressly provided herein, calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in conformity with those used to pre pare the financial statements referred to in subsection 4.3A. For purposes of calculating any amount pursuant to subsection 6.6, as of any date of determination and for any period, pro forma effect shall be given to the consummation of the Formation (as defined in the Senior Credit Agreement as in effect on the Closing Date) and the Equity Offering (as defined in the Senior Credit Agreement as in effect on the Closing Date) and the application of all proceeds therefrom, as if such transactions shall have been consummated on the first day of such period.

1.3   REFERENCES TO ARTICLES, SECTIONS, EXHIBITS, SCHEDULES AND ATTACHMENTS.

      All references appearing in a Loan Document to Articles, Sections, subsections, clauses, Recitals, Exhibits, Schedules or Attachments are references to the Articles, Sections, subsec tions, clauses and Recitals thereof and to the Exhibits, Schedules or Attachments annexed to such Loan Document unless expressly otherwise designated in such Loan Document. All references appearing in a Loan Document to Exhibits, Schedules and Attachments are references to such documents as initially annexed to such Loan Document or as supplemented or revised in accordance with the terms of this Agreement or such other Loan Document.

1.4   CAPTIONS.

      All captions to any Article, Section, subsection, clause, Recital, Exhibit, Schedule or Attachment in a Loan Document are used for convenience and reference only and in no way define, limit or describe the scope or intent of, or in any way affect, such Loan Document.

1.5   DRAFTER.

      No inference against or in favor of any party to any Loan Document shall be drawn from the fact that such party or its counsel has drafted any portion of any Loan Document.

1.6   REFERENCES TO PERSONS INCLUDE PERMITTED SUCCESSORS AND ASSIGNS.

      Except as otherwise specified in a Loan Document, all references in such Loan Document to any Person, other than the Borrower or any of its Affiliates, shall be deemed to include the successors and assigns of such Person.

1.7   REFERENCES TO APPLICABLE LAW AND CONTRACTS.

      Except as otherwise specified in a Loan Document, all references in such Loan Document to any Applicable Law or contracts specifically defined or referred to therein, shall be deemed references to such Applicable Law or contracts as may be amended, restated, supplemented, con solidated or otherwise modified from time to time, or, in the case of any such contract, as the terms thereof may be waived or modified, but only in the case of each such amendment, waiver or modification of a contract, to the extent permitted by, and effected in accordance with, the terms thereof and hereof and only to the extent such amendment, waiver or modification of a contract is not prohibited by any of the Loan Documents.

1.8   HEREIN.

      The words "herein", "hereinabove", "hereinbelow", "hereof", "hereunder" and words of similar import, when used in a Loan Document, shall refer to such Loan Document as a whole.

1.9   INCLUDING WITHOUT LIMITATION.

      The words "includes", "including" and similar terms used in any Loan Document shall be construed as if followed by the words "without limitation".

1.10  GENDER.

      Whenever the context so requires, the neuter gender includes the masculine or feminine and the singular number includes the plural, and vice versa.

1.11  SINGULAR AND PLURAL.

      Any of the terms defined in a Loan Document may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

1.12  KNOWLEDGE.

      As used in this Agreement or in any other Loan Document, the phrases "TO THE BORROWER'S ACTUAL KNOWLEDGE", "TO THE KNOWLEDGE OF THE BORROWER" and any variations thereof shall mean, as of any date of determination and after inquiry that would be made by a prudent owner and manager of upscale full service hotels owning or managing such hotels for its own account, the actual knowledge or awareness, as of such date, of the persons who occupy the offices of Chairman of the Board, Chief Executive Officer, President, Chief Operating
Officer, Chief Financial Officer, Senior Executive Vice President-Finance,

Executive Vice President-Finance and Development, Senior Vice President-Operations and such other officers as shall from time to time perform the functions that are performed by the foregoing officers as of the date of this Agreement. The Borrower represents and warrants that the foregoing Persons have executive and administrative responsibility for the Borrower and its assets and, in the performance of their duties in the ordinary course of business, and that one or more of such Persons would customarily have knowledge of the matters referred to herein.


                                   SECTION 2
                  AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1   COMMITMENTS; LOANS; NOTES; THE REGISTER.

      A. COMMITMENTS. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of CapStar and the Borrower herein set forth, each Lender hereby severally agrees to lend to the Borrower, on the Funding Date, an amount equal to such Lender's Pro Rata Share of the aggregate amount of the Commitments, to be used for the purposes identified in subsection 2.5A. The amount of each Lender's Commitment and such Lender's Pro Rata Share is set forth opposite its name on SCHEDULE 2.1A annexed hereto and the aggregate amount of the Commitments is $50,000,000; PROVIDED, HOWEVER, that prior to the Funding Date the Commitments of the Lenders shall be adjusted to give effect to any assignments of the Commitments pursuant to subsection 9.1.

      Each Lender's Commitment shall expire immediately and without further action on the earlier of (i) the Funding Date (after giving effect to the making of the Loans on such date) and (ii) 5:00 P.M. (New York time) on December 31, 1996. The Borrower may make only one borrowing under the Commitments; PROVIDED, HOWEVER, that the Commitments may be terminated by the Borrower pursuant to subsection 2.4B(ii). Any amounts borrowed under this subsection 2.1A and subsequently repaid or prepaid may not be reborrowed.

      B. NOTICE OF BORROWING. When the Borrower desires to borrow the Loans under subsection 2.1A, the Borrower shall deliver to the Agent the Notice of Borrowing no later than 10:00 A.M. (New York time), at least three Business Days in advance of the Funding Date. The Notice of Borrowing shall contain the information specified in the form attached hereto as EXHIBIT II. The Borrower shall notify the Agent prior to the funding of the Loans in the event that any of the matters to which the Borrower is required to certify in the Notice of Borrowing is no longer true and correct as of the Funding Date, and the acceptance by the Borrower of the proceeds of the Loans shall constitute a re-certification by the Borrower, as of the Funding Date, as to the matters to which the Borrower is required to certify in the Notice of Borrowing.

      Except as otherwise provided in subsections 2.6B and 2.6C, the Notice of Borrowing for a Eurodollar Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to make the proposed borrowing in accordance therewith.

      C. DISBURSEMENT OF FUNDS. The Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make its Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of a default by any other Lender in that other Lender's obligation to make its Loan requested hereunder. After receipt by the Agent of the Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), the Agent shall promptly notify (and, if the Notice of Borrowing is received by the Agent by 10:00 A.M. (New York time) on any day, in any event by the end of such day) each Lender of the proposed borrowing. Each Lender shall make the amount of its Loan available to the Agent, in same day funds, at the office of the Agent located at One Bankers Trust Plaza, New York, New York, not later than 12:00 Noon (New York time) on the Funding Date in same day funds in Dollars. Upon satisfaction or waiver of the conditions precedent specified in subsections
3.1 and 3.2, the Agent shall make the proceeds of such Loans available to the Borrower on the Funding Date by causing an amount of same day funds equal to the proceeds of all such Loans received by the Agent from the Lenders to be transferred to an account designated in writing by the Borrower to the Agent.

      Unless the Agent shall have been notified by any Lender prior to the Funding Date that such Lender does not intend to make available to the Agent the amount of such Lender's Loan requested on the Funding Date, the Agent may assume that such Lender has made such amount available to the Agent on the Funding Date and the Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on the Funding Date. If such corresponding amount is not in fact made available to the Agent by such Lender, the Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the Funding Date until the date such amount is paid to the Agent, at the Federal Funds Effective Rate for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Agent together with interest thereon, for each day from the Funding Date until the date such amount is paid to the Agent, at the rate payable under this Agreement for Base Rate Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

D.    THE REGISTER.

               (i) The Agent shall maintain, at its address referred to in subsection 9.8, a register for the recordation of the names and addresses of the Lenders and the Commitment or outstanding Loan, as the case may be, of each Lender from time to time (the "REGISTER"). The Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

               (ii) The Agent shall record in the Register the Commitment or the outstanding Loan, as the case may be, of each Lender, and each repayment or prepayment in respect of the principal amount of the Loan of each Lender. Any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error; PROVIDED, HOWEVER, that failure to make any such recordation, or any error in such recordation, shall not affect the Borrower's Obligations in respect of the applicable Loans.

               (iii) Each Lender shall record on its internal records (including any promissory note described in subsection 2.1D(iv)) the amount of the Loan made by it and each payment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; PROVIDED, HOWEVER, that failure to make any such recordation, or any error in such recordation, shall not affect the Borrower's Obligations in respect of the applicable Loans; PROVIDED FURTHER, HOWEVER, that in the event of any inconsistency between the Register and any Lender's records, the recordations in the Register shall govern.

               (iv) Any Lender may, by notice to the Agent and the Borrower, request that all or part of the principal amount of the Borrower's Loan from such Lender here under be evidenced by a Note. Within three Business Days of the Borrower's receipt of such notice, the Borrower shall execute and deliver to the Agent for delivery to the appropriate Lender a Note in the principal amount(s) of such Loan, in the form of EXHIBIT I attached hereto, payable to the notifying Lender or, if so specified in such notice, any Person who is an assignee of such Lender pursuant to subsection 9.1.

E.    EXTENSION OF MATURITY DATE.

               (i) At any time prior to the date that is 180 days before December 31, 1999, the Borrower may deliver a written notice to the Agent requesting that the

      Maturity Date be extended from December 31, 1999 to December 31, 2000 and, if such notice is delivered, the Maturity Date shall be so extended provided that the following conditions are satisfied:

                     (a) as of December 31, 1999, no Event of Default or
               Potential Event of Default shall have occurred and be continuing and no event of default or potential event of default under the Senior Credit Agreement shall have occurred and be continuing and the Borrower shall have delivered to the Agent an Officers' Certificate certifying thereto;

                     (b) on or prior to December 31, 1999, the Borrower shall
               have paid to the Agent in immediately available funds, for distribution to the Lenders in accordance with their Pro Rata Shares, a fee equal to .25% of the aggregate principal of the Loans outstanding on December 31, 1999; and

                     (c) after giving effect to the proposed extension, no
               Indebtedness permitted pursuant to subsection 6.1(iv) or (v) shall mature prior to the date that is 91 days after the Maturity Date, as so extended, except to the extent expressly permitted by the second proviso contained in subsection 6.1(iv).

               (ii) If the Maturity Date has been extended pursuant to clause
      (i) above, at any time prior to the date that is 180 days before December 31, 2000, the Borrower may deliver a written notice to the Agent requesting that the Maturity Date be extended from December 31, 2000 to December 31, 2001 and, if such notice is delivered, the Maturity Date shall be so extended provided that the following conditions are satisfied:

                     (a) as of December 31, 2000, no Event of Default or
               Potential Event of Default shall have occurred and be continuing and no event of default or potential event of default under the Senior Credit Agreement shall have occurred and be continuing and the Borrower shall have delivered to the Agent an Officers' Certificate certifying thereto;

                     (b) on or prior to December 31, 2000, the Borrower shall
               have paid to the Agent in immediately available funds, for distribution to the Lenders in accordance with their Pro Rata Shares, a fee equal to .25% of the aggregate principal of the Loans outstanding on December 31, 2000; and

                     (c) after giving effect to the proposed extension, no Indebtedness permitted pursuant to subsection 6.1(iv) or (v) shall mature prior to the date that is 91 days after the Maturity Date, as so extended, except to the extent expressly permitted by the second proviso contained in subsection 6.1(iv).

                  (iii) If the maturity date of the Senior Credit Agreement is extended from September 30, 1999 to September 30, 2000 for any reason while any Loan remains outstanding, then the Maturity Date shall, subject to the provisions of the immediately following sentence, be automatically extended from December 31, 1999 to December 31, 2000 and if the maturity date of the Senior Credit Agreement is extended from September 30, 2000 to September 30, 2001 for any reason while any Loan is outstanding, then the Maturity Date shall, subject to the provisions of the immediately following sentence, be automatically extended from December 31, 2000 to December 31, 2001. Notwithstanding anything to the contrary contained in this subsection 2.1E(iii), the Maturity Date shall only be extended pursuant to the provisions of the immediately preceding sentence if at the time of any such extension, (i) the Borrower shall have paid the applicable extension fee referred to in subsection 2.1E(i)(b) or 2.1E(ii)(b), as the case may be, and (ii) no Event of Default or Potential Event of Default shall have occurred and be continuing and no event of default or potential event of default under the Senior Credit Agreement shall have occurred and be continuing.

2.2   INTEREST ON THE LOANS.

      A. RATE OF INTEREST. Subject to the provisions of subsections 2.2E, 2.6 and 2.7, the Loans shall bear interest on the unpaid principal amount thereof from the date made through the Maturity Date at a rate determined by reference to the Adjusted Eurodollar Rate; PROVIDED HOWEVER, that at all times during which this Agreement otherwise provides that a Loan shall be a Base Rate Loan, such Loan shall bear interest at a rate determined by reference to the Base Rate.

      Subject to the provisions of subsections 2.2E and 2.7, the Loans shall bear interest through the Maturity Date as follows:

            (i) if a Base Rate Loan, then at a rate equal to the sum of the Base Rate PLUS the Applicable Base Rate Margin; and

           (ii) if a Eurodollar Rate Loan, then at the sum of the Adjusted Eurodollar Rate PLUS the Applicable Eurodollar Rate Margin.

      From time to time upon the request of the Borrower with respect to any Loan, the Agent shall advise the Borrower of the interest rate applicable to such Loan. The Agent shall advise the Borrower of the amount of each interest payment in advance of each Payment Date in accordance with the customary procedures of the Agent with respect thereto, but the failure of the Agent to provide such advice accurately or timely shall not vary the obligation of the Borrower to pay the same in accordance with the terms of this Agreement.

      B. INTEREST PERIODS. In connection with each Eurodollar Rate Loan, the Borrower shall, pursuant to the Notice of Borrowing or the applicable Notice of Continuation, as the case may be, select an interest period (each an "INTEREST PERIOD") to be applicable to such Loan, which Interest Period shall be at the Borrower's option either a one, two, three or, if available, six month period; PROVIDED, HOWEVER, that:

            (i) the initial Interest Period for any Eurodollar Rate Loan shall commence on the Funding Date;

           (ii) each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

          (iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; PROVIDED, HOWEVER, that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

           (iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

            (v) no Interest Period with respect to any Eurodollar Rate Loan shall extend beyond the Maturity Date;

           (vi) there shall be no more than one Interest Period outstanding at any time; and

          (vii) in the event the Borrower either shall fail to specify an Interest Period for a Eurodollar Rate Loan in the Notice of Borrowing or in the applicable Notice of Continuation or shall fail to timely deliver a Notice of Continuation, the Borrower shall be deemed to have selected an Interest Period of one month.

      C. INTEREST PAYMENTS. Subject to the provisions of subsection 2.2E, interest on the Loans shall be payable monthly in arrears on and to each Payment Date, upon any prepayment of the Loans (to the extent accrued on the amount being prepaid) and at the Maturity Date.

      D. CONVERSION/CONTINUATION. Subject to the provisions of subsections 2.2E and 2.6, if any Eurodollar Rate Loan is to be made or continued on any date on which any Base Rate Loans are outstanding, each outstanding Base Rate Loan shall be automatically converted into a Eurodollar Rate Loan on such date and shall have the same Interest Period as the Eurodollar Rate Loan to be made or continued on such date.

      Upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, the Borrower shall continue such Loan as a Eurodollar Rate Loan. The Borrower shall deliver a Notice of Continuation to the Agent no later than 10:00 A.M. (New York time) at least three Business Days in advance of the proposed continuation date for the applicable Eurodollar Rate Loan. A Notice of Continuation shall specify (i) the proposed continuation date (which shall be a Business Day), (ii) the amount of the Eurodollar Rate Loan to be continued,
(iii) the requested Interest Period, and (iv) that no Potential Event of Default or Event of Default has occurred and is continuing. In lieu of delivering the above-described Notice of Continuation, the Borrower may give the Agent telephonic notice by the required time of any proposed continuation under this subsection 2.2D; PROVIDED, HOWEVER, that such notice shall be promptly confirmed in writing by delivery of a Notice of Continuation to the Agent on or before the proposed continuation date. Upon receipt of written or telephonic notice of any proposed continuation under this subsection 2.2D, the Agent shall promptly transmit such notice by telefacsimile or telephone to each Lender.

               Neither the Agent nor any Lender shall incur any liability to the Borrower or any of its Affiliates in acting upon any telephonic notice referred to above that Agent believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of the Borrower or for otherwise acting in good faith under this subsection 2.2D, and upon continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice the Borrower shall have effected a continuation, as the case may be, hereunder.

               Except as otherwise provided in subsections 2.2E, 2.6B and 2.6C, a Notice of Continuation for continuation of a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a continuation in accordance therewith.

      E. DEFAULT RATE INTEREST. During the continuation of any Event of Default, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due (other than any excess interest payable solely pursuant to this subsection 2.2E) and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy or insolvency laws) payable upon demand at a rate that is 3.0% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 3.0% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); PROVIDED, HOWEVER, that, in the case of Eurodollar Rate Loans, if such Event of Default is continuing, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective, such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 3.0% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Agent or any Lender.

      F. COMPUTATION OF INTEREST. Interest on the Loans shall be computed (i) in the case of Base Rate Loans, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan shall be excluded; PROVIDED, HOWEVER, that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

2.3   FEES.

      The Borrower agrees to pay to the Agent and the Lenders such fees in the amounts and at the times separately agreed upon in writing between the Borrower and the Agent and/or such Lenders.

2.4   REPAYMENTS AND PREPAYMENTS; GENERAL PROVISIONS REGARDING PAYMENTS.

      A. SCHEDULED PAYMENTS OF THE LOANS. On the Maturity Date, the Loans and all other Obligations shall be paid in full by the Borrower.

      B.       PREPAYMENTS AND TERMINATION OF COMMITMENTS.

            (i) VOLUNTARY PREPAYMENTS. The Borrower may, without prepayment charge or penalty (except as provided in subsection 2.6D), upon not less than one Business Day's prior written or telephonic notice, in the case of Base Rate Loans, and upon not less than three Business Days' prior written or telephonic notice in the case of Eurodollar Rate Loans, in each case confirmed in writing to the Agent (which notice the Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time prepay the

      Loans on any Business Day in whole (but not in part); PROVIDED, HOWEVER, that in the event a Eurodollar Rate Loan is prepaid on a day other than the last day of the Interest Period applicable thereto, such prepayment shall be accompanied by the payment of any amounts payable under subsection 2.6D. Notice of prepayment having been given as aforesaid, all of the Loans shall become due and payable on the prepayment date specified therein.

           (ii) VOLUNTARY TERMINATION OF COMMITMENTS. At any time prior to the Funding Date, the Borrower may, upon not less than three Business Days' prior written or telephonic notice confirmed in writing to the Agent (which notice the Agent will promptly transmit by telegram, telex or telephone to each Lender), at any time terminate the Commitments in whole (but not in part), without premium or penalty. The Borrower's notice to the Agent shall designate the date (which shall be a Business Day) of such termination and such termination of the Commitments shall be effective on the date specified in the Borrower's notice and shall terminate the Commitment of each Lender.

          (iii) MANDATORY REPAYMENTS OF LOANS FROM SALES OR OTHER DISPOSITIONS OF PROPERTIES AND FROM ANY CASUALTY OR TAKING OF PROPERTIES. In the event that subsection 6.15C or 6.15D is applicable, the Borrower shall be required to repay outstanding Loans as and to the extent required by such subsection 6.15C or 6.15D in connection with the sale or other permanent disposition of a Property or in connection with any casualty or Taking of a Property, as the case may be.

      C. APPLICATION OF PAYMENTS TO PRINCIPAL AND INTEREST. All payments in respect of the principal amount of the Loans shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of unpaid interest before application to principal.

      D.    GENERAL PROVISIONS REGARDING PAYMENTS.

            (i) MANNER AND TIME OF PAYMENT. All payments by the Borrower of principal, interest, fees and other Obligations hereunder and under the Notes and the other Loan Documents owed to Agent or any Lender shall be made in same day funds and without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Agent not later than 2:00 P.M. (New York time) on the date due at its office located at One Bankers Trust Plaza, New York, New York, for the account of the Lenders; funds received by the Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next succeeding Business Day.

           (ii) APPORTIONMENT OF PAYMENTS. Aggregate principal and interest payments shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to the Lenders' respective Pro Rata Shares. The Agent shall promptly distribute to each Lender, at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request, its Pro Rata Share of all such payments received by the Agent and the commit ment fee of such Lender when received by the Agent pursuant to subsection 2.3. Not withstanding the foregoing provisions of this subsection 2.4D(ii), if, pursuant to the provisions of subsection 2.6C, any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, the Agent shall give effect thereto in apportioning payments received thereafter.

          (iii) PAYMENTS ON BUSINESS DAYS. Whenever any payment to be made here under shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

           (iv) NOTATION OF PAYMENT. Each Lender agrees that before disposing of the Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; PROVIDED, HOWEVER, that the failure to make (or any error in the making of) a nota tion of any Loan made under such Note shall not limit or otherwise affect the obligations of the Borrower hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

            (v) DISTRIBUTION TO LENDERS. Any payment received by the Agent for distribu tion to the Lenders that is received by 2:00 P.M. (New York time) on any day shall be paid to the Lenders by the end of such day and, if such amounts are not paid to the Lenders on such date, shall bear interest, payable on demand, until paid to the Lenders at the Federal Funds Effective Rate for three Business Days and thereafter at the Base Rate.

2.5   USE OF PROCEEDS.

      A. LOANS. Subject to the other provisions of this Agreement, the proceeds of the Loans shall be applied by the Borrower for the acquisition of upscale full service hotels in the United States of America and, to the extent permitted by subsection 6.14B, Canada.

      B. MARGIN REGULATIONS. No portion of the proceeds of the Loans shall be used by any Loan Party or any of its Subsidiaries in any manner that might cause such borrowing to violate Regulation G, Regulation U, Regulation T or

Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the Funding Date.

2.6   SPECIAL PROVISIONS GOVERNING EURODOLLAR RATE LOANS.

      Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to the Eurodollar Rate Loans as to the matters covered:

      A. DETERMINATION OF APPLICABLE INTEREST RATE. As soon as practicable after 10:00 A.M. (New York time) on each Interest Rate Determination Date, the Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.

      B. INABILITY TO DETERMINE APPLICABLE INTEREST RATE; EXISTENCE OF DEFAULT. In the event that the Agent shall have determined in good faith (which determination shall absent mani fest error be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, the Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to Eurodollar Rate Loans until such time as the Agent noti fies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist and (ii) the Notice of Borrowing or any Notice of Continuation given by the Borrower with respect to the Loans in respect of which such determination was made shall be deemed to contain a request that such Loans be made as or converted to Base Rate Loans. Notwithstanding any thing to the contrary contained in this Agreement, no Loan may be made as, or converted into, a Eurodollar Rate Loan if an Event of Default or a Potential Event of Default has occurred and is continuing.

      C. ILLEGALITY OR IMPRACTICABILITY OF EURODOLLAR RATE LOANS. In the event that on any date any Lender shall have determined in good faith (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, govern mental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the interbank Eurodollar market, or the position of such Lender in that market, then, and in any such event, such Lender shall be an "AFFECTED LENDER" and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and the Agent of such determination (which notice the Agent shall promptly transmit to each other Lender). Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be with drawn by the Affected Lender (which withdrawal shall be promptly accomplished by such Affected Lender by notice to the Agent and the Borrower as soon as the circumstances causing such Affected Lender to be so classified no longer exist), (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by the Borrower to be made or continued hereunder, the Affected Lender shall make such Loan as, or convert such Loan to, as applicable, a Base Rate Loan, (c) the Affected Lender's obligation to maintain its outstanding Eurodollar Rate Loans (the "AFFECTED LOANS") shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms of this Agreement.

      D. COMPENSATION FOR BREAKAGE OR NON-COMMENCEMENT OF INTEREST PERIODS. The Borrower shall compensate each Lender, upon written request by that Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sus tain: (i) if for any reason (other than a default by that Lender or events described in subsection 2.6C above with respect to such Lender) a borrowing or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in the Notice of Borrowing or a Notice of Continuance, as applicable, or a telephonic request for borrowing, or a conversion to or contin uation of any Eurodollar Rate Loan does not occur on the date specified therefor, (ii) if any prepayment or conversion of any of its Eurodollar Rate Loans occurs on a date that is not the last day of an Interest Period applicable to that Loan,
(iii) if any prepayment (including any prepayment pursuant to subsection 2.4B(i) or subsection 2.4B(iii)) or other principal payment of any of its Eurodollar Rate Loans is not made by the Borrower on any date specified in a notice of prepayment given by the Borrower or (iv) as a consequence of any other default by the Borrower in the repayment of its Eurodollar Rate Loans when required by the terms of this Agreement.

      E. BOOKING OF EURODOLLAR RATE LOANS. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

      F. ASSUMPTIONS CONCERNING FUNDING OF EURODOLLAR RATE LOANS. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender located in the United States of America; PROVIDED, HOWEVER, that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the fore going assumptions shall be utilized only for the purposes of calculating amounts payable under this subsection 2.6 and under subsection 2.7A.

2.7   INCREASED COSTS; TAXES; CAPITAL ADEQUACY.

      A. COMPENSATION FOR INCREASED COSTS AND TAXES. Subject to the provisions of sub section 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall in good faith determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Agent) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any deter mination of a Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other Governmental Authority or quasi-governmental authority (whether or not having the force of law):

            (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender), with respect to this Agreement or any of its obligations hereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder;

           (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar
      Rate); or

          (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the interbank Eurodollar market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to the Borrower (with a copy to the Agent) a written statement setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this subsection 2.7A, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

      B.    WITHHOLDING OF TAXES.

            (i) PAYMENTS TO BE FREE AND CLEAR. All sums payable by the Borrower under this Agreement and the other Loan Documents shall be paid free and clear of and (except to the extent required by law) without any deduction or withholding on account of any Tax (excluding in the case of each Lender and the Agent, Taxes imposed on its income by a jurisdiction under the laws of which it is organized or in which its principal executive office is located or in which its applicable lending office for funding or booking its Loans hereunder is located) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of the Borrower or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

           (ii) GROSSING-UP OF PAYMENTS. If the Borrower or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by the Borrower to the Agent or any Lender under any of the Loan Documents:

                  (a) the Borrower shall notify the Agent of any such requirement or any change in any such requirement as soon as the Borrower becomes aware of it;

                  (b) the Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on the Borrower) for its own account or (if that liability is imposed on the Agent or such Lender, as the case may be) on behalf of and in the name of the Agent or such Lender;

                  (c) the sum payable by the Borrower in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

                  (d) within 30 days after paying any sum from which it is
            required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, the Borrower shall deliver to the Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

      PROVIDED, HOWEVER, that no such additional amount shall be required to be paid to any Lender under clause (c) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof) or after the date such Lender became a Lender pursuant to subsection 9.1 (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date of this Agreement (in the case of each Lender listed on the signature pages hereof) or at the date such Lender became a Lender pursuant to subsection 9.1 (in the case of each other Lender) as the case may be, in respect of payments to such Lender.

             (iii) U.S. TAX CERTIFICATES. Each Lender that is organized under the laws of any jurisdiction other than the United States of America or any state or other political subdivision thereof shall deliver to the Agent for transmission to the Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof) or on the date it becomes a Lender pursuant to subsection 9.1 (in the case of each other Lender), and at such other times as may be necessary in the determination of the Borrower or the Agent (each in the reasonable exercise of its discretion), such certifi cates, documents or other evidence, properly completed and duly executed by such Lender (including Internal Revenue Service Form 1001 or Form 4224 or any other certi ficate or statement of exemption required by Treasury Regulations Section

      1.1441-4(a) or Section 1.1441-6(c) or any successor thereto) to establish that such Lender is not subject to deduction or withholding of United States federal income tax under Sec tion 1441 or 1442 of the Internal Revenue Code or otherwise (or under any comparable provisions of any successor statute) with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents. The Borrower shall not be required to pay any additional amount to any Lender under clause (c) or perform with respect thereto under clause (d) of subsection 2.7B(ii) at any time during which such Lender shall have failed to satisfy the requirements of the immediately preceding sentence; PROVIDED, HOWEVER, that if such Lender shall have satisfied such requirements on the Closing Date (in the case of each Lender listed on the signature pages hereof) or on the date it becomes a Lender (in the case of each other Lender), nothing in this subsection 2.7B(iii) shall relieve the Borrower of its obligation to pay any additional amounts pursuant to clause (c) or perform with respect thereto under clause (d) of subsection 2.7B(ii) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in the immediately preceding sentence.

      C. CAPITAL ADEQUACY ADJUSTMENT. If any Lender shall have reasonably determined that the adoption, effectiveness, phase-in or applicability (after the date of this Agreement) of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, including any central bank or comparable agency charged with the interpretation or administra tion thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law (after the date of this Agreement)) of any such Governmental Authority, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loans or Commitment or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, appli cability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by the Borrower from such Lender of the statement referred to in the next sentence, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to the Borrower (with a copy to the Agent) a written state ment, setting forth in reasonable detail the basis of the calculation of such additional amounts, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.8   OBLIGATION OF THE LENDERS TO MITIGATE.

      Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering the Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under subsection 2.7, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, fund or maintain the Commitment of such Lender or the affected Loans of such Lender through another lending office of such Lender, or (ii) take such other measures as such Lender may deem reasonable, if as a result thereof the circum stances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to subsection 2.7 would be materially reduced and if, as determined by such Lender in its reason able judgment, the making, funding or maintaining of such Commitment or Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Commitment or Loans or the interests of such Lender; PROVIDED, HOWEVER, that such Lender will not be obligated to utilize such other lending office pursuant to this subsection 2.8 unless the Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other lending office as described in clause (i) above. A certificate as to the amount of any such expenses payable by the Borrower pursuant to this subsection 2.8 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to the Agent) shall be conclusive absent manifest error.

2.9   ACQUISITION OF PROPERTIES.

      A. ACQUISITION AND ADDITION OF POOL A PROPERTIES. The Borrower and its Wholly Owned Subsidiaries may make Acquisitions of one or more hotel properties (each, an "ADDITIONAL POOL A PROPERTY") as Pool A Properties; PROVIDED that, in any event:

            (i) such Additional Pool A Property shall be owned either by the Borrower or a Pool A Subsidiary; PROVIDED that such Subsidiary shall have executed a counterpart of the Affiliate Guaranty;

           (ii) each Additional Pool A Property shall include the entire fee interest or leasehold interest pursuant to a Ground Lease in an upscale full service hotel located in the United States of America and, to the extent provided in subsection 6.14B, Canada, and otherwise be of a type, quality and character consistent with the Borrower's business plan and strategy or, if not consistent, as approved by the Requisite Lenders, which approval may be granted, withheld, conditioned or delayed in the Requisite Lenders' sole discretion (provided that, so long as the Senior Credit Agreement is in effect, no such approval shall be required to the extent that such approval is granted under the Senior Credit Agreement and such Additional Pool A Property is otherwise an upscale full service hotel located in the United States of America and, to the extent provided in subsection 6.14B, in Canada);

          (iii) prior to the proposed Addition Date, the Borrower, at its expense, shall deliver to the Lenders the Property Information with respect to such Additional Pool A Property; and

           (iv) on or before the proposed Addition Date with respect to such Additional Pool A Property, the Borrower at its expense, shall deliver to the Lenders a statement of Property Gross Revenues and Operating Expenses and any other expenses with respect to such Additional Pool A Property for the 12 most recently completed calendar months ending not less than 30 days before such Addition Date, in reasonable detail satisfactory to the Agent and certified by the Authorized Officer of the Borrower to the effect provided in subsection 5.1(i), MUTATIS MUTANDIS, PROVIDED that such certificate may be based upon his or her knowledge, after reasonable inquiry.

      B. ACQUISITION OF POOL B PROPERTIES. So long as no Event of Default or Potential Event of Default has occurred and is continuing or would be caused thereby, any of the Pool B Subsidiaries may make Acquisitions of Pool B Properties; PROVIDED that:

            (i) each Pool B Property subject to such Acquisition shall include the entire fee or leasehold interest pursuant to a Ground Lease in an upscale full service hotel located in the United States of America and, to the extent permitted in subsection 6.14B, Canada and otherwise be of a type, quality and character consistent with the Borrower's business plan and strategy or, if not consistent, as approved by the Requisite Lenders, which approval may be granted, withheld, conditioned or delayed in the Requisite Lenders' sole discretion (provided that, so long as the Senior Credit Agreement is in effect, no such approval shall be required to the extent that such approval is granted under the Senior Credit Agreement and such Pool B Property is otherwise an upscale full service hotel located in the United States of America and, to the extent provided in subsection 6.14B, in Canada);

           (ii) at least 15 days before the proposed closing date of each such Acquisition, the Borrower, at its expense, shall deliver to the Lenders
      (1) the Property Information with respect to such Pool B Property that has not previously been delivered and (2) a statement of Property Gross Revenues and Operating Expenses and any other expenses with respect to such Pool B Property for the 12 most recently completed calendar months ending not less than 30 days before such closing date, in reasonable detail and certified by the Chief Executive Officer or the Chief Financial Officer of the Borrower to the effect provided in subsection 5.1(i), MUTATIS MUTANDIS, PROVIDED that such certificate may be based upon his or her knowledge, after reasonable inquiry;

          (iii) on or before such closing date, the Borrower or any of its Wholly Owned Subsidiaries (other than Pool B Subsidiaries) shall have entered into a Property Servicing Agreement with such Pool B Subsidiary and, in the event a Liquor License exists with respect to such Pool B Property or is acquired thereafter, and the Borrower shall reasonably determine that the same is necessary or advisable or same is required under the Senior Credit Agreement, the appropriate parties shall have entered into a Liquor Operation Servicing Agreement or a Liquor Lease;

           (iv) on or before such closing date, the Borrower, at its expense, shall deliver to the Agent, unless previously delivered to the Agent pursuant to subsection 6.7(ii), original counterparts to the Affiliate Guaranty executed by such Pool B Subsidiary; PROVIDED that such Pool B Subsidiary shall not be required to execute an Affiliate Guaranty if and so long as doing so would violate the provisions of any Pool B Indebtedness then owed by such Pool B Subsidiary; and

            (v) at no time shall a Pool B Subsidiary acquire and own more than one Pool B Property unless such Pool B Properties are acquired in a single transaction or series of related transactions.

      C. ATLANTA PROPERTY. Notwithstanding anything herein to the contrary, the Atlanta Property shall cease to be a Pool A Property and shall become a Pool B Property, in each case for all purposes under this Agreement at the time the Atlanta Property becomes a Pool B Property under the Senior Credit Agreement.

2.10  SALES OF POOL A PROPERTIES.

      At any time and from time to time after the Closing Date and prior to the date on which subsection 6.15C is applicable, the Borrower may effect the sale or other permanent disposition of a Pool A Property (or the Capital Stock of any Subsidiary owning a Pool A Property) only if the following terms and conditions are satisfied on the applicable Release Date:

            (i) the Borrower shall have delivered written notice to the Agent prior to the actual Release Date specifying such actual Release Date and such Pool A Property;

           (ii) no Event of Default shall have occurred and be continuing as of the date of the delivery of the notice pursuant to clause (i) above (other than an Event of Default or Potential Event of Default that pertains solely to the Pool A Property or portion thereof which is the subject of such Release or which is cured by such Release) and no Event of Default shall be continuing as of the Release Date after giving effect to such Release;

          (iii) concurrently with such Release, the borrowing base under the Senior Credit Agreement shall be reduced by an amount equal to the then applicable Property Amount with respect to such Pool A Property in effect immediately prior to giving effect to such Release;

           (iv) the Borrower shall concurrently prepay any outstanding loans under the Senior Credit Agreement in an amount equal to the Release Price in respect of such Pool A Property; and

            (v) the Borrower shall have delivered to the Agent for distribution to the Lenders an Officers' Certificate dated the Release Date, certifying as to the matters referred to in clauses (ii) through (iv) above or, to the extent applicable, to the matters set forth in the immediately following sentence.


                                   SECTION 3
                             CONDITIONS PRECEDENT

3.1   CONDITIONS TO CLOSING DATE AND EFFECTIVENESS OF COMMITMENTS.

      The occurrence of the Closing Date and the effectiveness of the Commitments of the Lenders is conditioned upon the prior or concurrent satisfaction, at the expense of the Borrower, of the conditions specified in this subsection 3.1, in each case as determined by the Agent:

      A. CORPORATE DOCUMENTS. Each Loan Party (other than any Partnership Loan Party or LLC Loan Party) and each corporate general partner of a Partnership Loan Party shall deliver or cause to be delivered to the Agent (with sufficient originally executed copies for each Lender and the Agent's counsel) the following, each unless otherwise noted dated the Closing Date:

               (i) to the extent such Loan Party is a party thereto, executed originals of this Agreement, the Affiliate Guaranty, the CapStar Guaranty and each other Loan Document to which it is a party;

              (ii) a certificate of the secretary or any assistant secretary of such Loan Party certifying that there have been no changes to its Certificate of Incorporation or ByLaws since September 30, 1996;

             (iii) resolutions of its Board of Directors approving and authorizing (a) the execution, delivery and performance of each Loan Document to which it is a party and (b) the consummation of the transactions contemplated hereby and thereby, in each case certified as of the Closing Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment;

             (iv) signature and incumbency certificates of its officers executing this Agreement and the other Loan Documents to which it is a party; and

             (v) a good standing certificate for CapStar and the Borrower from the Secretary of State of the State of Delaware dated not more than 7 days prior to the Closing Date.


      B. PARTNERSHIP AND LLC DOCUMENTS. Each Partnership Loan Party and each LLC Loan Party, as applicable, shall deliver to the Agent (with sufficient originally executed copies for each Lender and the Agent's counsel) the following, each unless otherwise noted dated the Closing Date:

               (i) to the extent such Loan Party is a party thereto, executed originals of this Agreement, the Affiliate Guaranty, a Note in favor of each Lender and each other Loan Document to which it is a party;

              (ii) with respect to each Partnership Loan Party, a certificate of each general partner of such partnership certifying that there have been no amendments or modifications to its partnership agreement or certificate of limited partnership since September 30, 1996 and that such partnership agreement and certificate of limited partnership are in full force and effect;

             (iii) with respect to each LLC Loan Party, a certificate of the manager of such LLC Loan Party certifying that there have been no amendments or modifications to its limited liability company agreement and its other organizational documents (including its Articles of Organization or Certificate of Formation) since September 30, 1996 and that such agreement and other organizational documents are in full force and effect;

              (iv) all documents of such Partnership Loan Party and its partners (to the extent required by the applicable organizational documents) or such LLC Loan Party and its members, as applicable, approving or authorizing (a) the execution, delivery and performance of the Affiliate Guaranty and any other Loan Documents to which it is a party, and (b) the consummation of the transactions contemplated hereby and thereby, each certified as of the Closing Date by the general partner of such Partnership Loan Party or other Loan Party; and

               (v) unless otherwise required to be delivered pursuant to subsection 3.1A(iv), signature and incumbency certificates of the Person(s) executing, on behalf of such partnership or limited liability company, as applicable, any Loan Documents to which such Partnership Loan Party or LLC Loan Party is a party.

      C. FINANCIAL STATEMENTS; CERTIFICATES. The Borrower shall have delivered to the Agent an Officers' Certificate of the Chief Executive Officer or the Chief Financial Officer of the Borrower certifying as to the following:

                (i) the delivery to the Agent of the financial statements referred to in subsection 4.3 on or before the Closing Date;

                (ii) as of the Closing Date, CapStar has a Market Equity Capitalization of not less than $200,000,000; and

                (iii) since September 30, 1996, no Material Adverse Effect has occurred.

       D. NO MATERIAL ADVERSE EFFECT. Since September 30, 1996, in the sole opinion of the Agent, no condition or event has occurred that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

      E. OPINIONS OF THE BORROWER'S COUNSEL. On the Closing Date, the Borrower shall have delivered to the Agent, its counsel and the Lenders (i) executed copies of each of the favorable written opinions of DeCampo, Diamond & Ash and Paul, Weiss, Rifkin, Wharton & Garrison, respectively, each counsel for the Borrower, which shall be substantially in the forms of EXHIBIT VII annexed hereto, with such changes as the Agent may approve and dated the Closing Date and (ii) evidence satisfactory to the Agent that the Borrower has requested such counsel to deliver such opinions to the Agent and its counsel and the Lenders.

       F. SOLVENCY CERTIFICATE. On the Closing Date, the Borrower shall have delivered to the Agent a solvency certificate in the form of EXHIBIT VIII annexed hereto and dated the Closing Date, which solvency certificate shall be executed by the Chief Financial Officer of CapStar.

       G. AMENDMENT TO THE SENIOR CREDIT AGREEMENT. On or prior to the Closing Date, the Borrower and the lenders under the Senior Credit Agreement shall have entered into an amendment to the Senior Credit Agreement with respect to, INTER

ALIA, the entering into by CapStar, the Borrower and the other Loan Parties of this Agreement and the other Loan Documents, and such amendment shall be in form and substance satisfactory to the Agent and the Lenders and shall be in full force and effect.

      H. NO ADVERSE LITIGATION. There shall not be pending or, to the knowledge of the Borrower, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting CapStar or any of its Subsidiaries or any property of CapStar or any of its Subsidiaries that has not been disclosed by the Borrower in writing pursuant to subsection 4.5 prior to the execution of this Agreement and that is reasonably likely to have a Material Adverse Effect, and there shall have occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, that, in either event, in the opinion of the Agent, is reasonably likely to have a Material Adverse Effect; and no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of the Loans hereunder.

       I. CONTINGENT OBLIGATIONS. The Agent and the Lenders shall have received and approved a list of all Contingent Obligations substantially in the form of
SCHEDULE 4.3B annexed hereto.

       J. PAYMENT OF FEES AND EXPENSES. The Borrower shall have paid to the Agent, for distribution (as appropriate) to the Lenders and the Agent, the fees payable pursuant to subsection 2.3 and the expenses payable pursuant to subsection 9.2.

      K. COMPLETION OF PROCEEDINGS. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by the Agent and its counsel shall be reasonably satisfactory in form and substance to the Agent and such counsel, and the Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as the Agent may reasonably request.

       L. OTHER DOCUMENTS. Each Loan Party shall have delivered to the Agent such other information and documents as the Agent may reasonably request.

3.2   CONDITIONS TO THE LOANS ON THE FUNDING DATE.

      The obligations of the Lenders to make the Loans on the Funding Date are subject to the following further conditions precedent:

      A. NOTICE OF BORROWING. The Agent shall have received before the Funding Date, in accordance with the provisions of subsection 2.1B, an originally executed Notice of Borrowing, in each case signed by the Chief Executive Officer, the Chief Financial Officer or the Treasurer of the Borrower or by any executive officer of the Borrower designated by any of the above-described officers on behalf of the Borrower in a writing delivered to the Agent.

      B.    OTHER CONDITIONS PRECEDENT.  As of the Funding Date:

            (i) the representations and warranties of the Loan Parties as contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of the Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;

           (ii) no event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by the Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default;

          (iii) no event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by the Notice of Borrowing that would constitute an event of default or a potential event of default under the Senior Credit Agreement;

           (iv) each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which this Agreement and the other Loan Documents provide shall be performed or satisfied by it on or before the Funding Date;

            (v) no order, judgment or decree of any arbitrator or Governmental Authority shall purport to enjoin or restrain any Lender from making the Loans to be made by it on the Funding Date and the making of the Loans requested on the Funding Date shall not violate any law including, without limitation, Regulation G, Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System;

           (vi) there shall not be pending or, to the knowledge of the Borrower, threat ened, any action, suit, proceeding, governmental investigation or arbitration against or affecting the Borrower of its Subsidiaries that has not been disclosed by the Borrower in writing pursuant to subsection 4.5 or 5.1(xi) prior to the making of the Loans and that would be reasonably likely to have a Material Adverse Effect, and there shall have occurred no development not so disclosed in any such action, suit, proceeding, govern mental investigation or arbitration so disclosed, that, in either event, in the opinion of the Agent, would be reasonably likely to have a Material Adverse Effect; and no injunc tion or other restraining order shall have been issued and no hearing to cause an injunc tion or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contem plated by this Agreement or the making of the Loans hereunder;

          (vii) since September 30, 1996, no condition or event shall have occurred that has had or could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect; and

         (viii) on, or within three Business Days prior to, the Funding Date, the Borrower shall have delivered to the Agent an Officers' Certificate certifying (and showing the respective calculations in reasonable detail to establish) that the ratio of Consolidated Total Indebtedness on the Funding Date (and after giving effect to the incurrence of the Loans on such date and the acquisition of the respective Pool A Properties on such date) to Consolidated EBITDA for the immediately preceding 12 consecutive full fiscal months is not greater than 5.50 to 1.00.


                                   SECTION 4
                        REPRESENTATIONS AND WARRANTIES

      In order to induce the Agent and the Lenders to enter into this Agreement and to make the Loans, each of CapStar and the Borrower represents and warrants to the Agent and the Lenders that, as of the Closing Date and the Funding Date the following statements in this Section 4 are true, correct and complete on the Closing Date and on the Funding Date, as the case may be.

4.1   ORGANIZATION, POWERS, QUALIFICATION, GOOD STANDING, BUSINESS AND
      SUBSIDIARIES.

      A. ORGANIZATION AND POWERS. Each Loan Party and each of its Subsidiaries (other than any Partnership Loan Party or any LLC Loan Party) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation (which jurisdiction is set forth on SCHEDULE 4.1A annexed hereto). Each such Loan Party and each such Subsidiary has the requisite corporate power and authority to own and operate its properties (including the Properties identified as being owned or leased by such Loan Party or such Subsidiary on SCHEDULE 4.4A1 and SCHEDULE 4.4A2 annexed hereto), to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents and each Acquisition Agreement to which it is a party, and to carry out the transactions contemplated hereby and thereby. Each Partnership Loan Party is a limited partnership duly formed and validly existing under the laws of its jurisdiction of organization (which jurisdiction is set forth on SCHEDULE 4.1A) and each Partnership Loan Party has all requisite partnership power and authority to own and operate its properties (including the Properties identified on SCHEDULE 4.4A1 and SCHEDULE 4.4A2 as being owned or leased by such Partnership Loan Party), to carry on its business as now conducted and proposed to be conducted, to enter into each Loan Document and each Acquisition Agreement to which it is a party and to carry out the transactions contemplated hereby and thereby and, in the case of the Borrower, to issue and pay the Notes. Each LLC Loan Party is a limited liability company duly formed and validly existing under the laws of its jurisdiction of organization (which jurisdiction is set forth on SCHEDULE 4.1A) and each LLC Loan Party has all requisite power and authority to own and operate its properties (including the Properties identified on SCHEDULE 4.4A1 and SCHEDULE 4.4A2 as being owned or leased by such LLC Loan Party), to carry on its business as now conducted and proposed to be conducted, to enter into each Loan Document and each Acquisition Agreement to which it is a party and to carry out the transactions contemplated thereby. The books and records of each Loan Party and each of its Subsidiaries reflect the properties and assets purported to be owned by such Loan Party or Subsidiary, as applicable.

      B. QUALIFICATION AND GOOD STANDING. Each Loan Party and each of its Subsidiaries is qualified to do business and in good standing in every jurisdiction necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The jurisdictions in which each Loan Party and each of its Subsidiaries owns property or otherwise conducts business as of the Closing Date are set forth on SCHEDULE 4.1B annexed hereto.

      C. CONDUCT OF BUSINESS. CapStar, the Borrower and each of their respective Subsidiaries are engaged only in the businesses permitted to be engaged in by them pursuant to subsection 6.14.

      D. SUBSIDIARIES. The Capital Stock of each of the Subsidiaries is duly and validly authorized and issued and (with the exception of partnership interests of general partners and except to the extent that the limited liability company agreements governing the respective limited liability companies provide otherwise) fully paid and nonassessable. All of the Subsidiaries of each Loan Party as of the Closing Date are identified on SCHEDULE 4.1A annexed hereto. The capital stock of each Person identified on SCHEDULE 4.1A is not Margin Stock.
SCHEDULE 4.1A correctly sets forth the ownership interests in each Loan Party (other than the Borrower) and each of its Subsidiaries as of the Closing Date. Except as set forth on SCHEDULE 4.1A, each Subsidiary of the Borrower is a Wholly Owned Subsidiary.

      E. ACQUISITIONS. Each Loan Party shall have the corporate, partnership or other applicable power to consummate each Acquisition to be consummated by it upon the consummation thereof, on the terms set forth in any applicable Acquisition Agreement or other operative agreement related to such Acquisition. Upon the consummation of any Acquisition, such Acquisition shall have been duly authorized by all necessary action of such Loan Party or Subsidiary, as the case may be.

4.2   AUTHORIZATION OF BORROWING, ETC.

      A. AUTHORIZATION OF BORROWING. The execution, delivery and performance of this Agreement and the other Loan Documents and each Acquisition Agreement to which each Loan Party is a party and the issuance, delivery and payment of the Notes have been duly authorized by all necessary corporate, partnership or other action on the part of each Loan Party, as the case may be.

      B. NO CONFLICT. The execution, delivery and performance by each Loan Party of each Loan Document and each Acquisition Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of law applicable to any Loan Party or any of its Subsidiaries, the Certificate of Incorporation or Bylaws, partnership agreement or other organizational document of any Loan Party or any of its Subsidiaries or any order, judgment or decree of any court or other agency of government binding on any Loan Party or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of any Loan Party, which default, individually or in the aggregate, could have a Material Adverse Effect,
(iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Loan Party or any of its Subsidiaries (other than Liens securing the obligations under the Senior Credit Agreement), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of any Loan Party the absence of which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, other than approvals or consents which will be or have been obtained on or before the Closing Date (or, in the case of an Acquisition, on or before the date such Acquisition is consummated) and disclosed in writing to the Agent and the Lenders.

      C. GOVERNMENTAL CONSENTS. Except as set forth on SCHEDULE 4.2C annexed hereto, the execution, delivery and performance by each Loan Party of each Loan Document and each Acquisition Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for (i) such of the foregoing which will have been made or obtained on or before the Closing Date (or, in the case of any Acquisition Agreement relating to an Acquisition, on or before the date of the closing of such Acquisition) and (ii) the recordings and filings required to perfect the Liens granted pursuant to the Senior Credit Agreement. As of the Closing Date, all consents or approvals from or notices to or filings with any federal, state, or other (domestic or foreign) regulatory authorities required to be obtained on or before such date in connection with the documents or transactions described or referred to in the preceding sentence will have been accomplished in all material respects in compliance in all material respects with all Applicable Laws. None of the transactions constituting the consummation of the transactions contemplated by this Agreement, the other Loan Documents and the Acquisition Agreements violates any Applicable Law or regulation in any respect, which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

      D. BINDING OBLIGATION. This Agreement is, and the other Loan Documents when executed and delivered hereunder will be, the legally valid and binding obligations of the applicable Loan Parties, enforceable against the applicable Loan Parties in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law) and subject to other qualifications, exceptions and assumptions such as are set forth in the various legal opinions delivered to the Agent in connection with such documents or other documents.

      E. VALID ISSUANCE OF COMMON STOCK. All the issued and outstanding Common Stock is duly and validly issued, fully paid and nonassessable.

      F. NEW YORK STOCK EXCHANGE LISTING. All outstanding shares of each class of Capital Stock of CapStar shall at all times be duly listed on the New York Stock Exchange, Inc. CapStar shall timely file all reports required to be filed by it with the New York Stock Exchange, Inc. and the Securities and Exchange Commission.

4.3   FINANCIAL CONDITION; CONTINGENT OBLIGATIONS.

      A. FINANCIAL CONDITION. The Borrower has heretofore delivered to the Agent, at the Agent's request, the unaudited consolidated balance sheet of CapStar and its Subsidiaries as at September 30, 1996 and the related consolidated statements of income, stockholders' equity and cash flows of CapStar and its Subsidiaries for the 12 months then ended. The statements referred to in the preceding sentence were prepared in conformity with GAAP and fairly present, in all material respects, the consolidated financial position of CapStar and its Subsidiaries as at the date thereof and the consolidated results of operations of CapStar and its Subsidiaries for the period then ended, subject to changes resulting from audit and normal year end adjustments and there are no material differences between such consolidated financial position and consolidated results of operations of CapStar and its Subsidiaries as presented in such consolidated financial statements and the consolidated financial position and consolidated results of operations of the Borrower and its Subsidiaries as at the date of such consolidated financial statements and for the period then ended. CapStar and its Subsidiaries do not (and will not following the extension of credit hereunder) have any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements, the notes thereto or SCHEDULE 4.3B annexed hereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries.

      B. CONTINGENT OBLIGATIONS. On the Closing Date, the Loan Parties and their respective Subsidiaries will not be directly or indirectly liable with respect to any Contingent Obligations other than as set forth on SCHEDULE 4.3B annexed hereto. SCHEDULE 4.3B sets forth all Investments made by the Loan Parties and their respective Subsidiaries and all Guaranties with respect to which the Loan Parties and their respective Subsidiaries are liable as of the Closing Date, including all such Investments and Guaranties that would be subject to subsections 6.3 and 6.4 if the same were made or incurred on or after the Closing Date.

4.4   PROPERTIES; AGREEMENTS; LICENSES.

      A. TITLE TO PROPERTIES; LIENS. Each of SCHEDULE 4.4A1 and SCHEDULE 4.4A2 correctly sets forth the interest of each Loan Party and each of its Subsidiaries in each of the Pool A Properties and Pool B Properties, respectively, as of the Closing Date. As of the Closing Date, there are no outstanding options, rights of first refusal, rights of first offer or similar rights to purchase or otherwise acquire such fee interest or leasehold interest, as the case may be, in any such Property, other than options and rights owned by Loan Party or Subsidiary thereof, as applicable. Such Loan Party or Subsidiary thereof, as applicable, has good and marketable fee simple title to, or a valid leasehold interest in, the Properties and good title to the remainder of its property purported to be owned by it, free and clear of all Liens, in each case except Permitted Encumbrances and Liens permitted pursuant to subsection 6.2A. All material fixtures, furnishings, attachments and equipment necessary for the operation, use and occupancy of each such Property have been installed or incorporated into such Property and each Loan Party or Subsidiary thereof, as applicable, is the sole owner of all of the same, free and clear of all chattel mortgages, conditional vendor's liens and other liens, and security interests other than Permitted Encumbrances and Liens permitted pursuant to subsection 6.2A. Except as heretofore disclosed in writing by the Borrower to the Agent, no tax liens have been filed against the Borrower or any of its Subsidiaries and/or any of their respective properties, including any Property, other than Liens for non-delinquent real property taxes.

      B. POOL A GROUND LEASES. Each of the Pool A Ground Leases and all amendments thereto that have been or will be entered into on or before the Closing Date are listed on SCHEDULE 4.4B annexed hereto. Such Pool A Ground Leases, as so amended, are in full force and effect; and no Person will have failed in any material respect to perform any material obligation or covenant or satisfy any condition required by such Pool A Ground Leases to be performed or complied with.

      C. POOL B DOCUMENTS. Each of the Pool B Documents and all amendments thereto that have been or will be entered into on or before the Closing Date are listed on SCHEDULE 4.4C annexed hereto. Such documents, as so amended, are in full force and effect; and no Person will have failed in any respect to perform any obligation or covenant or satisfy any condition required thereunder to be performed or complied with, except where failure to so comply will not then have had and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

      D. MANAGEMENT AGREEMENTS. Each of the Management Agreements and all amendments thereto that have been or will be entered into on or before the Closing Date are listed on SCHEDULE 4.4D annexed hereto. Each Material Management Agreement that has been or will be entered into on or before the Closing Date is in full force and effect; and no Person will have failed in any respect to perform any obligation or covenant or satisfy any condition required by the Management Agreements to be performed or complied with, except where failure to so comply will not then have had and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

      E. SERVICING AGREEMENTS. The Property Servicing Agreement with respect to each Property and, if a Liquor License exists with respect to such Property, the Liquor Operation Service Agreement with respect to such Property, in each case with all amendments thereto that have been or will be entered into on or before the Closing Date, are listed on SCHEDULE 4.4E annexed hereto. Such Servicing Agreements, as so amended, are in full force and effect; and no Person will have failed in any respect to perform any obligation or covenant or satisfy any condition required by such Servicing Agreements to be performed or complied with, except where failure to so comply will not then have had and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

      F. FRANCHISE AGREEMENTS. Each of the Franchise Agreements and all amendments thereto that have been or will be entered into on or before the Closing Date are listed on SCHEDULE 4.4F annexed hereto. Such Franchise Agreements, as so amended, are in full force and effect; and no Person will have failed in any respect to perform any obligation or covenant or satisfy any condition required by the Franchise Agreements to be performed or complied with, except where failure to so comply will not then have had and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

      G. MATERIAL LEASES. Each Material Lease with respect to each Property and all amendments thereto that have been or shall be entered into on or before the Closing Date are listed on SCHEDULE 4.4G annexed hereto. Such Material Leases, as so amended, shall be in full force and effect; and no Person will have failed in any respect to perform any obligation or covenant or satisfy any condition required by such Material Leases to be performed or complied with, except where failure to so comply will not then have had and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

      H. LIQUOR LICENSES. Each Liquor License issued in connection with each Property on or prior to the Closing Date is set forth on SCHEDULE 4.4H annexed hereto, each such Liquor License is validly issued and in full force and effect. The holder of each such Liquor License has the legal right to utilize each such Liquor License in connection with the operation of any restaurant, bar or other alcoholic beverage service located at the applicable Property.

4.5   LITIGATION; ADVERSE FACTS.

      Except as set forth in SCHEDULE 4.5 annexed hereto, as amended or supplemented from time to time, there is no action, suit, proceeding, arbitration or governmental investigation (whether or not purportedly on behalf of CapStar or any of its Subsidiaries) at law or in equity or before or by any Governmental Authority, or to the knowledge of CapStar and the Borrower, changes to Applicable Law, pending or, to the knowledge of CapStar and the Borrower, threatened against or affecting any Loan Party or any of its Subsidiaries, any Property or any other property of CapStar or any of its Subsidiaries that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No Loan Party nor any of its Subsidiaries is (i) in violation in any material respect of any Applicable Law or (ii) subject to or in default with respect to any Applicable Law in either case that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of CapStar and the Borrower, there are no pending or threatened actions, suits or proceedings to revoke, attack, invalidate, rescind or modify the zoning affecting any Property or any Authorizations heretofore issued with respect to any Property or asserting that such Authorizations or the zoning affecting any Property or any other property of any Loan Party or any of its Subsidiaries do not permit the continued use of such Property or property as contemplated by the Loan Documents. Except as set forth on SCHEDULE 4.5 annexed hereto, to the knowledge of CapStar and the Borrower, no Person has asserted any claimed violation of Applicable Laws arising from the operation, use or occupancy of the Properties which has not been cured which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.6   TAXES.

      A. PAYMENT OF TAXES. Except to the extent permitted by subsection 5.4 and as set forth on the financial statements delivered pursuant to subsections 3.1C and 4.3, all federal, state and material local Tax returns and reports relating to any Loan Party or any of its Subsidiaries or the Properties required to be filed have been timely filed, and all material Taxes, Impositions, assessments, fees and other governmental charges upon any Loan Party or any of its Subsidiaries or upon the Properties which are due and payable have been paid prior to delinquency. Neither CapStar nor the Borrower knows of any proposed Tax assessment against any Loan Party or any of its Subsidiaries or the Properties that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither any Loan Party nor any of its Subsidiaries (i) has executed or filed with the Internal Revenue Service or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Taxes, assessments, fees or other governmental charges or (ii) has any obligation under any written Tax sharing agreement or agreement regarding payments in lieu of Taxes (other than obligations pursuant to partnership agreements to make distributions of cash for the payment of taxes).

      B. CLASSIFICATION AS A PARTNERSHIP. Each of the Loan Parties that is a Partnership Loan Party or LLC Loan Party is properly classified as a partnership for federal income tax purposes.

4.7   PERFORMANCE OF AGREEMENTS; MATERIALLY ADVERSE AGREEMENTS.

      No Loan Party nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any Contractual Obligation, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as disclosed on SCHEDULE 4.7 annexed hereto and as provided in the Senior Credit Agreement, no Loan Party nor any of its Subsidiaries is a party to or otherwise subject to any agreement or instrument (other than the Loan Documents), any charge or other internal restriction or any Contractual Obligation which by its terms or effect (i) prohibits or restricts such Loan Party or Subsidiary from acquiring, loaning or disposing of any Property or other asset, or any interest therein, or acquiring or entering into, or providing any services under any Management Agreement or other management agreement or (ii) otherwise restricts the conduct by such Loan Party or any of its Subsidiaries of any business, except in each case where the consequences, direct or indirect, of any violation thereof could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as disclosed on SCHEDULE 4.7 annexed hereto, no Loan Party nor any of its Subsidiaries is a party to or is otherwise subject to any agreement or instrument, any charter or other internal restriction or any Contractual Obligation which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.8   GOVERNMENTAL REGULATION; SECURITIES ACTIVITIES.

      No Loan Party nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the

Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which could limit its ability to incur Indebtedness or which could otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

4.9   EMPLOYEE BENEFIT PLANS.

      A. ERISA. Each Loan Party, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed in all material respects their respective obligations under each Employee Benefit Plan. The sponsor of each Employee Benefit Plan (other than a Multiemployer Plan) which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a determination letter from the Internal Revenue Service concluding that such Employee Benefit Plan is so qualified, or has timely filed (or will timely file) an application for a determination letter with the IRS for such employee benefit plan and has not received an unfavorable determination, and to the knowledge of each Loan Party, each of its Subsidiaries and each of their respective ERISA Affiliates, no event has occurred, amendment been adopted or action been taken that would cause such Employee Benefit Plan to lose its qualified status.

      B. ERISA EVENT. With respect to each Employee Benefit Plan, other than a Multiemployer Plan, no ERISA Event has occurred or is reasonably expected to occur. With respect to each Multiemployer Plan, to the knowledge of each Loan Party, no ERISA Event has occurred or is reasonably expected to occur.

      C. UNFUNDED BENEFIT LIABILITIES. As of the most recent valuation date for any Pension Plan, the accumulated benefit obligation (calculated using reasonable actuarial assumptions employed by the Borrower's actuary for funding purposes) individually for any Pension Plan, or in the aggregate for all Pension Plans, does not exceed the assets of all such Pension Plans by more than $5,000,000 (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit obligations).

      D. POTENTIAL WITHDRAWAL LIABILITY. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential current liability of the Loan Parties, their Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential current liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, does not exceed $5,000,000.

4.10  CERTAIN FEES.

      No broker's or finder's fee or commission will be payable by any Loan Party or any of its Subsidiaries with respect to this Agreement or any of the transactions contemplated hereby (other than the fees payable pursuant to this Agreement), and the Borrower hereby indemnifies the Agent and the Lenders against, and agrees that it will hold the Agent and the Lenders harmless from, any claim, demand or liability for any such broker's or finder's fees or commissions payable by the Borrower alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

4.11  SOLVENCY.

      As of the Closing Date and as of the Funding Date, and after giving effect to the consummation of the other transactions contemplated by this Agreement and the other Loan Documents, as of the Closing Date and as of the Funding Date, with respect to each Loan Party and each of its Subsidiaries, (i) (a) the then fair saleable value of the property of such Person (including, without limitation, any rights to contribution from the other Loan Parties under the Loan Documents) is (y) greater than the total amount of liabilities (including contingent liabilities) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such person; (b) such Person's capital is (or will be, as the case may be), not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is (or will be, as the case may be), "solvent" within the meaning given that term and similar terms under Applicable Laws relating to fraudulent transfers and conveyances. For purposes of clause (i) of the preceding sentence, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

4.12  DISCLOSURE.

      No representation or warranty of any Loan Party contained in this Agreement and the other Loan Documents to which it is a party or in any other document, certificate or written statement furnished to the Agent or the Lenders by or on behalf of any Loan Party for use in connection with the transactions contemplated by the Loan Documents contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact (known to such Loan Party, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made or will be made, as the case may be. The projections and pro forma financial information contained in such materials are based or will be based upon good faith estimates and assumptions believed to be reasonable at the time made, it being recognized by the Agent and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ materially from the projected results. There is no fact known to CapStar or the Borrower (other than matters of a general economic nature) that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and that has not been disclosed in any of the Loan Documents and any of the Acquisition Agreements to which any Loan Party is a party as of the date hereof or in such other documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated hereby.

4.13  ZONING; AUTHORIZATIONS.

      A. ZONING. Except as set forth on SCHEDULE 4.13A annexed hereto, the use and operation by each Loan Party or any of its Subsidiaries, as applicable, of each Property as a commercial hotel with related uses, separate and apart from any other properties, constitutes a legal use under applicable zoning regulations (as the same may be modified by special use permits or the granting of variances) and complies in all material respects with all Applicable Laws and all applicable Insurance Requirements, and does not violate any Authorizations or other material approvals, material restrictions of record or any material agreement affecting any Property (or any portion thereof) to which such Loan Party or such Subsidiary is a party or by which such Loan Party, such Subsidiary or such Property (or portion thereof) is bound, except for violations and failures to comply which could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Except as set forth on SCHEDULE 4.13A annexed hereto, neither the zoning nor any right of access to or use of any Property is to any extent dependent upon or related to any real property other than such Property.

      B. AUTHORIZATIONS. There have been issued in respect of each Property all Authorizations necessary to own, operate, use and occupy such Property in the manner operated by the Loan Parties and their respective Subsidiaries, and their respective predecessors in interest, as of the Closing Date and contemplated by the Loan Parties and their respective Subsidiaries to be operated on and after the Closing Date (including any required permits relating to Hazardous Materials). CapStar and the Borrower have no knowledge that any Authorization necessary or required to own, operate, use and occupy any Property in the manner currently operated by the Tenants under any Material Lease and contemplated to be operated by the Tenants on and after the Closing Date (including any required permits relating to Hazardous Materials) has not been issued and is not in full force and effect, other than any such Authorizations which, if not obtained, could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No Loan Party nor any of its Subsidiaries nor, to the knowledge of CapStar and the Borrower, any prior owner thereof, has received any notice of violation or revocation thereof except for those which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.14  PHYSICAL CONDITION; ENCROACHMENT; CAPITAL EXPENDITURES.

      A. PHYSICAL CONDITION; ENCROACHMENT. Except as disclosed in any engineering reports or property improvement plans heretofore delivered pursuant to the Senior Credit Agreement, each Property is free of material structural defects and is in good repair (normal wear and tear excepted) and all building systems contained therein are in good working order in all material respects subject to ordinary wear and tear, except as disclosed in such engineering reports, and is free and clear of any damage that would affect materially and adversely the value of such Property or the use of such Property for its intended purposes. To the knowledge of CapStar and the Borrower, other than as described in any title policy and in any survey heretofore delivered pursuant to the Senior Credit Agreement, no Improvement at any Property encroaches upon any building line, setback line, side yard line or any recorded or visible easement.

      B. CAPITAL EXPENDITURES. SCHEDULE 4.14B annexed hereto sets forth, as of the Closing Date, a complete and accurate list of the capital expenditure or similar reserves required in respect of any Property pursuant to a Ground Lease, any agreement pursuant to which any of the Loan Parties and their respective Subsidiaries shall have incurred or may incur any Indebtedness or any other agreement, instrument or other document, other than the Loan Documents and the Senior Credit Agreement.

4.15  INSURANCE.

      All insurance required to be maintained by the Loan Parties and their respective Subsidiaries pursuant to this Agreement or any other Loan Document is in full force and effect in accordance with the terms thereof. As to each Property located in an area identified by the Federal Emergency Management Agency as having special flood hazards, if flood insurance is available, a flood insurance policy is in effect. All premiums have been paid with respect to each insurance policy required to be maintained by CapStar and its Subsidiaries pursuant to this Agreement or any other Loan Document. SCHEDULE 4.15 annexed hereto contains a complete and accurate description of all policies of insurance that will be in effect as of the Closing Date.

4.16  LEASES.

      There is no default or event which with notice or lapse of time or both would constitute a default under any of the provisions of any Material Lease affecting any Property that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No litigation is currently pending or has been threatened by any Tenant in connection with any Material Lease affecting any Property that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. All Material Leases and other Leases material to the operation of the Properties as hotels are in full force and effect, except to the extent such failure could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.17  NO CONDEMNATION OR CASUALTY.

      No condemnation or other like proceedings (including relocation of any roadways abutting any Property or change in grade of such roadways or denial of access to any Property) that has had, or could reasonably be expected to result in, a Material Adverse Effect, are pending and served nor, to the knowledge of CapStar and the Borrower, threatened against any Property in any manner whatsoever. No casualty has occurred to any Property that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.18  UTILITIES AND ACCESS.

      To the extent necessary for the full utilization of each Pool A Property in accordance with its current use, telephone services, gas, steam, electric power, storm sewers, sanitary sewers and water facilities and all other utility services are available to each Pool A Property, are adequate to serve each such Property, exist at the boundaries of the Land and are not subject to any conditions, other than normal charges to the utility supplier, which would limit the use of such utilities. All streets and easements necessary for the occupancy and operation of each Pool A Property are available to the boundaries of the Land. All necessary rights-of-way for all roads, which are sufficient to permit each Pool A Property to be utilized fully for its current use, have been completed and are serviceable, and, to the knowledge of CapStar and the Borrower, all public rights-of-way through or adjacent to the Pool A Properties have been acquired and dedicated and accepted for maintenance and public use by the applicable Governmental Authorities.

4.19  INTELLECTUAL PROPERTY.

      A. OWNERSHIP. The Loan Parties and their respective Subsidiaries own, or are licensed to use or otherwise have the lawful right to use, the Intellectual Property. Except as set forth on SCHEDULE 4.19A annexed hereto, all such Intellectual Property (other than rights under Franchise Agreements) is fully protected and duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filing or issuances, except where the lack of the lawful right to use such Intellectual Property could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, and all registered Intellectual Property and all pending applications and the jurisdictions in which such Intellectual Property is registered or will be registered on or before the Closing Date, and in each case the Loan Party holding rights therein, are identified in SCHEDULE 4.19A annexed hereto. Each of the license agreements, other than the Franchise Agreements, pursuant to which any Loan Party or any of its Subsidiaries has rights or will have rights on or before the Closing Date to use any material Intellectual Property as of the Closing Date is identified in SCHEDULE 4.19A annexed hereto. Each Loan Party and each of its Subsidiaries is in compliance with the material terms of each such license agreement to which it is a party and each such license agreement is in full force and effect, except where the failure to be in compliance or the failure to be in full force and effect (i) has not had and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) result in an Event of Default or Potential Event of Default hereunder.

      B. NO ADVERSE CLAIMS. (i) No claim has been asserted with respect to the use of any such Intellectual Property by the Loan Parties and their respective Subsidiaries or, to the knowledge of CapStar or the Borrower, by any other Person challenging or questioning the validity or effectiveness of any such Intellectual Property, and neither CapStar nor the Borrower knows of any valid basis for any such claim which, in either case, has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and (ii) the use of such Intellectual Property by each Loan Party and each of its Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liability on the part of any Loan Party or any of its Subsidiaries that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The consummation of the transactions contemplated by this Agreement will not in any manner or to any extent impair the ownership of (or the license to use, as the case may be) any of such Intellectual Property by any Loan Party or any of its Subsidiaries.

4.20  WETLANDS.

      Except as disclosed on SCHEDULE 4.20 annexed hereto, as of the Closing Date, none of the Improvements on any Property are constructed on land designated by any Governmental Authority having land use jurisdiction as wetlands.

4.21  LABOR MATTERS.

      There are no strikes or other labor disputes against any Loan Party or any of its Subsidiaries, pending or, to the knowledge of CapStar and the Borrower, threatened that have had or could reasonably be expected to have, either individually or in the aggregate, a Material

Adverse Effect. Hours worked by and payments made by any Loan Party or any of its Subsidiaries to their respective employees are not in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters.

4.22  EMPLOYMENT AND LABOR AGREEMENTS.

      Except as disclosed on SCHEDULE 4.22 annexed hereto, as of the Closing Date, there are no employment agreements covering management employees of any Loan Party or any of its Subsidiaries and there are no collective labor agreements covering any employees of any Loan Party or any of its Subsidiaries. Each Loan Party and each of its Subsidiaries is in compliance in all material respects with the terms and conditions of all such collective bargaining agreements.


                                   SECTION 5
                             AFFIRMATIVE COVENANTS

      Each of CapStar and the Borrower covenants and agrees that, from and after the Closing Date and so long thereafter as the Commitments hereunder shall remain in effect and until payment in full of the Loans and the other Obligations (other than indemnification obligations with respect to claims that have not been asserted at the time that the Loans and all other Obligations have been paid in full), each of CapStar and the Borrower shall perform and shall cause each of their respective Subsidiaries to perform all covenants in this
Section 5.

5.1   FINANCIAL STATEMENTS AND OTHER REPORTS.

      CapStar shall maintain and cause each of its Subsidiaries to maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated and consolidating financial statements in conformity with GAAP. The Borrower shall deliver to the Agent (for distribution to each Lender):

               (i) MONTHLY PROPERTY OPERATING STATEMENTS: as soon as available and in any event within 30 days after the end of each calendar month, commencing with respect to the calendar month ending December 31, 1996, a statement of Property Gross Revenues and Operating Expenses and any other expenses with respect to each Property separately, in each case for the 12 month period ending on the last day of such calendar month, in reasonable detail satisfactory to the Agent and certified by the Chief Executive Officer or the Chief Financial Officer of CapStar and the Borrower stating that, subject to normal adjustments following the preparation of the financial statements referred to below in clauses (ii) and (iii), respectively, (x) such statements of Property Gross Revenues and Operating Expenses and other expenses fairly present, in all material respects, the results of operations of the Properties indicated for the periods indicated and (y) all Operating Expenses and any other expenses with respect to each Property which have become due and payable as of the last day of the calendar month next preceding the delivery of such income statement have been fully paid or recognized by CapStar or any of its Subsidiaries;

              (ii) QUARTERLY FINANCIAL STATEMENTS OF CAPSTAR AND ITS
      SUBSIDIARIES: as soon as available and in any event within 50 days after the end of each calendar quarter of each calendar year, commencing with respect to the calendar quarter ending December 31, 1996, (a) the consolidated balance sheet of CapStar and its Subsidiaries as at the end of such calendar quarter and the related consolidated statements of income, stockholders' equity and cash flows of CapStar and its Subsidiaries for such calendar quarter and for the period from the beginning of the then current calendar year to the end of such calendar quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous year and the corresponding figures from the plan and financial forecast for the current year delivered pursuant to this subsection, and (b) the consolidating financial statements of CapStar and its Subsidiaries (including balance sheets and income statements segmenting any Subsidiaries of CapStar or groups of Subsidiaries of CapStar, as requested by the Agent in its reasonable discretion) together with any adjustments and/or eliminations needed to reconcile such Subsidiary financial statements to the consolidated financial statements of CapStar, all in reasonable detail (it being understood and agreed that, to the extent CapStar's quarterly report filed on Form 10-Q with the Securities and Exchange Commission for such period contains the foregoing information, such quarterly report shall be deemed to comply with the foregoing requirements) and certified by the Chief Executive Officer or the Chief Financial Officer of CapStar and the Borrower stating that (x) such consolidated and consolidating financial statements fairly present, in all material respects, the financial condition of CapStar and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and (y) except as noted, there are no material differences between such consolidated financial statements of CapStar and its Subsidiaries and the consolidated financial statements of the Borrower and its Subsidiaries with respect to such quarter;

             (iii) YEAR-END FINANCIAL STATEMENTS: as soon as available and in any event within 100 days after the end of each calendar year, commencing with respect to the calendar year ending December 31, 1996, (a) the consolidated balance sheet of CapStar and its Subsidiaries as at the end of such calendar year and the related consolidated statements of income, stockholders' equity and cash flows of CapStar and its Subsidiaries for such calendar year, setting forth in each case in comparative form the corresponding figures for the previous calendar year and the corresponding figures from the plan and financial forecast delivered pursuant to this subsection for the calendar year covered by such consolidated financial statements, (b) the balance sheets and related income statements of each Property, (c) the consolidating financial statements of CapStar and its Subsidiaries (including balance sheets and income statements segmenting any Subsidiaries of CapStar or groups of Subsidiaries of CapStar, as requested by the Agent in its reasonable discretion) together with any adjustments and/or eliminations needed to reconcile such Subsidiary financial statements to the consolidated financial statements of CapStar, all of the foregoing in reasonable detail and certified by the Chief Executive Officer or the Chief Financial Officer of CapStar and the Borrower stating that they present fairly, in all material respects, the financial condition of CapStar and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, and (d) in the case of the consolidated financial statements referred to in clause (a), a report thereon of KPMG Peat Marwick LLP or other independent accountants of recognized national standing selected by CapStar and reasonably satisfactory to the Agent (it being understood and agreed that any such other independent accountants of recognized national standing satisfactory to the agent under the Senior Credit Agreement (so long as same is in effect) shall be acceptable for purposes of this Agreement), which report shall be unqualified, shall express no doubts about the ability of CapStar and its Subsidiaries to continue as a going concern and shall state that such consolidated financial statements fairly present, in all material respects, the financial position of CapStar and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

              (iv) OFFICERS' AND COMPLIANCE CERTIFICATES: together with each delivery of financial statements of CapStar and its Subsidiaries pursuant to subdivisions (i), (ii) and (iii) above, (a) an Officers' Certificate of CapStar and the Borrower stating that (1) the signer has reviewed the terms of this Agreement and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of CapStar and its Subsidiaries during the accounting period covered by such financial statements, (2) such review has not disclosed the existence of any Event of Default or Potential Event of Default during or at the end of such accounting period, (3) the signer does not have knowledge of the existence as at the date of such Officers' Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action CapStar and the Borrower have taken, are taking and propose to take with respect thereto and (4) except for the minority interest reflected on the balance sheet of the Borrower, such financial statements do not differ in any material respect from the corresponding consolidated financial statements of the Borrower and its Subsidiaries; and (b) a

      Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the covenants set forth in subsection 6.6;

               (v) ACCOUNTANTS' CERTIFICATION: together with each delivery of financial statements of CapStar pursuant to subdivision (iii) above, a written statement by KPMG Peat Marwick LLP or other independent accountants of recognized national standing selected by CapStar and reasonably satisfactory to the Agent giving the report thereon (a) stating in substance that their audit examination has included a review of the terms of this Agreement and the other Loan Documents as they relate to accounting matters, and (b) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Potential Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; PROVIDED, HOWEVER, that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of their audit examination;

              (vi) ACCOUNTANTS' REPORTS: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to CapStar or any of its Subsidiaries by KPMG Peat Marwick LLP or any other independent accountants in connection with each annual, interim or special audit of the consolidated financial statements of CapStar and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

             (vii) RECONCILIATION STATEMENTS: if, as a result of any change in accounting principles and policies from those used in the preparation of the financial statements referred to in subsection 4.3, the consolidated financial statements of the CapStar and its Subsidiaries delivered pursuant to subdivisions (i), (ii) or (iii) of this subsection 5.1 differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then (a) together with the first delivery of financial statements pursuant to subdivision (i),
      (ii) or (iii) of this subsection 5.1 following such change, consolidated financial statements of CapStar and its Subsidiaries for (1) the current calendar year to the effective date of such change and (2) the two full calendar years immediately preceding the calendar year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to subdivision (i), (ii) or
      (iii) of this subsection 5.1 following such change, a written statement of the Chief Financial Officer or the Chief Executive Officer of CapStar and the Borrower setting forth the differences which would have resulted in the calculation of the covenants set forth in Section 6 if such financial statements had been prepared without giving effect to such change;

            (viii) EVIDENCE OF INSURANCE: together with the delivery of the statements pursuant to subsection 5.1(i), evidence reasonably satisfactory to the Agent that the monthly premiums with respect to the insurance required to be maintained pursuant to subsection 5.9 have been paid for the current month; PROVIDED that evidence previously delivered pursuant to this clause (viii) with respect to the prior payment of premiums for the current month need not be redelivered;

              (ix) SEC FILINGS AND PRESS RELEASES: promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by CapStar to its security holders, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by CapStar or the Borrower with the New York Stock Exchange, Inc., any other securities exchange or with the Securities and Exchange Commission or any Governmental Authority or private regulatory authority, and (c) all press releases and other statements made available generally by CapStar or any of its Subsidiaries to the public or to the securityholders of CapStar;

               (x) EVENTS OF DEFAULT, ETC.: promptly upon CapStar or the Borrower obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that the Agent or any Lender has given any notice or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to CapStar or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 7.1B, 7.1C, 7.1D, 7.1E, 7.1F, 7.1H or 7.1I, (c) of any condition or event that constitutes or may (upon the giving or receiving of notice or the lapse of time, later, or otherwise) constitute a default, a potential event of default or an event of default (in each case, as defined in the agreement or instrument creating, evidencing or governing any such Indebtedness) under or with respect to any Indebtedness (other than the Indebtedness hereunder) or any Pool B Obligation, or becoming aware that any agent, trustee, lender or security holder with respect thereto has given any notice or taken any other action with respect to such condition or event,
      (d) of any condition or event that would be required to be disclosed in a current report filed by CapStar with the Securities and Exchange Commission on Form 8-K (Items 1, 2, 4, and 6 of such Form as in effect on the date hereof) if CapStar were required to file such reports under the Exchange Act or (e) of the occurrence of any event or change that has had, or could reasonably be expected to have, either individually or in the aggregate, a

      Material Adverse Effect, an Officers' Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action CapStar and the Borrower have taken, are taking and propose to take with respect thereto;

              (xi) LITIGATION OR OTHER PROCEEDINGS: (a) promptly upon CapStar or the Borrower obtaining knowledge of (x) the institution of any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting CapStar or any of its Subsidiaries, or any property of CapStar or such Subsidiary (collectively, "PROCEEDINGS") not previously disclosed in writing by CapStar or the Borrower to the Lenders or (y) any material development in any Proceeding that, in any case:

                        (1) if adversely determined, could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; or

                        (2) seeks to enjoin or otherwise prevent the
            consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

      written notice thereof together with such other information as may be reasonably available to CapStar or the Borrower to enable the Agent and its counsel to evaluate such matters; and (b) within 20 days after the end of each calendar quarter of CapStar, a schedule of all Proceedings involving an alleged liability of, or claims against or affecting, CapStar and its Subsidiaries which, if adversely determined, could reasonably be expected to result in a money judgment in excess of $1,000,000 individually or $10,000,000 in the aggregate (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has accepted coverage), and promptly after request by the Agent, such other information as may be reasonably requested by the Agent to enable the Agent and its counsel to evaluate any of such Proceedings;

             (xii) ERISA EVENTS AND NOTICES: (a) promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action CapStar or any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; (b) with reasonable promptness, copies of all notices received by CapStar or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (c) with reasonable promptness following the Agent's reasonable request, (x) copies of any SCHEDULE B

      (Actuarial Information) filed by CapStar or any of its ERISA Affiliates with the Internal Revenue Service with respect to any Pension Plan and (y) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Agent shall reasonably request;

            (xiii) FINANCIAL PLANS: as soon as practicable and in any event no later than November 30 of each year, projected financial statements for each Property for the three next succeeding calendar years setting forth in detail each line item appearing in the form of financial statement set forth in SCHEDULE 5.1 annexed hereto, together with an explanation of the assumptions on which such forecasts are based, and such other information and projections as the Agent may reasonably request for any Property, all the Properties or CapStar or any of its Subsidiaries;

             (xiv) INSURANCE: as soon as practicable and in any event by the last day of each calendar year, a report in form and substance reasonably satisfactory to the Agent outlining all material insurance coverage maintained as of the date of such report by CapStar and its Subsidiaries or, in lieu thereof, copies of such policies, and a report as to all material insurance coverage planned to be maintained by CapStar and its Subsidiaries in the next succeeding calendar year to the extent varying from the description of that delivered or described;

              (xv) ENVIRONMENTAL AUDITS AND REPORTS: as soon as practicable following receipt thereof, copies of all environmental audits and reports, whether prepared by personnel of CapStar or any of its Subsidiaries or by independent consultants, with respect to material environmental matters at any Property or which relate to an Environmental Claim which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

              (xvi) BOARD OF DIRECTORS: with reasonable promptness, written notice of any change in the Board of Directors of CapStar;

            (xvii) REDUCTION OF PROPERTY AMOUNT OR PROPERTY EBITDA: promptly after the Borrower's acquiring actual knowledge of the same, an Officers' Certificate with respect to the occurrence or effectiveness of any event or condition (other than an event or condition that is affecting the hospitality business generally) that could reasonably be expected to cause the Property Amount or Property EBITDA with respect to any Property, as of any date of determination thereafter, to be reduced by more than the greater of (a) 10% as of such later date of determination or for any period and (b) $100,000; and

            (xviii)     OTHER INFORMATION:  with reasonable promptness, (a)
      information and other data revised to correct any erroneous information and other data previously delivered by CapStar or the Borrower to the Agent pursuant to this subsection 5.1 or included in any statement, report or certificate previously delivered by CapStar or the Borrower to the Agent pursuant to this subsection 5.1, together with such statement, report or certificate that shall have been revised to reflect such revised information and data, and (b) such other information and data with respect to the Loan Parties and their respective Subsidiaries, the Properties (separately and for all Properties), the Managed Properties, the Ground Leases and Leases, the Management Agreements and the assets and liabilities of the Loan Parties and their respective Subsidiaries, all in form reasonably satisfactory to the Agent, as from time to time may be reasonably requested by the Agent.

5.2   COMMON STOCK.

      CapStar shall (i) cause the Common Stock, and each class of preferred stock of the Borrower permitted by subsection 6.20B, to be and to remain at all times duly listed on the New York Stock Exchange, Inc. and (ii) file timely all reports required to be filed by CapStar with the New York Stock Exchange, Inc. and the Securities and Exchange Commission.

5.3   CORPORATE EXISTENCE; CORPORATE SEPARATENESS ETC.

      A. CORPORATE EXISTENCE. Except as permitted pursuant to subsection 6.7, each Loan Party shall, and shall cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its corporate, partnership or limited liability company existence and all Authorizations, rights and franchises material to its business.

      B. FINANCIAL MATTERS. The Borrower shall, and shall cause each of the Pool A Subsidiaries to, (i) maintain financial statements, payroll records, accounting records and other corporate records and other documents separate from each other and any other Person (other than the Borrower and the Pool A Subsidiaries, but including CapStar and the Pool B Subsidiaries); (ii) maintain its own bank accounts in its own name, separate from each other and any other Person (other than the Borrower and the Pool A Subsidiaries, but including CapStar and the Pool B Subsidiaries); (iii) pay its own expenses and other liabilities from its own assets and incur (or endeavor to incur) obligations to other Persons (other than the Borrower and the Pool A Subsidiaries, but including CapStar and the Pool B Subsidiaries) based solely upon its own assets and creditworthiness and not upon the creditworthiness of each other or any other Person (other than the Borrower and the Pool A Subsidiaries, but including CapStar and the Pool B Subsidiaries); and (iv) file its own tax returns or, if part of a consolidated group, join in the consolidated tax return of such group as a separate member thereof.

      C. INDEPENDENT BUSINESS. The Borrower shall manage the business of the Borrower and each Pool A Subsidiary independently from the business of CapStar and any other Person (other than the Borrower and the Pool A Subsidiaries) and in accordance with the best interest of the Borrower or such Pool A Subsidiary. The Borrower shall conduct the administrative activities of the Borrower and the Pool A Subsidiaries separately from the administrative activities of any other Person (other than the Borrower and the Pool A Subsidiaries, but including CapStar and the Pool B Subsidiaries). Any moneys earned by the Borrower or the Pool A Subsidiaries on their assets or proceeds of the sale of any of their assets shall be deposited in bank accounts separate from any of the assets of any other Person (other than the Borrower and the Pool A Subsidiaries, but including CapStar and the Pool B Subsidiaries), and no assets of the Borrower and the Pool A Subsidiaries shall become commingled with assets of such other Persons.

      D. BUSINESS DEALINGS. Each of CapStar and the Borrower shall hold itself out, and shall continue to hold itself out, to the public and to its creditors as a legal entity, separate and distinct from all other entities (other than, with respect to the Borrower, the Pool A Subsidiaries), and shall continue to take all steps reasonably necessary to avoid (i) misleading any other Person as to the identity of the entity with which such Person is transacting business or
(ii) implying that the Borrower is, directly or indirectly, absolutely or contingently, responsible (if such is not the case) for the Indebtedness or other obligations of any other Person. CapStar and the Borrower shall not permit any Pool B Subsidiary to imply that any other Loan Party or any of its Subsidiaries (other than such Pool B Subsidiary) is directly or indirectly, absolutely or contingently, responsible for the Indebtedness or other obligations of such Pool B Subsidiary.

5.4   TAXES AND CLAIMS; TAX CONSOLIDATION.

      A. TAXES AND CLAIMS. Each Loan Party shall, and shall cause each of its Subsidiaries to, pay or discharge or cause to be paid or discharged all Taxes and Impositions imposed upon any Loan Party or any of its Subsidiaries, or payable by any Loan Party or any of its Subsidiaries with respect to any Property or other assets or in respect of any of the franchises, business, income or other property of any Loan Party or any of its Subsidiaries before the same shall become delinquent and before any penalty accrues thereon, and will pay, discharge or otherwise satisfy or cause to be paid, discharged or otherwise satisfied at or before maturity or before they become delinquent, all Indebtedness, obligations and other claims (including claims for labor, supplies, materials and services that, if unpaid, might become a Lien on the property of any Loan Party or any of its Subsidiaries) of any Loan Party and its Subsidiaries; PROVIDED, HOWEVER, that no such charge or claim needs to be paid if (i) such charge or claim is being diligently contested in good faith by appropriate proceedings, (ii) reserves consistent with GAAP or otherwise consented to by the Agent shall have been made therefor by such Loan Party or such Subsidiary, (iii) none of any Loan Party, or any of its Subsidiaries, the Agent or any Lender could become subject to any civil fine or penalty not adequately reserved against (in the case of any Loan Party or Subsidiary thereof) or criminal fine or penalty, in each case as a result of non-payment of such charge or claim and
(iv) such contest has not had and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Each Loan Party shall, and shall cause each of its Subsidiaries to, deliver to the Agent all receipts evidencing the payment of all such Taxes and Impositions with respect to any Property and, upon written request by the Agent, all other Taxes, Impositions, assessments, levies, permits, fees, rents and other public charges imposed upon or in respect of or assessed against any Loan Party, any of its Subsidiaries or any of their respective properties or assets except for those being paid or contested as described in the provisos above.

      B. TAX CONSOLIDATION. Each Loan Party will not, and will not permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person other than CapStar and its Subsidiaries.

5.5   MAINTENANCE OF PROPERTIES; REPAIR.

      Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain or cause to be maintained each Property and all other material property in a manner consistent for upscale full service hotel properties and related property, and such other property, in each case of the same quality and character, and shall keep or cause to be kept every part thereof in good condition and repair, reasonable wear and tear excepted, and make all reasonably necessary repairs, renewals or replacements thereto as may be reasonably necessary to conduct the business of such Loan Party and its Subsidiaries.

5.6   INSPECTION.

      As often as may be reasonably requested, each Loan Party shall, and shall cause each of its Subsidiaries to, permit (i) any authorized representatives designated by the Agent or any Lender to visit and inspect any Property, and
(ii) any authorized representatives designated by the Agent to inspect the financial and accounting records, tenant leasing files and other manage ment books and records of such Loan Party or Subsidiary, and to make copies and take extracts therefrom, and to discuss its and their affairs, operations, finances and accounts with its and their officers, property managers and independent accountants; PROVIDED that each such visit, inspection and discussion shall be made upon reasonable notice and at such reasonable times dur ing normal business hours, with as little disruption of such party's business and operations as is reasonably practical.

5.7   COMPLIANCE WITH LAWS, AUTHORIZATIONS, ETC.

      Each Loan Party shall, and shall cause each of its Subsidiaries and all other Persons occupying any Properties to, comply in all material respects with the requirements of all

Applicable Laws. Each Loan Party shall, and shall cause each of its Subsidiaries to, keep all Authorizations which are from time to time required for the use and operation of each Pool A Property in full force and effect.

5.8   PERFORMANCE OF LOAN DOCUMENTS AND ACQUISITION AGREEMENTS.

      A. LOAN DOCUMENTS. Each Loan Party shall, and shall cause each of its Subsidiaries to, observe and perform, or cause to be observed and performed, all its covenants, agreements, conditions and requirements contained in each of the Loan Documents to which it is or will be a party in accordance with the terms thereof and will maintain the validity and effectiveness of such Loan Documents.

      B. ACQUISITION AGREEMENTS. Each Loan Party shall, and shall cause each of its Subsidiaries to, observe and perform, or cause to be observed and performed, all its material covenants, agreements, conditions and requirements contained in each of the Acquisition Agreements to which it is a party in accordance with the terms thereof and will maintain the validity and effectiveness of such Acquisition Agreements, the violation or invalidity of which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.9   INSURANCE.

      Each Loan Party shall provide or cause to be provided, for itself and each of its Subsidi aries, insurance (including appropriate self-insurance) against loss or damage of the kinds that, in the good faith judgment of the senior management of such Loan Party, are adequate and appropriate for the conduct of the business of the Loan Parties and such Subsidiaries in a prudent manner, with reputable and solvent insurers or with the government of the United States of America or an agency or instrumentality thereof, in such amounts, with such deductibles, and by such methods as shall be customary, in the good faith judgment of the senior management of such Loan Party, for companies similarly situated in the industry. Each Loan Party shall pay, and shall cause each of its Subsidiaries to pay, in a timely manner all premiums due in connec tion therewith. All insurance policies shall be issued by insurers doing business as admitted licensed carriers in the state where such Property is located, and shall be authorized and licensed to issue insurance in such state unless otherwise approved by the Agent in its sole discretion.

5.10  CASUALTY AND CONDEMNATION; RESTORATION.

      A. NOTICE OF CASUALTY. Upon the occurrence of any damage to or loss or destruction of all or any portion of any Pool A Property, whether or not covered by insurance, which will cost (or may reasonably be expected to cost) more than $500,000 to Restore, as reasonably determined by the Borrower and so certified in an Officers' Certificate delivered to the Agent, the Borrower shall promptly deliver to the Agent written notice of the same which shall, among other things, describe such casualty.

      B. NOTICE OF CONDEMNATION. The Loan Parties shall, and shall cause their respective Subsidiaries to, promptly deliver written notice to the Agent upon obtaining knowledge of the institution, or the proposed institution, of any bona fide action or proceeding for the Taking of all or any portion of any Pool A Property.

      C. REDUCTION OF BORROWING BASE; PAYMENT OF RELEASE PRICE. Except to the extent that subsection 6.15C is applicable, in the event of any casualty or Taking with respect to a Pool A Property, which will cost (or may reasonably be expected to cost) more than $500,000 to Restore, as reasonably determined by the Borrower and so certified in an Officers' Certificate delivered to the Agent, the Borrower shall elect by written notice delivered to the Agent as soon as practicable thereafter, but in any event before the earlier of (x) 10 days after the occurrence of such casualty or Taking and (y) the commencement of the Restoration of such Pool A Property, either:

                  (i) to remove the Pool A Property from the calculation of the borrowing base under the Senior Credit Agreement as required pursuant to the terms thereof, prepay any outstanding loans under the Senior Credit Agreement in an amount equal to the Release Price with respect to such Pool A Property and not Restore such Pool A Property;

                  (ii) to Restore such Pool A Property in a reasonably prudent and timely manner to the extent permitted (or not otherwise restricted) by the Senior Credit Agreement; or

                  (iii) to prepay any outstanding loans under the Senior Credit Agreement in an amount equal to the Release Price with respect to such Pool A Property and Restore such Pool A Property in a reasonably prudent and timely manner.

      5.11  MANAGEMENT OF PROPERTIES.

      The Borrower shall, or shall cause any of its Subsidiaries to, manage and operate the Atlanta Property and the Pool B Properties pursuant to Servicing Agreements in a commercially reasonable and prudent manner. No Person other than the Borrower or any Wholly Owned Subsidiary shall have substantial authority over the management and operation of any Property.

                                   SECTION 6
                              NEGATIVE COVENANTS

      Each of CapStar and the Borrower covenants and agrees that, so long as the Commitments hereunder shall remain in effect and until payment in full of the Loans and the other Obligations (other than indemnification obligations with respect to claims that have not been asserted at the time that the Loans and all other Obligations have been paid in full), CapStar and the Borrower shall perform and shall cause each of their respective Subsidiaries to perform all covenants in this Section 6.

6.1   INDEBTEDNESS.

      The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, create, incur, assume, Guarantee, refinance, exchange, refund or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

               (i) the Loan Parties and their respective Subsidiaries may become and remain liable with respect to the Obligations;

              (ii) the Loan Parties and their respective Subsidiaries may become and remain liable with respect to Interest Rate Agreements required pursuant to the terms of the Senior Credit Agreement (as in effect on the Closing Date);

             (iii) the Loan Parties and their respective Subsidiaries may become and remain liable with respect to intercompany Indebtedness owed to the Borrower or any of its Wholly Owned Subsidiaries that are Loan Parties;

              (iv) so long as at the time of incurrence, refinancing, exchange, amendment or refunding thereof (a) no Event of Default or Potential Event of Default has occurred and is continuing or would be caused thereby and
      (b) such incurrence, refinancing, exchange, amendment or refunding is permitted under the terms and provisions of all other Indebtedness and each agreement pursuant to which such other Indebtedness was incurred, the Borrower and its Subsidiaries may incur, refinance, exchange, amend or refund Indebtedness or become liable with respect to Guaranties in an aggregate principal amount not to exceed $10,000,000 at any time; PROVIDED that (x) no such Indebtedness (and, if applicable, any security into which such Indebtedness is convertible or for which it is exchangeable), whether upon the happening of any event (excluding the occurrence of an event of default, if such event of default has not then occurred) or otherwise, shall mature, become payable or require the payment of any principal amount thereof (or any other amount in lieu thereof) or be mandatorily redeemable, pursuant to a sinking fund or otherwise or redeemable at the option of the holder thereof, or be redeemed, purchased, retired or defeased (including in substance or legal defeasance) or paid voluntarily by or on behalf of any obligor thereunder, in any case in whole or in part, before the date that is 91 days after the Maturity Date and (y) no obligation that is guaranteed by any such Guaranty, whether upon the happening of any event (excluding the occurrence of an event of default, if such event of default has not then occurred) or otherwise, shall mature, become payable or require the payment of any amount thereof (or any other amount in lieu thereof) or be mandatorily redeemable, pursuant to a sinking fund or otherwise or redeemable at the option of the holder thereof, in any case in whole or in part, before the date that is 91 days after the Maturity Date; PROVIDED, HOWEVER, that the preceding proviso shall not be given effect with respect to any equipment lease (or series of related equipment leases) covering equipment having a value of less than $500,000 in the aggregate at the commencement of such lease (or series of leases);

               (v) so long as at the time of incurrence, refinancing, exchange or refunding thereof (a) no Event of Default or Potential Event of Default has occurred and is continuing or would be caused thereby and (b) such incurrence, refinancing, exchange, amendment or refunding is permitted under the terms and provisions of all other Indebtedness and each agreement pursuant to which such other Indebtedness was incurred, the Pool B Subsidiaries (other than a Pool B Subsidiary that has acquired or shall acquire any leasehold interests in Pool B Properties pursuant to the sale and leaseback transactions permitted by subsection 6.11), may incur, refinance, exchange, amend or refund Indebtedness in connection with the Acquisition or ownership of one or more Pool B Properties acquired in a single transaction or series of related transactions (as so incurred, refinanced, exchanged, amended or refunded, "POOL B INDEBTEDNESS"), in an aggregate principal amount not to exceed the lesser of (i) $50,000,000 for all Pool B Subsidiaries at any time and (ii) that amount which, when added to the sum of (1) the aggregate amount of all loans and letters of credit (including amounts drawn (and not reimbursed) under any letters of credit) outstanding under the Senior Credit Agreement at such time and (2) the aggregate maximum potential liability of the Borrower pursuant to guaranties of lease obligations permitted by subsection 6.4(vii) at such time, equals the Permitted Senior Credit Agreement Amount at such time; PROVIDED, HOWEVER, that (s) the aggregate outstanding principal amount of any such Pool B Indebtedness shall not at any time exceed 55% of the sum of the aggregate cash purchase price of such Pool B Properties PLUS the aggregate amount of expenditures actually made by such Pool B Subsidiary in connection with the Renovation of such Pool B Properties, (t) the ratio of Cash Available for Debt Service (determined with reference to the 12 most recently completed calendar months ending not less than 30 days before the date of such incurrence, refinancing, exchange, amendment or refunding) to Projected Interest Expense (determined with reference to the 12 complete calendar months commencing on the first day of the month following the date of such incurrence, refinancing, exchange or refunding) shall not be less than 1.60 to 1.00,
      (u) such Pool B Indebtedness of any Pool B Subsidiary (and, if applicable, any security into which such Indebtedness is convertible or for which it is exchangeable) shall not mature or require the scheduled payment of principal (or any other amount in lieu thereof) or be mandatorily redeemable, pursuant to a sinking fund or otherwise, or redeemable at the option of the holder thereof, or be redeemed, purchased, retired or defeased (including in substance or legal defeasance) or paid voluntarily by or on behalf of any obligor thereunder, in any case in whole or in part, before the date that is 91 days after the Maturity Date, except that such Indebtedness may require principal amortization calculated on a level pay basis over a term of not less than 15 years, (v) such Pool B Indebtedness shall be non-recourse to any Loan Party, any of its Subsidiaries and any Joint Venture in which it has an Investment (other than for any Guaranties provided with respect to customary carve-outs for environmental and "bad deed" indemnities), (w) such Pool B Indebtedness shall not be secured by (1) the assets of any Loan Party or any of its Subsidiaries (other than the Properties owned by such Pool B Subsidiary) or (2) the Transfer of or Lien on any Intellectual Property, (x) so long as (1) such Pool B Indebtedness has not been accelerated, (2) a receiver has not been appointed with respect to a related Pool B Property or (3) no other remedy is being exercised with respect to any collateral securing, or other property subject to, such Pool B Indebtedness, such financing does not preclude or limit the distribution of cash flow (after reserves for Capital Items, Taxes, insurance and other customary reserves) to the Borrower and its other Subsidiaries for the purposes set forth herein, (y) after giving affect to such transaction, the Borrower is in compliance with all of the provisions set forth herein and the other Loan Documents and (z) the Borrower shall have delivered to the Agent any Officers' Certificate demonstrating compliance with the provisions of this subsection 6.1(v) by the applicable Pool B Subsidiary in connection with such transaction; and

              (vi) the Loan Parties may become and remain liable with respect to their obligations under the Senior Credit Agreement, provided that the aggregate principal amount of loans and letters of credit (including amounts drawn (and not reimbursed) under any letter of credit) permitted to be outstanding at any time under the Senior Credit Agreement, when added to the sum of (1) the aggregate outstanding principal amount of all Pool B Indebtedness at such time and (2) the aggregate maximum potential liability of the Borrower pursuant to guaranties of lease obligations permitted by subsection 6.4(vii) at such time, shall not exceed the Permitted Senior Credit Agreement Amount at such time;

PROVIDED that the prohibition in clauses (iv) and (v) above against actually defeasing or voluntarily prepaying Indebtedness, in whole or in part, is not intended to prohibit, and shall not prohibit, the Borrower or any of its Subsidiaries from incurring, refinancing, exchanging, amending or refunding Indebtedness that by its terms entitles any Person to defease or voluntarily prepay such Indebtedness, in whole or in part.

      6.2   LIENS AND RELATED MATTERS.

      A. PROHIBITION ON LIENS. The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods, furniture, fixtures, equipment or accounts receivable) of CapStar or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any State or under any similar recording or notice statute, except:

               (i)      Permitted Encumbrances;

              (ii) Liens on a Pool B Property and related assets granted or assumed by a Pool B Subsidiary to secure the Pool B Obligations owed by the Pool B Subsidiary; PROVIDED, that such Liens encumber only the assets purchased, financed or refinanced with, or leased or otherwise used pursuant to the terms of, such Pool B Obligations; and

             (iii) Liens on FF&E granted to secure Indebtedness incurred pursuant to subsection 6.1(iv); PROVIDED that such Liens encumber only FF&E purchased, financed or refinanced with such Indebtedness.

      B. EQUITABLE LIEN IN FAVOR OF LENDERS. If any Loan Party or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of subsection 6.2A, the Borrower shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; PROVIDED, HOWEVER, that, notwithstanding the foregoing, this covenant shall not be construed as a consent by the Agent or any Lender to the creation or assumption of any such Lien not permitted by the provisions of subsection 6.2A.

      C. NO FURTHER NEGATIVE PLEDGES. Except with respect to (i) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a sale or other disposition of assets permitted hereunder, (ii) specific property subject to a Ground Lease,
(iii) Management Agreements (to the extent that the terms thereof prohibit the assignment of rights thereunder, but not any other rights or interests and otherwise consistent with industry practices) as security for the obligations of the Loan Parties under the Senior Credit Agreement or otherwise, (iv) any other agreement entered into in the ordinary course of business which by its terms restricts the assignment of rights thereunder (but not any other rights or interests and otherwise consistent with industry practices) as security for the obligations of the Loan Parties under the Senior Credit Agreement or otherwise and (v) the Senior Credit Agreement, the Loan Parties shall not and shall not permit any of their respective Subsidiaries to, directly or indirectly, enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets (including, without limitation, any interest in, or right to receive payments under, any of the Management Agreements), whether now owned or hereafter acquired except to the extent that Liens to secure the Obligations are excluded therefrom.

      D. NO RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS TO THE BORROWER OR OTHER SUBSIDIARIES. Except as provided in this Agreement, in the Senior Credit Agreement and the Pool B Documents (with respect to the related Pool B Subsidiaries and Pool B Properties), the Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to
(i) pay dividends or make any other distributions on any of such Subsidiary's capital stock or other equity interest owned by the Borrower or any other Subsidiary of the Borrower, (ii) repay or prepay any Indebtedness owed by such Subsidiary to the Borrower or any other Subsidiary of the Borrower, (iii) make loans or advances to the Borrower or any other Subsidiary of the Borrower, or
(iv) transfer any of its property or assets to the Borrower or any other Subsidiary of the Borrower, except for specific property encumbered to secure the payment of particular Indebtedness permitted hereunder.

6.3   INVESTMENTS AND CERTAIN CAPITAL EXPENDITURES.

      The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, make any Investment in any Person, including any Affiliate or Joint Venture, any expenditure to acquire any hotel or other real property or any expenditure to acquire, secure, extend, renew or modify any Management Agreement, except:

            (i) CapStar and its Subsidiaries may make Investments in cash or Cash Equivalents;

            (ii) the Borrower, Atlanta GP and Atlanta LP may (a) permit to exist the Investment in the Atlanta Airport Sub, (b) subject to subsection 6.5, purchase outstanding limited partner interests from other partners in the Atlanta Airport Sub and (c) subject to clause (viii) below, purchase outstanding limited partner interests from other limited partners in the Atlanta Airport Sub and make other Investments in the Atlanta Airport Sub;

            (iii) the Borrower, EAC and the Virginia Sub may (a) permit to exist the Investment in the Virginia Parking Sub, (b) subject to subsection 6.5, purchase outstanding general partner interests from other partners in the Virginia Parking Sub and (c) subject to clause (viii) below, purchase outstanding general partner interests from other general partners in the Virginia Parking Sub and make other Investments in the Virginia Parking Sub;

            (iv) CapStar may make equity Investments in the Borrower, and the Borrower and its Wholly Owned Subsidiaries may make equity and debt Investments in their respective Wholly Owned Subsidiaries for the acquisition, ownership, renovation, restoration, management, operation and disposition of Properties;

            (v) the Borrower and its Subsidiaries may make Acquisitions permitted pursuant to subsection 2.9;

            (vi) so long as no Event of Default has occurred and is continuing and no Event of Default or Potential Event of Default would be caused thereby, the Borrower and its Subsidiaries may acquire real property that is contiguous with any Property for use in the expansion of such Property, PROVIDED that the aggregate purchase price for such real properties, measured on a cumulative basis from the Closing Date, shall not exceed $10,000,000;

            (vii) so long as no Event of Default or Potential Event of Default has occurred and is continuing or would be caused thereby, the Borrower and its Subsidiaries may acquire and own not more than two debt Securities (other than the Atlanta Note) at any time, which debt Securities shall be secured exclusively by first priority mortgages encumbering 100% of the fee interest on hotel properties; PROVIDED that the aggregate purchase price for such debt Securities shall not exceed $30,000,000; and

            (viii)so long as no Event of Default or Potential Event of Default has occurred and is continuing or would be caused thereby, the Borrower and the Pool A Subsidiaries may make and own equity or debt Investments in, or acquire and own equity or debt Securities issued by, the Atlanta Airport Sub, the Virginia Parking Sub and not more than ten other Joint Ventures or other Persons (other than a Wholly Owned Subsidiary of the Borrower); PROVIDED that (a) either (1) the sole purpose of such Joint Venture or other Person (other than the Virginia Parking Sub) is to acquire, own, Renovate, restore, manage, operate and dispose of upscale, full-service hotels in the United States of America and, to the extent permitted by subsection 6.14B, Canada or (2) such equity or debt Securities are registered under the Exchange Act; (b) the aggregate amount of such Investments in, or the aggregate purchase price of such Securities issued by, each such

      Joint Venture or other Person (other than the Atlanta Airport Sub and the Virginia Parking Sub) shall not exceed $2,000,000 at any time and the aggregate amount of such Investments in, or the aggregate purchase price of such Securities issued by, all such Joint Ventures or other Persons (other than the Atlanta Airport Sub and the Virginia Parking Sub) shall not exceed $20,000,000 at any time; (c) the sum of (1) the aggregate principal amount of the Indebtedness of such Joint Venture or other Person and, in either case, the Subsidiaries thereof PLUS (2) the purchase price of any equity Investment made in, or Securities issued by, such Joint Venture or other Person (other than the aggregate amount of such Investments, or the aggregate purchase price of such Securities issued by the Atlanta Airport Sub or the Virginia Parking Sub as of the date of this Agreement) and, in either case, its Subsidiaries that are preferred in right or priority of payment (including any mandatory redemption or redemption at the option of the holder) to any such investment or Securities (other than a priority right to receive a return on Investment of up to 25% per annum) shall at no time exceed 60% of the greater of (x) the undepreciated book value of all properties owned or leased by such Joint Venture or other Person and, in either case, the Subsidiaries thereof and (y) the fair market value of all such properties and asset, as reasonably determined by the Borrower as of the respective dates of acquisition thereof; (d) the Joint Venture or other Person in which such Investment is made or by which such Securities are issued shall not be an Affiliate of more than four other Joint Ventures or other Persons in which Investments are made or owned or whose Securities are acquired or owned pursuant to this subsection 6.3(viii), and the Investment made in or Securities issued by each such Joint Venture or other Person shall neither be secured by the assets of more than four other Joint Ventures or other Persons in which Investments are made or owned or whose Securities are acquired or owned pursuant to this subsection 6.3(viii) nor cross-defaulted to Investments in or Securities issued by more than four other Joint Ventures or other Persons in which Investments are made or whose Securities are acquired pursuant to this subsection 6.3(viii); PROVIDED, HOWEVER, that (I) without the approval of the Agent, but subject to all the other limitations set forth in this subsection 6.3(viii) (other than the requirement in clause (a) above that the hotels be upscale, full-service hotels), the Borrower and its Wholly Owned Subsidiaries (other than the Pool B Subsidiaries) may make and own Investments in, or acquire and own equity or debt Securities issued by, Joint Ventures and other Persons if the aggregate amount of such Investments in, or the aggregate purchase price of such Securities issued by, each such Joint Venture or other Person shall not at any time exceed $500,000 and the aggregate amount of such Investments in, or the aggregate purchase price of such securities issued by, all such Joint Ventures or other Persons shall not at any time exceed $2,500,000, (II) without the approval of the Agent, the Borrower and its Wholly Owned Subsidiaries (other than the Pool B Subsidiaries) may make Investments described in clause (iv) of the definition of "Investments" and the provisions of clauses (a) and (c) above shall not be given effect with respect to such Investments, PROVIDED that, with the approval of the Agent, in its sole discretion (provided that, so long as the Senior Credit Agreement is in effect, no such approval shall be required to the extent that such approval is granted under the Senior Credit Agreement), the Borrower and its Wholly Owned Subsidiaries (other than Pool B Subsidiaries) may make such Investments and the provisions of clauses (a), (c) and (d) above shall not be given effect, and (III) with respect to Investments in, or the acquisition of Securities issued by, a Joint Venture or other Person that shall be identified in writing to and approved in writing by the Lenders before the Closing Date, the provisions of clause (b) above shall not be given effect and the percentage amount in clause (c) above shall be increased from 60% to 75%;

PROVIDED that (A) the aggregate amount of the consideration or Investment, as the case may be, paid by the Borrower and the Pool A Subsidiaries to acquire the real property, acquire the Securities and make the Investments and expenditures referred to in clauses (vi), (vii) and (viii) above shall not exceed $60,000,000 at any time, (B) except as provided to the contrary in sub clauses (I) and (II) to the proviso to clause (vii) above, each such expenditure and acquisition or Investment referred to in clauses (vi), (vii) and (viii) above shall be approved by the Agent, in its sole discretion; and (C) each such Acquisition referred to in clause (iii) above from a person that is an Affiliate or 5% stockholder of any of the Loan Parties (other than other Loan Parties) or any entity in which such Person has an equity or debt Investment shall be approved by a majority of the independent directors of the board of directors of CapStar and by the Agent, which approval shall not be unreasonably withheld, conditioned or delayed (provided that, so long as the Senior Credit Agreement is in effect, no such approval by the Agent shall be required to the extent that such approval is granted under the Senior Credit Agreement).

      For the purpose of this subsection 6.3 and without limiting any other method of making an Investment, the Borrower and its Subsidiaries shall be deemed to make an Investment in each Investment owned by a Person at the time such Person becomes a Subsidiary of the Borrower or any of its Subsidiaries.

6.4   CONTINGENT OBLIGATIONS.

      The Loan Parties shall not and shall not permit any of their respective Subsidiaries to, directly or indirectly, create or become liable with respect to any Contingent Obligation, except that:

               (i) the Borrower and its Subsidiaries may become liable with respect to Contingent Obligations in respect of the Obligations and the Indebtedness, Investments and Contingent Obligations in respect of which the Borrower and the Pool A Subsidiaries are permitted by subsections 6.1,
      6.3 and 6.4 (other than pursuant to this clause (i)) to become liable;

              (ii) CapStar and its Subsidiaries may become liable with respect to Contingent Obligations in respect of Senior Indebtedness subject to the limitations set forth in subsections 6.1(ii) and (vi);

             (iii) the Borrower and its Subsidiaries may become liable with respect to indemnification agreements and Guaranties (whether now existing or hereafter entered into) with respect to performance, surety and similar bonds or guaranties of completion provided in the ordinary course of business consistent with past practices in respect of the Restoration or Renovation of any Property, but excluding any such bonds with respect to any hotel property that is not then a Property, in an aggregate maximum amount not at any time exceeding $25,000,000 MINUS the sum, without duplication, of (1) the Letter of Credit Usages that shall have been used, issued or made for or in connection with the Restoration of the Properties or the Renovation of Properties subject to subsection 7.16, in each case that shall have been commenced but not completed, PLUS (2) the aggregate amount of expenditures for the Restoration of Properties or the Renovation of Properties subject to subsection 6.16, in each case that shall have been commenced but not completed;

              (iv) the Borrower and the Pool A Subsidiaries may become liable to make Investments permitted by, and in accordance with the terms of, subsection 6.3;

               (v) such of the Borrower and its Subsidiaries as are specified on
      SCHEDULE 4.3B annexed hereto may be liable (a) with respect to the Contingent Obligations set forth on such Schedule, in each case in the aggregate amount not greater than the maximum estimated amount specified thereon with respect to such Continent Obligation and (b) with respect to modifications to any such Contingent Obligation either (1) that do not increase either the maximum possible amount, or the maximum estimated amount thereof, or both, in each case as specified on each list, add any obligors with respect thereto or increase, decrease or otherwise vary the liabilities of the existing obligors with respect thereto or (2) that increase either the maximum possible amount or the maximum estimated amount thereof, or both, in each case as specified on such list, add any obligors with respect thereto or increaser, decrease or otherwise vary the liabilities of the existing obligors;

              (vi) the Borrower and its Subsidiaries may become liable with respect to other Contingent Obligations in an aggregate amount (not less than zero) at any time not greater than the amount by which $10,000,000 is greater than the amount referred to in clause (iii) of this subsection 6.4 at such time; and

             (vii)      the Borrower may guaranty obligations of its Pool B

      Subsidiaries under leases related to sale and lease-back transactions permitted pursuant to subsection 6.11; PROVIDED that (a) the maximum aggregate potential liability of the Borrower pursuant to such guaranties (whether for regularly scheduled lease payments, any amount due in connection with the termination or expiration of any lease or any other amount payable in connection with such leases) shall not exceed the lesser of (i) $5,000,000 at any time and (ii) that amount which, when added to the sum of (1) the aggregate amount of all loans and letters of credit (including amounts drawn (and not reimbursed) under any letter of credit) outstanding under the Senior Credit Agreement at such time, equals the Permitted Senior Credit Agreement Amount at such time; and PROVIDED FURTHER, that the Borrower shall have obtained the Agent's prior written approval of (x) the terms of the applicable lease (and each supplement thereto and amendment or modification thereof), (y) the identity of lessor and (z) the property subject to such sale and lease-back transaction (provided that, so long as the Senior Credit Agreement is in effect, no such approval shall be required to the extent that such approval is granted under the Senior Credit Agreement).

6.5   RESTRICTED JUNIOR PAYMENTS.

      The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, declare, order, pay, make, give or publish notice or fix a date in respect of or set apart any sum for any Restricted Junior Payment, enter into an agreement or make any commitment to effect any of the foregoing or take any other similar action in furtherance of or otherwise in connection with the foregoing; PROVIDED, HOWEVER, that, so long as no Event of Default or Potential Event of Default has occurred or is continuing, the Loan Parties may make any of the following payments:

               (i) commencing on January 1, 2000, the Loan Parties may make Restricted Junior Payments in respect of equity Securities, including payments in respect of limited partner interests in the Borrower that shall not be beneficially owned by CapStar or CapStar Sub); PROVIDED that
      (a) the aggregate amount of Restricted Junior Payments pursuant to this clause (i) during any calendar year shall not exceed an amount equal to 25% of Consolidated Net Income for the immediately preceding calendar year and (b) no payments of principal, or any redemption, purchase or defeasance, of any Indebtedness of CapStar and its Subsidiaries shall be permitted pursuant to this clause (i);

              (ii) the Atlanta Airport Sub may make distributions to its partners in accordance with the Atlanta Partnership Agreement; PROVIDED that such distributions are made (x) pursuant to Section 5.1, 5.2 or 13.2 of the Atlanta Partnership Agreement in accordance with the provisions thereof in effect on the date of this Agreement and (y) with respect to Cash Flow from Operations and Capital Proceeds (in each case as defined in the Atlanta Partnership Agreement on the date of this Agreement); and

             (iii) the Loan Parties may make Restricted Junior Payments in an aggregate amount (measured on a cumulative basis from the Closing Date) not to exceed $25,000,000 pursuant to the conversion, exercise or redemption of the Preferred Limited Partner Interests.

6.6   FINANCIAL COVENANTS.

      A. MAXIMUM CONSOLIDATED TOTAL INDEBTEDNESS. CapStar and the Borrower shall not permit at any time Consolidated Total Indebtedness to exceed the lesser of
(i) 60% (or, if CapStar has an offering of its equity Securities after the Closing Date, 55%) of the sum of (a) Consolidated Total Indebtedness at such time PLUS (b) the Market Equity Capitalization of CapStar at such time and (ii) 65% (or, if CapStar has an offering of its equity Securities after the Closing Date, 60%) of the sum of (y) Consolidated Total Indebtedness at such time PLUS
(z) Net Worth of CapStar at such time.

      B. MINIMUM INTEREST COVERAGE. As of the last day of any calendar quarter ending during any of the periods set forth below, CapStar and the Borrower shall not permit the ratio of Consolidated EBITDA to Consolidated Interest Expense to be less than the correlative ratio indicated for the periods set forth below (such amounts to be determined with reference to the preceding 12-month period ending on such last day and to be adjusted to the extent required by the respective provisos to the definition of Property EBITDA):

           ===========================  ===========================
                                                  MINIMUM
                                                 INTEREST
                     PERIOD                   COVERAGE RATIO
           ---------------------------  ---------------------------
           Closing Date through                2.00 to 1.00
           December 31, 1997
           ---------------------------  ---------------------------
           January 1, 1998 through             2.40 to 1.00
           December 31, 1998
           ---------------------------  ---------------------------
           January 1, 1999 through             2.70 to 1.00
           December 31, 1999
           ---------------------------  ---------------------------
           January 1, 2000 through             2.90 to 1.00
           December 31, 2000
           ---------------------------  ---------------------------
           January 1, 2001 through the         3.15 to 1.00
           Maturity Date
           ===========================  ===========================

      C. MAXIMUM TOTAL DEBT LEVERAGE RATIO. As of the last day of any calendar quarter ending during any of the periods set forth below, CapStar and the Borrower shall not permit the ratio of Consolidated Total Indebtedness to Consolidated EBITDA to exceed the correlative ratio indicated for the periods set forth below (Consolidated Total Indebtedness to be determined as of such last day, and Consolidated EBITDA to be determined with reference to the preceding 12-month period ending on such day):


             ===========================  ===========================
                                                    MAXIMUM
                                                   LEVERAGE
                       PERIOD                        RATIO
             ---------------------------  ---------------------------
             Closing Date through                5.50 to 1.00
                June 30, 1997
             ---------------------------  ---------------------------
             July 1, 1997 through                5.25 to 1.00
                September 30, 1997
             ---------------------------  ---------------------------
             October 1, 1997 through             5.00 to 1.00
                March 31, 1998
             ---------------------------  ---------------------------
             April 1, 1998 through               4.75 to 1.00
                June 30, 1998
             ---------------------------  ---------------------------
             July 1, 1998 through                4.50 to 1.00
                September 30, 1998
             ---------------------------  ---------------------------
             October 1, 1998 through             4.25 to 1.00
                December 31, 1999
             ---------------------------  ---------------------------
             January 1, 2000 through             4.00 to 1.00
                December 31, 2000
             ---------------------------  ---------------------------
             January 1, 2001 through the         3.75 to 1.00
                Maturity Date
             ===========================  ===========================

6.7   FUNDAMENTAL CHANGES.

      The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, alter the legal structure of any Loan Party or any of its Subsidiaries, to incorporate or otherwise organize any Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or make or permit any Transfer or acquire by purchase or otherwise, directly or indirectly, all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person, make any Acquisition, acquire or enter into any management agreement with respect to any hotel property or Transfer any Property, except that, from time to time after the Closing Date:

             (i) the Loan Parties and their Subsidiaries may lease space in Improvements and in accordance with subsection 6.5(vi) of the Senior Credit Agreement (as in effect on the Closing Date) remove, sell or otherwise dispose of items of collateral under the Senior Credit Agreement and other property;

            (ii) the Borrower and any Wholly Owned Subsidiary (other than a Pool A Subsidiary or a Pool B Subsidiary) may incorporate or otherwise organize one or more Subsidiaries; PROVIDED that (a) before the Subsidiary shall conduct any business or acquire any asset, the Borrower shall deliver to the Agent (1) information reflecting the incorporation or other organization of such Subsidiary, and (2) an originally executed counterpart to the Affiliate Guaranty (except as may be provided to the contrary in subsection 2.9B), (b) the legal and tax structure of each such Subsidiary shall be approved by the Agent, which approval shall not be unreasonably withheld, conditioned or delayed (provided that, so long as the Senior Credit Agreement is in effect, no such approval shall be required to the extent that such approval is granted under the Senior Credit Agreement); PROVIDED FURTHER that, with respect to the restrictions on the tax and legal structure of a Pool B Subsidiary, such structure may include features intended by the Borrower to make such Pool B Subsidiary "bankruptcy-remote" and (c) no Pool B Subsidiary shall at any time (1) incur, assume or otherwise become liable for any Indebtedness or Contingent Obligation except as permitted by subsections 6.1 and 6.4, or
      (2) incur, assume or otherwise become liable for any other liability or indebtedness except in the ordinary course of business (PROVIDED that, in any event, each such liability or obligation shall be non-recourse to each Loan Party, its Subsidiaries and the Joint Ventures in which it has an Investment, in each case other than such Pool B Subsidiary) or as shall have been approved by the Requisite Lenders in their sole discretion;

            (iii) the Loan Parties and their respective Subsidiaries may make Acquisitions to the extent permitted by, and in accordance with, subsections 2.9A and 2.9B;

            (iv) the Loan Parties and their respective Subsidiaries may Transfer Properties to the extent permitted by, and in accordance with, subsection 6.15B or 6.15C, as applicable;

             (v) the Loan Parties and their respective Subsidiaries may acquire or enter into Management Agreements and Servicing Agreements with respect to hotel properties to the extent permitted by, and in accordance with, subsection 5.11 or 6.17;

            (vi) the Loan Parties may make Investments and acquisitions of real property to the extent permitted by, and in accordance with, subsection 6.3;

            (vii) the Loan Parties and their respective Subsidiaries may dissolve one or more Inactive Subsidiaries and one or more other Subsidiaries upon the Transfer of all or substantially all their respective assets in a single transaction or series of transactions not prohibited by subsection 6.15B or 6.15C, as applicable.

      Notwithstanding anything to the contrary contained in this Agreement, if any Subsidiary of CapStar after the date hereof guaranties the obligations of the Borrower under the Senior Credit Agreement then such Subsidiary shall contemporaneously execute a counterpart to the Affiliate Guaranty.

6.8   ZONING AND CONTRACT CHANGES AND COMPLIANCE.

      Without the prior written approval of the Agent, which approval shall not be unreasonably withheld, conditioned or delayed (provided that, so long as the Senior Credit Agreement is in effect, no such approval shall be required to the extent that such approval is granted under the Senior Credit Agreement), the Loan Parties shall not and shall not permit any of their respective Subsidiaries to initiate or consent to any zoning reclassification of any property or seek any material variance under any existing zoning ordinance or use or permit the use of any Property in any manner that could result in such use becoming a non-conforming use (other than a non-conforming use permissible under automatic grandfathering provisions) under any zoning ordinance or any other applicable land use law, rule or regulation. The Loan Parties shall not and shall not permit any of their respective Subsidiaries to initiate or consent to any change in any laws, requirements of Governmental Authorities or obligations created by private contracts and Material Leases which now or hereafter could reasonably be likely to materially and adversely affect the ownership, occupancy, use or operation of any Property without the prior written consent of the Agent (provided that, so long as the Senior Credit Agreement is in effect, no such approval shall be required to the extent that such approval is granted under the Senior Credit Agreement).

6.9   NO JOINT ASSESSMENT; SEPARATE LOTS.

      Without the prior written approval of the Agent, which approval may be granted, withheld, conditioned or delayed in its sole discretion (provided that, so long as the Senior Credit Agreement is in effect, no such approval shall be required to the extent that such approval is granted under the Senior Credit Agreement), the Loan Parties shall not suffer, permit or initiate, and shall not permit any of their respective Subsidiaries to suffer, permit or initiate, the joint assessment of any Property (i) with any other real property constituting a separate tax lot (other than another Property) and (ii) with any portion of any Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any Taxes which may be levied against any such personal property shall be assessed or levied or charged to any Property as a single lien. Each Property is comprised of one or more parcels, each of which, to the knowledge of the Borrower, constitutes a separate tax lot (except with respect to any lot constituting another Property) and none of which constitutes a portion of any other tax lot.

6.10  TRANSACTIONS WITH AFFILIATED PERSONS.

      The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property, the rendering of any service or the making of any Investment or Guaranty, or the amendment, restatement, supplement or other change of, or waiver or failure to enforce any obligations under, any agreement) with any holder of 5% or more of any class of equity Securities of the Borrower or CapStar or any Affiliate of the Borrower or CapStar unless the terms thereof are not less favorable to such Loan Party or Subsidiary, as the case may be, than those that might be obtained in a comparable transaction at the time on an arms-length basis from Persons who are not such a holder or Affiliate; PROVIDED, HOWEVER, that this subsection 6.10 shall not apply to (x) any transaction between the Borrower and any of its Wholly Owned Subsidiaries that are Loan Parties or between any of its Wholly Owned Subsidiaries that are Loan Parties,
(y) any transaction listed on SCHEDULE 6.10 annexed hereto (but not any amendment, restatement, supplement or other change of, or waiver or failure to enforce any obligations under, any agreement related thereto) and (z) the terms and conditions of the compensation paid to any such holder or Affiliate in his or her capacity as a director or employee of such Loan Party or Subsidiary that shall be approved by a majority of the independent directors of CapStar or by a majority of independent directors on a committee of the Board of Directors of CapStar having at the time two or more independent directors.

6.11  SALES AND LEASE-BACKS.

      The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, enter into any arrangement with any Person providing for the leasing by any Loan Party or any of its Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by any Loan Party or any of its Subsidiaries to such Person in contemplation of such leasing, unless, with respect to a Pool B Property (including any Pool A Property Released in connection with a sale and lease-back transaction permitted pursuant to this subsection 6.11):

             (i) the Loan Parties and their respective Subsidiaries shall comply with the conditions set forth in subsection 2.9B with respect thereto;

            (ii) after giving effect to the proposed transaction, the aggregate number of Properties subject to such sale and lease-back transactions shall not exceed three;

            (iii) the leasehold interests in each subject Property shall be held by a separate Pool B Subsidiary of the Borrower unless such leasehold interests were acquired in the same transaction or series of related transactions;

            (iv) the obligations of each such Pool B Subsidiary (including obligations under the related leases) may be secured by the assets of such Pool B Subsidiary but shall not be secured by the assets of, or otherwise recourse to, the Borrower or any of the Borrower's other Subsidiaries; provided, that the Borrower may guaranty such obligations to the extent permitted by subsection 6.4(vii);

             (v) no such Pool B Subsidiary may incur any Pool B Indebtedness or become liable with respect to any Guaranty or other Contingent Obligation with respect to the same;

            (vi) the Borrower would not be in default, as of the date of such leasing, of subsection 6.6C if Consolidated Total Indebtedness were to increase by an amount equal to the Attributable Indebtedness with respect to such sale and lease-back arrangement; and

            (vii) the aggregate amount of Attributable Indebtedness with respect to all sale and lease-back transactions permitted by this subsection 6.11 does not exceed $60,000,000 at any time.

      A sale and lease-back transaction with respect to a Property permitted by this subsection 6.11 shall be deemed to be a sale or other permanent disposition of such Property for all purposes of this Agreement.

6.12  SALE OR DISCOUNT OF RECEIVABLES.

      The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, sell with recourse or, except in the ordinary course of business and consistent with past practices, discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable.

6.13  OWNERSHIP OF SUBSIDIARIES.

      Except as expressly permitted pursuant to subsections 6.7(ii) and 6.15B or 6.15C, as applicable, (i) the Loan Parties shall not permit any of their respective Wholly Owned Subsidiaries to cease to be Wholly Owned Subsidiaries, except to qualify directors if required by Applicable Laws or permit Investments by foreign nationals mandated by Applicable Law; PROVIDED that, notwithstanding anything to the contrary contained in this Agreement, Atlanta GP shall not cease to be the sole general partner of the Atlanta Airport Sub and Atlanta LP shall not own a lesser percentage of outstanding limited partner interests in the Atlanta Airport Sub than it owns as of the date hereof and (ii) the Borrower shall not cease to be a Subsidiary of CapStar and the financial statements of the Borrower shall not cease to be consolidated with the financial statements of CapStar in accordance with GAAP.

6.14  CONDUCT OF BUSINESS; RESTRICTIONS ON OPERATIONS IN CANADA.

      A. CONDUCT OF BUSINESS. The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, do the following:

             (i) engage in any business other than (a) the acquisition, ownership, Renovation, Restoration, management, operation and disposition of Properties that are upscale full service hotels located in the United States of America and, to the extent permitted by subsection 6.14(B), Canada, excluding, without limitation, the Development of real property,
      (b) the management of Managed Properties that are hotels located in the United States of America and Canada and (c) any business that is ancillary, in purpose and extent, to any business referred to in the preceding clauses (a) and (b) (including, for the purpose of this clause
      (c), the ownership of a parking facility by the Virginia Parking Sub); PROVIDED that (x) CapStar shall not engage in any business other than being the sole general partner of the Borrower and the sole stockholder of CapStar Sub and (y) CapStar Sub shall not engage in any business other than being a limited partner of the Borrower; or

            (ii) enter into any Material Lease or other agreement, or take any other action, if such Material Lease or such other action would materially change the business conducted at any Property, including any such Material Lease, agreement or other action, that would convert or reposition any Property into any hotel other than an upscale full service hotel.

      B. RESTRICTIONS ON OPERATIONS IN CANADA. Neither CapStar nor any of its Subsidiaries shall make an Acquisition of any Property located in Canada or make an Investment pursuant to subsection 6.3(viii) of a Security issued by a Person that owns, manages or operates a hotel in Canada if, after giving effect to such proposed Acquisition or Investment, the aggregate amount expended by CapStar and its Subsidiaries (as of any applicable date of determination) with respect to Properties located in Canada or such Investments is greater than an amount equal to 15% of the aggregate amount of the commitments under the Senior Credit Agreement at any time (or if such commitments have been terminated or the Senior Credit Agreement has been terminated, the aggregate amount of such commitments as in effect immediately prior to any such termination.

6.15  PROPERTIES.

      A. ACQUISITION OF PROPERTIES. The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, make an Acquisition of a fee or leasehold interest in any hotel property after the Closing Date except in accordance with the provisions of subsection 2.9.

      B. TRANSFER OF PROPERTIES. The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, Transfer any Property; PROVIDED that (i) the Loan Parties and their respective Subsidiaries may create, incur, assume or permit to exist Liens in accordance with subsection 6.2, and (ii) each Loan Party and each of its Subsidiaries may sell or otherwise permanently dispose of any Property (whether directly or by the sale or other permanent disposition of all, but not less than all, the capital stock or other equity Securities of the Subsidiary that owns such Property) prior to the termination of the Senior Credit Agreement if (a) each such sale or other permanent disposition of such Property is made on an arms-length basis, (b) the consideration received by such Loan Party or Subsidiary in any such transaction (net of any Pool B Obligations forgiven or paid in connection therewith), in an amount not less than the Release Price required to be paid pursuant to subsection 2.10 in connection with the Release of such Property, shall be cash and shall be received on the date of such sale or other permanent disposition, and (c) with respect to any Pool A Property, the Borrower complies with the provisions set forth in subsection 2.10 with respect to such Property, including the payment of any Release Price required thereby.

      C. CERTAIN TRANSFERS OF PROPERTIES. After the termination of the Senior Credit Agreement and the repayment of all amounts owing thereunder, the Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, sell or otherwise permanently dispose of any Property (whether directly or by the sale or other permanent disposition of all, but not less than all, the capital stock or other equity Securities of the Subsidiary that owns such

Property) unless (i) such Loan Party or the applicable Subsidiary, as the case may be, receives consideration at the time of such sale or other permanent disposition at least equal to the fair market value of the Property sold or otherwise permanently disposed of (as determined in good faith by the Board of Directors of such Loan Party or Subsidiary, as the case may be), (ii) 100% of the consideration received by such Loan Party or Subsidiary, as the case may be, from such sale or other permanent disposition shall either be cash or a new Property or Properties that would otherwise satisfy the requirements of subsection 2.9 (or a combination of cash and such Property or Properties) and (in either case) is received at the time of such sale or other permanent disposition; and (iii) upon the consummation of such sale or other permanent disposition, such Loan Party shall apply, or cause such Subsidiary to apply, any cash proceeds representing the Net Sales Price from such sale or other permanent disposition within 180 days of receipt thereof either (A) to prepay the Loans pursuant to subsection 2.4B(iii), (B) to reinvest in upscale full service hotels pursuant to subsection 2.9 or (C) to effect a combination of prepayment and investment permitted by the foregoing clauses (A) and (B). On the 181st day after any sale or other permanent disposition of a Property or such earlier date, if any, as the Board of Directors or the senior management of such Loan Party or Subsidiary, as the case may be, determines not to apply such cash proceeds relating to such sale or other disposition as set forth in clause (B) of the immediately preceding sentence, such aggregate amount of such cash proceeds which have not been applied on or before such date as permitted in clauses (A) and (B) of the immediately preceding sentence shall be applied by such Loan Party or Subsidiary, as the case may be, to prepay the Loans pursuant to subsection 2.4B(iii).

      D. CERTAIN CASUALTIES OR TAKINGS OF PROPERTIES. If there shall occur a casualty or Taking with respect to any Property (or any portion thereof) after the termination of the Senior Credit Agreement and the repayment of all amounts owing thereunder, then the Loan Parties shall, or shall cause their respective Subsidiaries to, apply the Net Insurance/Condemnation Proceeds received therefrom within 180 days of receipt thereof either (A) to prepay the Loans pursuant to subsection 2.4B(iii) or (B) to Restore the Property (or portion thereof) subject to such casualty or Taking in a reasonably prudent manner or, in the case of a total Taking of any Property, then the Borrower or the applicable Subsidiary, as the case may be, shall have the right to reinvest such Net Insurance/Condemnation Proceeds in additional Properties pursuant to subsection 2.9 within 180 days of receipt thereof. On the 181st day after the receipt of the Net Insurance/Condemnation Proceeds from the respective casualty or Taking, or such earlier date, if any, as the Board of Directors or the senior management of such Loan Party or Subsidiary, as the case may be, determines not to apply the Net Insurance/Condemnation Proceeds to Restore the applicable Property (or portion thereof), or, in the case of a total Taking, to reinvest such proceeds as provided above, the aggregate amount of Net Insurance/Condemnation Proceeds which have not been applied on or before such date as permitted in clause (B) of the immediately preceding sentence shall be applied by such Loan Party or Subsidiary, as the case may be, to prepay the Loans pursuant to subsection 2.4B(iii).

Notwithstanding anything to the contrary contained in the immediately preceding sentence, in the event that the Borrower or the applicable Subsidiary has determined to Restore the Property (or portion thereof) subject to such casualty or Taking and the Borrower or such Subsidiary has not completed such Restoration within 180 days after the receipt of such Net Insurance/Condemnation Proceeds, the Borrower or such Subsidiary shall not be required to repay the Loans pursuant to subsection 2.4B(iii) on such 181st day so long as binding commitments have theretofore been entered into for such Restoration and such Restoration proceeds in a timely and reasonably prudent manner.

6.16  RENOVATION EXPENDITURES.

      So long as no Event of Default has occurred and is continuing and no Event of Default or Potential Event of Default would be caused thereby, the Borrower and its Subsidiaries may make expenditures for the Renovation of Properties (including expanding Improvements to increase the number of available rooms); PROVIDED that neither the Borrower nor any of its Subsidiaries shall make any such expenditure if, after giving effect to such expenditure, the aggregate amount of expenditures as of any date of determination for such Renovations that shall have been commenced but not completed as of such date of determination shall at any time exceed the amount by which $25,000,000 is greater than the outstanding amount of Contingent Obligations then permitted pursuant to subsection 6.4(iii).

6.17  MANAGEMENT AGREEMENTS AND SERVICING AGREEMENTS.

      The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, enter into or otherwise become obligated with respect to, any management agreement with respect to any hotel property (other than a Property) after the Closing Date, except that, from time to time:

             (i) so long as no Event of Default has occurred and is continuing and no Event of Default or Potential Event of Default would be caused thereby, without the approval of the Agent (except as provided to the contrary in this subsection 6.17(i)) (provided that, so long as the Senior Credit Agreement is in effect, no such approval shall be required to the extent that such approval is granted under the Senior Credit Agreement), the Borrower or any of its Wholly Owned Subsidiaries may enter into Management Agreements with respect to the management and operation of hotel properties, the related land and the improvements thereof and, subject to subsection 6.20H, amend, restate, supplement or otherwise change such Management Agreements; PROVIDED, however, that (a) each Managed Property subject to such Management Agreement shall be a hotel located in the United States of America or Canada; and (b) such Management Agreement shall not constitute, have the form of or contain provisions creating a leasehold interest in any hotel Property or other real or personal property; and

            (ii) the Borrower and any of its Wholly Owned Subsidiaries shall enter into Servicing Agreements with respect to the management and operation of Pool B Properties as contemplated by subsection 2.9B.

6.18  INTELLECTUAL PROPERTY; FRANCHISE AGREEMENTS.

      A. INTELLECTUAL PROPERTY. The Loan Parties shall not, and shall not permit any of their respective Subsidiaries, to Transfer any Intellectual Property unless the Borrower shall have reasonably determined that the Intellectual Property so Transferred is no longer material to the business, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries.

      B. FRANCHISE AGREEMENTS. The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, enter into or otherwise become obligated with respect to, any franchise agreement (as franchisor), license agreement (as licensor) or similar agreement (in a similar capacity) with respect to any Intellectual Property of CapStar or any of its Subsidiaries.

6.19  MATERIAL LEASES.

      The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, (i) enter into any Lease other than Leases incidental to the operation of the Properties as hotels or (ii) enter into any Material Lease or any advanced booking of more than 51% of the rooms at any Property for a period in excess of 30 days without the prior written approval of the Agent, which approval shall not be unreasonably withheld, conditioned or delayed (provided that, so long as the Senior Credit Agreement is in effect, no such approval shall be required to the extent that such approval is granted under the Senior Credit Agreement). In the event any Lease necessary to the operation of any Property as a hotel is terminated, the applicable Loan Party or Subsidiary thereof shall either replace such Lease with a suitable comparable Lease within a reasonable period of time following such termination or shall itself provide the services intended to be obtained under such Lease.

6.20  CHANGES IN CERTAIN OBLIGATIONS AND DOCUMENTS; ISSUANCE OF EQUITY
      SECURITIES.

      A. CREDIT AGREEMENT. Without the prior written approval of the Agent, which approval may be granted, withheld, conditioned or delayed in its sole discretion, the Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, enter into any agreement (other than this Agreement and the Senior Credit Agreement) prohibiting or restricting the ability of any of the Loan Parties and any of their respective Subsidiaries to amend or otherwise modify this Agreement or any other Loan Document.

      B. CAPSTAR PREFERRED STOCK. Without the prior written approval of the Agent, which approval may be granted, withheld, conditioned or delayed in its sole discretion, CapStar shall not amend, restate, supplement or otherwise change its articles of incorporation if the effect of such amendment, restatement, supplement or change is to provide for the issuance of any preferred stock of CapStar or the filing of any certificate of designation with respect thereto, except that CapStar may amend, restate, supplement or change its certificate of incorporation to provide for the issuance of non-cumulative preferred stock; PROVIDED, HOWEVER, that (i) the certificate of incorporation of CapStar, as so amended, restated, supplemented or changed, and any prospectus, certificate of designation or other document delivered in connection with such issuance shall be in form and substance satisfactory to the Agent, (ii) such preferred stock shall be Qualified Capital Stock and (iii) such preferred stock shall be subordinate in right and time of payment to the Obligations.

      C. EQUITY SECURITIES. The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, issue any Capital Stock or other Security which, by its terms (or by the terms of any Security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund or otherwise, or redeemable in cash at the option of the holder thereof, in whole or in part, before the date that is 91 days after the Maturity Date; PROVIDED that, so long as no Event of Default or Potential Event of Default has occurred and is continuing:

             (i) the Borrower may issue limited partner interests that may be converted into shares of Common Stock of CapStar; and

            (ii) the Borrower may issue limited partner interests ("PREFERRED LIMITED PARTNER INTERESTS") that by their terms may be converted into or exercised or redeemed for cash if (a) the aggregate amount of cash payable upon such conversion, exercise or redemption shall not exceed $25,000,000 measured on a cumulative basis from the Closing Date and (b) the terms of such Preferred Limited Partner Interests shall have been approved by the Agent, which approval shall not be unreasonably withheld, conditioned or delayed.

      D. ORGANIZATION DOCUMENTS. Without the prior written approval of the Agent, which approval may be granted, withheld, conditioned or delayed in its sole discretion, except as expressly permitted hereunder, the Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, amend or otherwise modify their respective charters or partnership agreements in any material respect except in connection with an activity permitted by subsection 6.7(vii); PROVIDED that, without the prior written approval of the Agent (but only after giving written notice with respect thereto to the Agent at least 5 Business Days before the effective date of such modification or amendment), the Loan Parties and their respective Subsidiaries may modify or amend the partnership agreement of the Virginia Parking Sub in effect on the date of this Agreement if such modification or amendment is required by the terms thereof and does not adversely affect the interests or rights of the Lenders in or to, or the value of, the partnership interest in the Virginia Parking Sub owned by the Virginia Parking Sub.

      E. POOL A GROUND LEASES. Without the prior written approval of the Requisite Lenders (provided that, so long as the Senior Credit Agreement is in effect, no such approval shall be required to the extent that such approval is granted under the Senior Credit Agreement), which approval may be granted, withheld, conditioned or delayed in their sole discretion, the Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, take any action or fail to take any action, in either case as may be required or permitted by the terms of any Pool A Ground Lease, with respect to the termination (by such Loan Party or such Subsidiary, by the lessor or by any other Person, and for any reason), renewal or extension thereof or to amend, restate, supplement or otherwise change, or waive or fail to enforce any provision of, any Pool A Ground Lease in any material respect.

      F. FRANCHISE AGREEMENTS. Without the prior written approval of the Requisite Lenders, which approval shall not be unreasonably withheld, conditioned or delayed (provided that, so long as the Senior Credit Agreement is in effect, no such approval shall be required to the extent that such approval is granted under the Senior Credit Agreement), the Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, (i) take any action or fail to take any action, in either case as may be required or permitted by the terms of any Franchise Agreement with respect to a Pool A Property, with respect to the termination (by such Loan Party or such Subsidiary, the franchisor or any other Person, and for any reason), renewal or extension thereof, PROVIDED that, without the approval of the Requisite Lenders, each such Franchise Agreement may be renewed or extended on substantially the same terms as then in effect, (ii) amend, restate, supplement or otherwise change, or waive or fail to enforce any provision of, any Franchise Agreement with respect to a Pool A Property in any material respect, or (iii) enter into any new or replacement Franchise Agreement with respect to a Pool A Property (with the same franchisor or a different franchisor); PROVIDED that with respect to a replacement Franchise Agreement referred to in the preceding clause (iii), the Requisite Lenders' approval may be granted, withheld, conditioned or delayed in the sole discretion of the Requisite Lenders if, in their opinion, the franchisor under such replacement Franchise Agreement shall have a national standing and reputation less favorable than the general standing and reputation of the franchisors under Franchise Agreements then covering the Pool A Properties (provided that, so long as the Senior Credit Agreement is in effect, no such approval shall be required to the extent that such approval is granted under the Senior Credit Agreement).

      G. SERVICING AGREEMENTS; MANAGEMENT AGREEMENTS. Without the prior written approval of the Requisite Lenders, which approval shall not be unreasonably withheld, conditioned or delayed (provided that, so long as the Senior Credit Agreement is in effect, no such approval shall be required to the extent that such approval is granted under the Senior Credit Agreement), the Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, terminate, renew, extend, amend, restate, supplement or otherwise change, or waive or fail to enforce any provision of, any Servicing Agreement in any material respect or, after the Management Agreement Effectiveness Date, any Material Management Agreement in any material respect.

      H. ATLANTA DOCUMENTS; MBL ACQUISITION DOCUMENTS. Without the prior written approval of the Requisite Lenders, which approval may be granted, withheld, conditioned or delayed in its sole discretion (provided that, so long as the Senior Credit Agreement is in effect, no such approval shall be required to the extent that such approval is granted under the Senior Credit Agreement), the Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, amend, restate, supplement or otherwise modify any provision of the Atlanta Documents or the MBL Acquisition Documents.

6.21  FISCAL YEAR.

      Without the prior written approval of the Requisite Lenders, which approval may be granted, withheld, conditioned or delayed in their sole discretion, neither CapStar nor any of its Subsidiaries shall change its fiscal year-end from December 31.


                                   SECTION 7
                          EVENTS OF DEFAULT; REMEDIES

7.1   EVENTS OF DEFAULT.

      If any of the following conditions or events ("EVENTS OF DEFAULT") shall occur:

      A. FAILURE TO MAKE PAYMENTS WHEN DUE. Failure to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration in accordance with the provisions of the applicable Loan Document, by notice of voluntary prepayment, by mandatory prepayment (including pursuant to subsection 2.4B(iii), 6.15C or 6.15D) or otherwise; or failure to pay interest or any other amount due under this Agreement within 30 days after the date due; or

      B. DEFAULT IN OTHER AGREEMENTS. Failure of any Loan Party or any of its Subsidiaries to pay at final stated maturity (giving effect to any extension thereof) the principal amount of Indebtedness (other than Indebtedness referred to in subsection 7.1A, but including, without limitation, any Indebtedness included in the Pool B Obligations), or the acceleration of the maturity of any Indebtedness of any Loan Party or any or its Subsidiaries, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated, aggregates $10,000,000 or more at any time; or

      C. BREACH OF CERTAIN COVENANTS. Failure of CapStar or the Borrower to perform or comply with any term or condition contained in any of subsections 2.5, 5.3, 6.1, 6.2 (with respect to Liens voluntarily created, incurred, assumed or permitted to exist), 6.3, 6.4, 6.5, 6.6, 6.7, 6.11, 6.12, 6.13, 6.14, 6.15
(other than clauses C or D thereof) and 6.20 and such default shall not have been remedied or waived within 30 days after the receipt by such Loan Party or such Subsidiary of notice from the Agent of such default; or

      D. BREACH OF WARRANTY. Any representation, warranty, certification or other statement of any Loan Party or any of its Subsidiaries made in this Agreement or in any other Loan Document or in any statement or certificate at any time given in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made and such default shall not have been remedied or waived within 30 days after the receipt by such Loan Party or such Subsidiary of notice from the Agent of such default; PROVIDED, HOWEVER, that if such default cannot be cured solely by the payment of money and the cure of such default requires a period in excess of 30 days, and if such Loan Party or such Subsidiary, as applicable, is diligently and continuously prosecuting such cure, then such default shall not be an Event of Default unless such Loan Party or such Subsidiary fails to cure such default within 90 days, after such Loan Party or such Subsidiary obtain knowledge or notice thereof, as the case may be; or

      E. INVALIDITY OF LOAN DOCUMENT; REPUDIATION OF OBLIGATIONS. At any time after the execution and delivery thereof, (i) any Loan Document or any material provision thereof shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared null and void; or (ii) any Loan Party shall contest in writing the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability under any Loan Document to which it is a party; or

      F. POOL A GROUND LEASES. (i) Failure by any Loan Party or any of its Subsidiaries to pay when due any monetary obligation contained in any Pool A Ground Lease, in each case beyond the end of any grace period provided therefor (without extension); (ii) occurrence of any other event or condition which, with the giving of notice or lapse of time or both, would cause, or would permit the landlord under any Pool A Ground Lease to cause, a cancellation or termination, as against any Loan Party or any of its Subsidiaries party thereto, of such Pool A Ground Lease, in each case beyond the end of any cure period therefor (without any extension); or (iii) election by any Loan Party or any of its Subsidiaries party to a Pool A Ground Lease to terminate such Pool A Ground Lease in accordance with the terms thereof or to reject such Pool A Ground Lease in any bankruptcy proceeding; or

      G. POOL B OBLIGATIONS. (i) Failure by any Loan Party or any of its Subsidiaries to pay when due any monetary obligation contained in any Pool B Document (other than the principal of or interest on any Indebtedness included in the Pool B Obligations, as the case may be), in each case beyond the end of any grace period provided therefor, in each case beyond the end of any cure period therefor (without any extension); or (ii) the occurrence of any event or condition which, with the giving of notice or lapse of time or both, would cause, or would permit the holder or holders of the related Pool B Obligation, as the case may be (including, without limitation, a landlord under any related Pool B Ground Lease), to cause, such Pool B Obligation to become or be declared due and payable (upon the giving or receiving of notice, lapse of time, both, or otherwise) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

      H. PROHIBITED TRANSFERS. Any Loan Party attempts to assign its rights under this Agreement or any other Loan Document or any interest herein or therein; or

      I. OTHER DEFAULTS UNDER LOAN DOCUMENTS. Any Loan Party or any of its Subsidiaries shall default in the performance of or compliance with any term contained in this Agreement or any other Loan Document other than any such term in this Agreement or other Loan Document that is referred to in any other clause of this subsection 7.1 and such default shall not have been remedied or waived within 30 days after the earlier of (i) such Loan Party's or such Subsidiary's obtaining knowledge of such default or (ii) receipt by such Loan Party or such Subsidiary of notice from the Agent of such default; PROVIDED, HOWEVER, that if such default cannot be cured solely by the payment of money and the cure of such default requires a period in excess of 30 days, and such default may reasonably be expected to be cured on or before the 90th day after such Loan Party or such Subsidiary obtains knowledge or notice thereof, and if and so long as such Loan Party or such Subsidiary is diligently and continuously prosecuting such cure, then such default shall not be an Event of Default unless such Loan Party or such Subsidiary fails to cure such default before the 90th day after any Loan Party or any of its Subsidiaries obtains knowledge or notice thereof, as the case may be; or

      J. INVOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC. (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of CapStar or any of its Significant Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against CapStar or any of its Significant Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over CapStar or any of its Significant Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of CapStar or any of its Significant Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of CapStar or any of its Significant Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

      K. VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC. (i) CapStar or any of its Significant Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or CapStar or any of its Significant Subsidiaries shall make any assignment for the benefit of creditors; or (ii) CapStar or any of its Significant Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of CapStar or any of its Significant Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause
(ii); or

      L. JUDGMENTS AND ATTACHMENTS. Any money judgment, writ or warrant of attachment or similar process involving individually or in the aggregate at any time an amount of $10,000,000 or more (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against CapStar or any of its Significant Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

      M. DISSOLUTION. Any order, judgment or decree shall be entered against CapStar or any of its Significant Subsidiaries decreeing the dissolution or split up of CapStar or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

      N. EMPLOYEE BENEFIT PLANS. There shall occur one or more ERISA Events which individually or in the aggregate results in or could reasonably be expected to result in liability of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $10,000,000 during the term of this Agreement; or (x) the accumulated benefit obligation (calculated using reasonable actuarial assumptions employed by the Borrower's actuary for funding purposes) individually for any Pension Plan, or in the aggregate for all Pension Plans, exceeds the assets of such Pension Plan or Pension Plans by more than $10,000,000 (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit obligations) (collectively, a "MATERIAL PLAN") and (y) any event occurs which could reasonably be expected to result in the termination of a Material Plan (other than a voluntary standard termination under Section 4041(b) of ERISA); or

      O. MATERIAL ADVERSE EFFECT. Any event or change (including, without limitation, any event or condition expressly described in another paragraph or provision of this subsection 7.1) shall occur that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect; or

      P. CHANGE IN CONTROL. (i) Paul W. Whetsell, any immediate family member of Mr. Whetsell and any trusts established by Mr. Whetsell for the benefit of Mr. Whetsell's immediate family members (PROVIDED that Mr. Whetsell or an immediate family member is the trustee of such trust and able to exercise voting rights in respect of the property of the trust) shall cease for any reason, other than his death, to maintain beneficial ownership (as defined under Section 13(d) of the Exchange Act) of, and an Attributable Economic Interest in, 200,000 shares of Common Stock in the aggregate at any time, of which not less than 100,000 shares shall be free of any Lien created or granted by Persons that are the record owners of such shares, PROVIDED that, without the prior approval of the Requisite Lenders, which approval may be granted, withheld, conditioned or delayed in their sole discretion, Mr. Whetsell shall not grant any Lien on any option to acquire common stock granted by any of the Loan Parties or shares of Common Stock of CapStar that may be issued upon the exercise thereof; (ii) any Person other than any of Acadia, its successors, its partners (individually or jointly) and other Affiliates, Mr. Whetsell, his immediate family members and the trusts referred to in the preceding clause (i), or any group (as defined under Section 13(d)(3) of the Exchange Act) consisting of members other than Acadia, its successors, its partners (individually or jointly) and other Affiliates, Mr. Whetsell, his immediate family members and the trusts referred to in the preceding clause (i), becomes the beneficial owner of more than 30% of the total voting power in the aggregate of all classes of Capital stock of CapStar normally entitled to vote in the election of directors; (iii) a majority of the board of directors of CapStar shall not consist of Persons who were members of such board of directors on the Closing Date or who were nominated for election or elected to such board of directors with the affirmative vote of at least a majority of the members of such board of directors who were members on the Closing Date or who were so nominated or elected; and (iv) the sale, lease or transfer, in one transaction or a series of related transactions, of all or substantially all of the Borrower's and its Subsidiaries' assets to any person or group (as defined under Section 13(d)(3) of the Exchange Act) other than to the Borrower or a Wholly Owned Subsidiary of the Borrower that is a Loan Party; or

      Q. EMPLOYMENT OF PAUL W. WHETSELL. The Borrower shall cease to employ Paul
W. Whetsell in a senior position except in the event of death or disability of Mr. Whetsell or the termination of his employment for cause; or

      R. FRANCHISE AGREEMENTS. (i) Any Franchise Agreement with respect to a Pool A Property or any consent delivered by any franchisor under any such Franchise Agreement shall cease to be in full force and effect other than with the express consent of the Agent or (ii) any party thereto shall deny or disaffirm its obligations thereunder or shall deny or disaffirm its obligations thereunder or shall default in the due performance or observance of any material term, covenant or agreement on its party to be performed or observed pursuant thereto and any applicable cure period shall have expired, and in any such event the Borrower shall have failed to replace such Franchise Agreement within 60 days of such default (after the expiration of any such cure period) or disaffirmation with a franchise acceptable to the Agent, in its sole discretion;

THEN (i) upon the occurrence of any Event of Default described in subsection 7.1J or 7.1K, each of (a) the unpaid principal amount of and accrued interest on the Loans and (b) all other Obligations shall automatically become immediately due and payable, without notice, presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Borrower and the obligations of each Lender to make any Loan hereunder prior to the Funding Date shall thereupon terminate, and (ii) during the continuance of any other Event of Default, the Agent, upon the written request of the Requisite Lenders, shall, by written notice to the Borrower, terminate the Commitments (to the extent not theretofore terminated) and declare all or any portion of the amounts described in clauses (a) and (b) above to be, and the same shall forthwith become, immediately due and payable.

            The occurrence of any condition or event may constitute an Event of Default (or a Potential Event of Default) under more than one provision of this subsection 7.1.

7.2   CERTAIN REMEDIES.

      A. During the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to the Agent or the Lenders against the Borrower and the other Loan Parties under this Agreement, the Notes or any of the other Loan Documents, or at law or in equity, may be exercised by the Agent, acting in its own sole discretion at any time and from time to time, whether or not all or any portion of the Obligations shall be declared due and payable, and whether or not the Agent shall have commenced any action for the enforcement of its rights and remedies under any of the Loan Documents. Any such actions taken by the Agent shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as the Agent in its sole discretion may determine, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of the Agent or the Lenders permitted by law, equity or contract or as set forth herein or in the other Loan Documents.

      B. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default the Agent is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by the Agent to or for the credit or the account of the Borrower against and on account of the obligations and liabilities of the Borrower to the Agent under this Agreement and the Notes, including all claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not (i) the Agent shall have made any demand hereunder or (ii) the principal of or the interest on the Loan or any other amounts due hereunder shall have become due and payable pursuant to subsection 7.1 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

      C. During the occurrence of an Event of Default and upon the occurrence and during the continuance of a default in the payment of any principal or interest of any Indebtedness owed or alleged to be owed by CapStar, the Borrower or any of their respective Subsidiaries, and following the initiation of any proceeding or the taking of any other action to collect the payment thereof by the Person entitled to such payment, the Agent may, in its sole discretion, advance either to such Person or to the Borrower, for payment to such Person, all or any portion of the amount of such payment, whether or not the existence of such obligation or amount thereof shall be disputed by the Borrower or such Subsidiary. Each such advance, to the extent not paid out of from funds of CapStar, the Borrower or any of their respective Subsidiaries, shall be deemed a Loan hereunder and shall be subject to the provisions of this Agreement.

      D. The rights, powers and remedies of the Agent and the Lenders under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which the Agent or the Lenders may have against any Loan Party pursuant to this Agreement or the other Loan Documents executed by or with respect to such Loan Party, or existing at law or in equity or otherwise. The rights, powers and remedies of the Agent and the Lenders may be pursued singly, concurrently or otherwise, at such time and in such order as the Agent, acting in its own sole discretion, may determine. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of any Event of Default or Potential Event of Default with respect to any Loan Party shall not be construed to be a waiver of any subsequent Event of Default or Potential Event of Default by such Loan Party or to impair any remedy, right or power consequent thereon.

                                   SECTION 8
                                 SUBORDINATION

8.1   OBLIGATIONS SUBORDINATED TO SENIOR INDEBTEDNESS OF THE BORROWER.

      The Borrower and the Lenders covenant and agree that the payment of the Obligations by the Borrower shall be subordinated in accordance with the provisions of this Section 8 to the prior payment in full, in cash or Cash Equivalents, of all amounts payable in respect of Senior Indebtedness of the Borrower, whether now outstanding or hereafter created (including any interest accruing subsequent to an event specified in subsection 7.1J or 7.1K whether or not such interest is an allowed claim against the Borrower), that the subordination is for the benefit of the holders of Senior Indebtedness of the Borrower, and that each holder of Senior Indebtedness of the Borrower whether now outstanding or hereafter created, incurred, assumed or guaranteed shall be deemed to have acquired Senior Indebtedness of the Borrower (and shall have entered into the First Amendment dated as of December 13, 1996 to the Senior Credit Agreement) in reliance upon the covenants and provisions contained in this Agreement.

8.2   PRIORITY AND PAYMENT OVER OF PROCEEDS IN CERTAIN EVENTS.

      A. SUBORDINATION ON DISSOLUTION, LIQUIDATION OR REORGANIZATION OF THE BORROWER. Upon any payment or distribution of assets or securities of the Borrower of any kind or character, whether in cash, property or securities, upon any dissolution or winding up or any total or partial liquidation or reorganization of the Borrower, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all Senior Indebtedness of the Borrower (including any interest accruing subsequent to an event specified in subsection 7.1J or 7.1K whether or not such interest is an allowed claim enforceable against the Borrower) shall first be paid in full in cash or Cash Equivalents, before the Agent or the Lenders shall be entitled to receive any payment by the Borrower of any Obligations and upon any such dissolution or winding up or liquidation or reorganization, any payment or distribution of assets or securities of the Borrower of any kind or character, whether in cash, property or securities, to which the Lenders would be entitled except for the provisions of this Section 8 shall be made by the Borrower or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, directly to the holders of the Senior Indebtedness of the Borrower or their representatives to the extent necessary to pay all of the Senior Indebtedness of the Borrower to the holders of such Senior Indebtedness of the Borrower.

      B. SUBORDINATION ON DEFAULT OF SENIOR INDEBTEDNESS. Upon the maturity of any Senior Indebtedness by lapse of time, acceleration or otherwise, all Senior Indebtedness of the Borrower then due and payable shall first be paid in full in cash or Cash Equivalents, before any payment (by conversion, exchange, set-off or otherwise) is made by the Borrower or any Person acting on behalf of the Borrower with respect to the Obligations or to otherwise retire, redeem, repurchase or defease the Obligations. No direct or indirect payment (by conversion, exchange, set-off or otherwise) by the Borrower or any Person acting on behalf of the Borrower with respect to Obligations or to otherwise retire, redeem, repurchase or defease the Obligations whether pursuant to the terms of this Agreement or upon acceleration of the Loans or otherwise shall be made, if at the time of such payment, there exists a default in the payment of any principal, amounts drawn under letters of credit, interest or regularly accruing fees on any Senior Indebtedness and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of such Senior Indebtedness. In addition, during the continuation of any other event of default with respect to the Senior Credit Agreement pursuant to which the maturity of any Senior Indebtedness may be accelerated, upon the (i) receipt by the Agent of written notice from the Senior Representative under the Senior Credit Agreement or (ii) if such event of default results from the acceleration of the Loans, the date of the acceleration of the Loans, no such payment (by conversion, exchange, set-off or otherwise) may be made by the Borrower upon or in respect of the Obligations, for a period (a "Payment Blockage Period") commencing on the date of receipt of such notice or the date of such acceleration and ending on the earlier to occur of 180 days after receipt of such notice (unless such Payment Blockage Period shall be terminated by written notice to the Agent from such Senior Representative) or the date of such acceleration. Notwithstanding anything herein to the contrary, (x) in no event will a Payment Blockage Period or successive Payment Blockage Periods with respect to the same payment on the Loans extend beyond 180 days from the date the payment on the Loans was due and (y) there must be 180 consecutive days in any 365-day period during which no Payment Blockage Period is in effect. For all purposes of this subsection 8.2(b), no event of default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Senior Credit Agreement initiating such Payment Blockage Period shall be, or be made, the basis for the commencement of a second Payment Blockage Period by the Senior Representative of the Senior Credit Agreement whether or not within a period of 365 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

      C. RIGHTS AND OBLIGATIONS OF THE LENDERS. In the event that, notwithstanding the foregoing provisions prohibiting such payment or distribution, the Agent or any Lender shall have received any payment on account of any Obligation (other than as permitted by subsections 8.2(a) and (b)), whether in cash, property or securities at a time when such payment is prohibited by this subsection 8.2, then and in such event such payment or distribution shall be received and held in trust for the holders of the Senior Indebtedness of the Borrower and shall be paid over or delivered to the holders of the Senior Indebtedness of the Borrower remaining unpaid to the extent necessary to pay in full in cash or Cash Equivalents all Senior Indebtedness of the Borrower in accordance with their terms after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness of the Borrower.

      Nothing contained in this Section 8 will limit the right of the Agent or the Lenders to take any action to accelerate the maturity of the Loans pursuant to subsection 7.1 or to pursue any rights or remedies hereunder or otherwise; provided that all Senior Indebtedness of the Borrower thereafter due or declared to be due shall first be paid in full in cash or Cash Equivalents before the Agent or any Lender is entitled to receive any payment of any kind or character with respect to the Obligations. If payment of the Obligations is accelerated because of an Event of Default, the Borrower shall promptly notify the Senior Representatives for Senior Indebtedness of the Borrower of the acceleration.

      Upon any payment or distribution of assets or securities referred to in this Section 8, the Agent and the Lenders (notwithstanding any other provision of this Agreement) shall be entitled to rely upon any order or decree of a court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, and upon a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making any such payment or distribution, delivered to the Agent or the Lenders for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of Senior Indebtedness of the Borrower, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 8.

      The Borrower shall give written notice to the Agent of any default or event of default under any Senior Indebtedness of the Borrower or under any agreement pursuant to which Senior Indebtedness of the Borrower may have been issued, and, in the event of any such event of default, shall provide to the Agent the names and address of the Senior Representative of the holders of such Senior Indebtedness of the Borrower.

      With respect to the holders and owners of Senior Indebtedness of the Borrower, the Agent and each Lender undertakes to perform only such obligations on the part of the Agent and such Lender as are specifically set forth in this
Section 8, and no implied covenants or obligations with respect to the holders or owners of Senior Indebtedness of the Borrower shall be read into this Agreement against the Agent or the Lenders. Neither the Agent nor the Lenders shall be deemed to owe any fiduciary duty to the holders or owners of Senior Indebtedness of the Borrower or to the agent under the Senior Credit Agreement or any other representative of the holders of the Senior Indebtedness of the Borrower.

8.3   PAYMENTS MAY BE PAID PRIOR TO DISSOLUTION.

      Nothing contained in this Section 8 or elsewhere in this Agreement shall prevent or delay (i) the Borrower, except under the conditions described in subsection 8.2, from making payments at any time for the purpose of paying Obligations, or from depositing with the Agent any moneys for such payments, or
(ii) subject to subsection 8.2, the application by the Agent of any moneys deposited with it for the purpose of paying the Obligations.

8.4 RIGHTS OF HOLDERS OF SENIOR INDEBTEDNESS OF THE BORROWER NOT TO BE IMPAIRED.

      No right of any present or future holder of any Senior Indebtedness of the Borrower or their respective representatives to enforce subordination as provided in this Section 8 shall at any time in any way be prejudiced or impaired by any act or failure to act by any such holder, or by any noncompliance by the Borrower, the Agent or any Lender with the terms and provisions and covenants herein, regardless of any knowledge thereof any such holder may have or otherwise be charged with. Without in any way limiting the generality of the foregoing sentence, such holders of Senior Indebtedness of the Borrower or their respective representatives may, at any time and from time to time without impairing or releasing the subordination provided in this Section 8 or the obligations of the Borrower, the Agent and the Lenders hereunder to the holders of Senior Indebtedness of the Borrower, do any one or more of the following: (i) change the manner, place, terms or time of payment of, or renew or alter, Senior Indebtedness of the Borrower or otherwise amend or supplement in any manner Senior Indebted ness of the Borrower or any instrument evidencing the same or any agreement under which any Senior Indebtedness of the Borrower is outstanding; (ii) sell, exchange, release, or otherwise deal with any property pledged, mortgaged, or otherwise securing Senior Indebtedness of the Borrower or fail to perfect or delay in the perfection of the security interest in such property; (iii) release any Person liable in any manner for the collection of Senior Indebtedness of the Borrower; (iv) exercise or refrain from exercising any rights against the Borrower and any other Person; and (v) take any other action, or refrain from taking any other action, that, in the absence of authority granted under preceding clauses (i) through (iv), could have the effect of impairing, invalidating or rendering unenforceable, in whole or in part, or otherwise affecting, any of the provisions of this Section 8. Each Lender by entering into this Agreement waives any and all notice of the creation, modification, renewal, extension or accrual of any Senior Indebtedness of the Borrower and notice of or proof of reliance by any holder or owner of Senior Indebtedness of the Borrower upon this Section 8 and the Senior Indebtedness of the Bor rower shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Section 8, and all dealings between the Borrower and the holders and owners of the Senior Indebtedness of the Borrower shall be deemed to have been consummated in reliance upon this Section 8.

      The provisions of this Section 8 are intended to be for the benefit of, and shall be enforceable directly by, the holders and owners of the Senior Indebtedness of the Borrower and their respective representatives (and such holders and owners are third party beneficiaries of the provisions of this
Section 8). No amendment, modification, termination or waiver of any provision of this Section 8 (or of the definition of any term used herein) shall be effective against any holder of any Senior Indebtedness of the Borrower without the consent of such holder.

8.5   SUBROGATION.

      Upon the payment in full in cash or Cash Equivalents in accordance with the terms of subsection 8.2 of all amounts payable under or in respect of the Senior Indebtedness of the Borrower, the Agent and the Lenders shall be subrogated to the rights of the holders of such Senior Indebtedness of the Borrower to receive payments or distributions of assets of the Borrower made on such Senior Indebtedness of the Borrower until the Obligations shall be paid in full in cash or Cash Equivalents; and for purposes of such subrogation no payments or distributions to holders of such Senior Indebtedness of the Borrower of any cash, property or securities to which the Agent or the Lenders would be entitled except for the provisions of this Section 8, and no payment pursuant to the provisions of this Section 8 to holders of such Senior Indebtedness of the Borrower by the Agent or the Lenders, shall, as between the Borrower, its creditors other than holders of such Senior Indebtedness of the Borrower and the Agent and the Lenders, be deemed to be a payment by the Borrower to or on account of such Senior Indebtedness of the Borrower, it being understood that the provisions of this Section 8 are solely for the purpose of defining the relative rights of the holders of such Senior Indebtedness of the Borrower, on the one hand, and the Agent and the Lenders, on the other hand. A release of any claim by any holder of Senior Indebtedness of the Borrower shall not limit the Agent's or the Lenders' rights of subrogation under this subsection 8.5.

      If any payment or distribution to which the Agent and the Lenders would otherwise have been entitled but for the provisions of this Section 8 shall have been applied, pursuant to the provisions of this Section 8, to the payment of all amounts payable under the Senior Indebt edness of the Borrower, then and in such case, the Agent and the Lenders shall be entitled to receive from the holders of such Senior Indebtedness of the Borrower at the time outstanding the full amount of any payments or distributions received by such holders of Senior Indebtedness of the Borrower in excess of the amount sufficient to pay all Senior Indebtedness of the Borrower payable under or in respect of the Senior Indebtedness of the Borrower in full in cash or Cash Equivalents in accordance with the terms of subsection 8.2.

8.6   OBLIGATIONS OF THE BORROWER UNCONDITIONAL.

      Nothing contained in this Section 8 or elsewhere in this Agreement is intended to or shall impair as between the Borrower and the Agent and the Lenders the obligations of the Borrower, which are absolute and unconditional, to pay to the Agent and the Lenders the Obligations as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Agent and the Lenders and creditors of the Borrower other than the holders of the Senior Indebtedness of the Borrower, nor shall anything herein or therein prevent the Agent and the Lenders from exercising all remedies otherwise permitted by applicable law upon default under this Agreement, subject to the rights, if any, under this Section 8 of the holders of such Senior Indebtedness of the Borrower in respect of cash, property or securities of the Borrower received upon the exercise of any such remedy.

      The failure to make a payment on account of Obligations by reason of any provision of this Section 8 shall not prevent the occurrence of an Event of Default under subsection 7.1.

8.7   LENDERS AUTHORIZE AGENT TO EFFECTUATE SUBORDINATION.

      Each Lender hereby authorizes and expressly directs the Agent on its behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Section 8 and appoints the Agent its attorney in fact for such purpose, including, without limitation, in the event of any dissolution, winding up, liquidation or reorganization of the Borrower (whether in bankruptcy, insolvency, receivership, reorganization or similar proceedings or upon an assignment for the benefit of creditors or any other similar remedy or otherwise) tending towards liquidation of the business and assets of the Borrower, the immediate filing of a claim for the unpaid balance of the Obligations in the form required in said proceedings and causing said claim to be approved. If the Agent does not file a proper claim or proof of debt in the form required in such proceeding prior to 30 days before the expiration of the time to file such claim or claims, then the holders of the Senior Indebtedness or their respective representatives are hereby authorized to have the right to file and are hereby authorized to file an appropriate claim for and on behalf of the Lenders. In the event of any such proceeding, until the Senior Indebtedness of the Borrower is paid in full in cash or Cash Equivalents without the consent of the holders of a majority in principal amount outstanding of such Senior Indebtedness, no Lender shall waive, settle or compromise any such claim or claims relating to the Obligations that such Lender now or hereafter may have against the Borrower.

8.8   RIGHTS OF AGENT.

      Notwithstanding subsection 8.2(b) but subject to the provisions of subsection 8.2(c), the Agent may continue to make payments on the Obligations with funds received by or on behalf of the Borrower and shall not be charged with knowledge of the existence of facts that would prohibit the making of any such payments unless, not less than two Business Days prior to the date of such payment, the Agent receives notice that payments may not be made under this
Section 8.

      The Agent and each Lender shall be entitled to all of the rights set forth in this Section 8 in respect of any Senior Indebtedness of the Borrower at any time held by it to the same extent that any other holder or owner of any Senior Indebtedness of the Borrower, and nothing in this Agreement shall be construed to deprive the Agent or any Lender of any of its rights as such a holder.

8.9  INDEFEASIBLE PAYMENT.

      To the extent any payment of the Senior Indebtedness of the Borrower (whether by or on behalf of the Borrower, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential and is for this or any other reason set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then, solely for the purpose of this Section 8, if such payment is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person, the Senior Indebtedness of the Borrower or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.


                                   SECTION 9
                                 MISCELLANEOUS

9.1   ASSIGNMENTS AND PARTICIPATIONS IN LOANS.

      A. GENERAL. Each Lender shall have the right at any time to (i) sell, assign, transfer or negotiate to any Eligible Assignee (PROVIDED that such Eligible Assignee complies with the requirements of subsection 2.7B(iii) as of the date it becomes a Lender hereunder, to the extent applicable), or (ii) sell participations to any Person in, all or any part of its Commitment (to the extent not theretofore terminated) or the Loans made by it or any other interest herein or in any other Obligations owed to it; PROVIDED, HOWEVER, that (x) no such sale, assignment, transfer or participation shall, without the consent of the Borrower, require the Borrower to file a registration statement with the Securities and Exchange Commission or apply to qualify such sale, assignment, transfer or participation under the securities laws of any state and (y) no such sale, assignment or transfer of an interest in any Lender's Loans shall be made in an amount less than $5,000,000 (or, if less, the aggregate amount of the Loans of such Lender). In the case of any assignment authorized under this subsection 9.1, (i) the Agent shall notify the Borrower of the effective date of such assignment, (ii) as of such effective date, the assignee shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it or assumed by it, as the case may be, shall have the rights and obligations of a Lender hereunder, (iii) the assigning Lender shall, to the extent that its rights and obligations hereunder have been assigned by it, relinquish its rights and be released from its obligations under this Agreement after the date of such assignment and (iv) if any such assignment occurs after the issuance of a Note with respect to the Loans so assigned, the assigning Lender shall surrender its applicable Note and, upon such surrender, new Notes shall be issued to the assignee and, if applicable, the assigning Lender substantially in the form of EXHIBIT I annexed hereto, with appropriate insertions. In the event of an assignment hereunder prior to the Funding Date, the Obligations shall be modified to reflect the Commitments of such assignee. Notwithstanding anything to the contrary contained in this Agreement, without the prior written consent of all Lenders, no single Lender, together with such Lender's Affiliates, may hold (either directly or by participation) more than 50% of the aggregate Commitments (if not theretofore terminated) or outstanding Loans unless prior to such time such Lender and its Affiliates have made an offer to each other Lender to purchase such other Lender's outstanding Commitment or Loans, as the case may be, and such Lender and its Affiliates have consummated each such purchase from those Lenders that have agreed to such offer. Except with respect to the portion of the Loans and Commitments assigned pursuant to this subsection 9.1, no Lender shall, as between the Borrower and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or any granting of participations in, all or any part of its Commitment or the Loans or other Obligations owed to such Lender.

      B. PARTICIPATIONS. The Borrower and each Lender hereby acknowledge and agree that, solely for purposes of subsections 2.6, 2.7, and 9.5, (i) any participation will give rise to a direct obligation of the Borrower to the participant and (ii) the participant shall be considered to be a "Lender". Notwithstanding the foregoing, no Lender shall grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Loan Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant's participation over the amount thereof then in effect or (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement.

      C. ASSIGNMENTS TO FEDERAL RESERVE BANKS. In addition to the assignments and participations permitted under the foregoing provisions of this subsection 9.1, any Lender may assign and pledge all or any portion of its Loans and the other Obligations owed to such Lender to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank. No Lender shall, as between the Borrower and such Lender, be relieved of any of its obligations hereunder as a result of any such assignment and pledge.

      D. INFORMATION. Each Lender may furnish any information concerning the Borrower and its Subsidiaries in the possession of that Lender from time to time to prospective assignees and participants who agree to be bound by the provisions of subsection 9.23.

9.2   EXPENSES.

      Whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to pay promptly (i) all the costs of furnishing all opinions of counsel for the Borrower and the other Loan Parties (including any opinions reasonably requested by the Agent) as to any legal matters arising hereunder and of each Loan Party's performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (ii) all reasonable out-of-pocket fees, expenses and disbursements of counsel for the Agent and its Affiliates (including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and syndication of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by any Loan Party; (iii) all reasonable out-of-pocket costs and expenses incurred by the Agent in connection with (a) the negotiation, preparation and execution of the Loan Documents, the syndication of the Commitments and Loans and due diligence, (b) any consents, amendments or waivers of or other modifications to any of the Loan Documents and
(c) the preparation, delivery or review of other documents or matters requested by any Loan Party, and each and every other document, certificate, agreement and instrument required to be furnished pursuant to the terms of the Loan Documents; and (iv) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys' fees (including allocated costs of internal counsel) and costs of settlement, incurred by the Agent and the Lenders in enforcing any Obligations of or in collecting any payments due from the Borrower hereunder or under the other Loan Documents by reason of such Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings. Except as expressly provided to the contrary in this Agreement or any other Loan Document, costs or expenses that are payable by the Borrower after the Closing Date shall be payable by the Borrower within five Business Days after the Borrower's receipt of written demand from the Agent to pay same, accompanied by documentation in reasonable detail sufficient to verify the nature and amount.

9.3   INDEMNITY.

      A. INDEMNITY. In addition to the payment of expenses as required by subsection 9.2, whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to defend, indemnify and hold harmless the Agent, the Lenders and Bankers and their respective Affiliates and Persons deemed to be "controlling persons" thereof within the meaning of the Securities Act or the Exchange Act and the respective directors, officers, employees, agents, attorneys and representatives of the foregoing (collectively, "INDEMNIFIED PERSONS" and individually, an "INDEMNIFIED PERSON"), to the full extent lawful, from and against any and all losses, claims, damages, liabilities, costs and expenses or other obligations of any kind or nature whatsoever incurred by each such Indemnified Person (including fees, charges and disbursements of counsel and the allocated costs and expenses of internal counsel for such Indemnified Person) which are related to, arise out of or result from (a) any untrue statements or alleged untrue statements or omissions or alleged omissions to state therein a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case made or, to the extent contemplated by the Loan Documents, to be made, by or on behalf of any Loan Party or any of its Affiliates, (x) in the representations and warranties of the Loan Parties contained in the Loan Documents, (y) in or pursuant to any Acquisition Agreement or (z) otherwise in connection with the Loan Documents or any Acquisition Agreement, (b) information provided by or on behalf of any Loan Party or any of their Affiliates for use in connection with any syndication, assignment or participation of any portion of the Commitments, the Loans, the Notes, the other Loan Documents or the Obligations, or in connection with any Loan Document or any Acquisition Agreement or any transactions contemplated hereby or thereby,
(c) the transactions contemplated by the Loan Documents (including the Lenders' agreements to make the Loans or the use or intended use of the proceeds thereof) or any enforcement of any of the Loan Documents (including the enforcement of the Affiliate Guaranty), (d) any actions taken or omitted to be taken by an Indemnified Person with the consent of the Borrower or in conformity with the instructions of the Borrower, or (e) any other transactions contemplated by the Loan Documents or any Acquisition Agreement, and the Borrower will reimburse each Indemnified Person for all reasonable costs and expenses, including fees and disbursements of both outside and internal counsel for such Indemnified Person, as they are incurred, in connection with investigating, preparing for, or defending any formal or informal claim, action, suit, investigation, inquiry or other proceeding, whether or not in connection with pending or threatening litigation, caused by or arising out of or in connection with the foregoing, whether or not such Indemnified Person is named as a party thereto and whether or not any liability results therefrom. The Borrower shall not, however, be responsible for any losses, claims, damages, liabilities, costs or expenses pursuant to clauses (c), (d) or (e) of the preceding sentence which have resulted from the bad faith or recklessness of such Indemnified Person as determined by a final judgment of a court of competent jurisdiction. Neither the Agent nor any other Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to any of the Loan Parties and their respective Affiliates or any director, officer, employee, agent or representative of any of the foregoing, or any other person, for or in connection with the foregoing, or otherwise arising out of or in any way relating to the matters contemplated by the Loan Documents, any Acquisition Agreement or any commitment to lend except for such liability for losses, claims, damages, liabilities, costs or expenses of any Indemnified Person pursuant to clauses (c), (d) or (e) of the preceding sentence to the extent they are determined to have resulted from the bad faith or recklessness of such Indemnified Person as determined by a final judgment of a court of competent jurisdiction and in no event shall the Agent or any other Indemnified Person be responsible for or liable to any of the Loan Parties or any of their respective Affiliates or any other Person for consequential, punitive or exemplary damages. The Borrower further agrees that the Loan Parties shall not, nor shall they permit their respective Subsidiaries to, without the prior written consent of the Agent and Bankers, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit, investigation, inquiry or other proceeding in respect of which indemnification is actually sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Agent and each other Indemnified Person hereunder from all liability arising out of such claim, action, suit, investigation, inquiry or other proceeding.

      B. PROCEDURE. If any action, suit, investigation, inquiry or other proceeding is commenced, as to which an Indemnified Person proposes to demand indemnification hereunder, such Indemnified Person shall notify the Borrower with reasonable promptness; PROVIDED, HOWEVER, that any failure by such Indemnified Person to notify the Borrower shall not relieve the Borrower or any of its Affiliates from its obligations hereunder (except to the extent that the Borrower or such Affiliate is prejudiced by such failure to so promptly notify). The Borrower shall be entitled to assume the defense of any such action, suit, investigation, inquiry or other proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of all reasonable fees and expenses incurred in connection therewith. The Indemnified Person shall have the right to employ separate counsel in any such action, suit, investigation, inquiry or other proceeding, or to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless (i) the Borrower has agreed to pay such fees and expenses, (ii) the Borrower shall have failed promptly upon written demand therefor to assume the defense of such action, suit, investigation, inquiry or other proceeding, and employ counsel reasonably satisfactory to the Indemnified Person in connection therewith or (iii) such Indemnified Person shall have been advised by counsel that there exists actual or potential conflicting interests between the Borrower and such Indemnified Person, including situations in which one or more legal defenses may be available to such Indemnified Person that are different from or additional to those available to the Borrower, in which case, if such Indemnified Person notifies the Borrower in writing that it elects to employ separate counsel at the expense of the Borrower, the Borrower shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnified Person; PROVIDED, however, that the Borrower shall not, in connection with any one such action, suit, investigation, inquiry or other proceeding or separate but substantially similar or related actions, suits, investigations, inquiries or other proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all such Indemnified Persons (in addition to local counsel), which firm shall be designated in writing by the Agent.

      C. CONTRIBUTION. In order to provide for just and equitable contribution with respect to matters subject to subsection 9.3A, if a claim for indemnification is made pursuant to these provisions but is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification is not available for any reason (except, with respect to indemnification sought solely pursuant to subsection 9.3A, for the reasons specified in the second sentence of subsection 9.3A), even though the express provisions hereof provide for indemnification in such case, or is insufficient to hold an Indemnified Party harmless, then the Borrower, on the one hand, and the Agent, the Lenders or Bankers, on the other hand, shall contribute to such loss, claim, damage, liability, cost or expense for which such indemnification or reimbursement is held unavailable or is insufficient in such proportion as is appropriate to reflect the relative benefits to the Loan Parties and their respective Affiliates, on the one hand, and the Agent, Lenders or Bankers, on the other hand, in connection with the transactions described in the Loan Documents, as well as any other equitable considerations. The parties agree that for the purpose of this subsection 9.3C, the relative benefits to the Loan Parties and their respective Affiliates, on the one hand, and the Agent, Lenders and Bankers, on the other hand, shall be deemed to be in the same proportion as the proceeds received or to be received by the Loan Parties from the Loan Documents bears to the fees paid or to be paid to the Agent, Lenders and Bankers under the Loan Documents. Notwithstanding the foregoing, the Agent, Lenders and Bankers shall not be required to contribute under this subsection 9.3C any amount in excess of the amount of fees actually received by the Agent, Lenders and Bankers, respectively, in respect of the Loan Documents. The Borrower, Agent, Bankers and the Lenders agree that it would not be just and equitable if contribution pursuant to this subsection 9.3C were determined by pro rata allocation or by any other method which does not take into account the equitable considerations referred to in this subsection 9.3C.

      D. NO LIMITATION. The foregoing rights to indemnity and contribution shall be in addition to any rights that any Indemnified Person and Loan Parties may have at common law or otherwise and shall remain in full force and effect following the completion or any termination of the transactions contemplated by the Loan Documents. In no event shall the Agent, the Lenders, or Bankers be responsible or liable to any person for consequential damages which may be alleged as a result of the Loan Documents and the Acquisition Agreements or any transaction contemplated thereby.

      E. NO ENLARGEMENT. The provisions of this subsection 9.3 shall not enlarge or vary the obligations of the Borrower under subsections 2.6D and 2.7.

9.4   NO JOINT VENTURE OR PARTNERSHIP.

      The Lenders, CapStar and the Borrower acknowledge and agree that the relationship created hereunder or under the other Loan Documents is that of creditor/debtor. Each of CapStar and the Borrower acknowledges and agrees that
(a) the Borrower, through its partners and employees, is a knowledgeable and sophisticated business practitioner with particular expertise and broad experience in the area of hotel acquisition, finance and management; (b) the Agent and the Lenders individually and collectively, do not owe, and have expressly disclaimed, any fiduciary or special obligation to the Borrower and/or any of the Borrower's partners, agents, or representatives; and (c) nothing contained in this Agreement or any other Loan Document shall affect the relationship between the Lenders and the Borrower as that of creditor/ debtor hereunder and under the other Loan Documents. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between the Borrower, any other Loan Party or Subsidiary thereof and the Agent and Lenders.

9.5   RATABLE SHARING.

      The Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with this Agreement), by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the "AGGREGATE AMOUNTS DUE" to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify the Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; PROVIDED, HOWEVER, that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker's lien, set-off or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

9.6   AMENDMENTS AND WAIVERS.

      No amendment, modification, termination or waiver of any provision of this Agreement or of the other Loan Documents, and no consent to any departure by CapStar, the Borrower or the other Loan Parties therefrom, shall in any event be effective without the written concurrence of the respective Loan Parties party thereto and the Requisite Lenders; PROVIDED that any such amendment, modification, termination, waiver or consent which: increases the amount of any of the Commitments or reduces the principal amount of any of the Loans; changes in any manner the definition of "Requisite Lenders"; changes in any manner any provision of this

Agreement which, by its terms, expressly requires the approval or concurrence of all Lenders; postpones the Maturity Date; postpones the date on which any interest or any fees are payable; decreases the interest rate borne by any of the Loans (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E) or the amount of any fees payable hereunder, in each case other than in accordance with the terms of the Loan Documents; or changes in any manner the provisions contained in this subsection 9.6 shall be effective only if evidenced by a writing signed by or on behalf of each Lender affected thereby. In addition, (i) no amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note and (ii) no amendment, modification, termination or waiver of any provision of Section 10 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of the Agent shall be effective without the written concurrence of the Agent. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle such Loan Party to any other or further notice or demand in similar or other circumstances.

9.7   INDEPENDENCE OF COVENANTS.

      All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

9.8   NOTICES.

      Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served or sent by telefacsimile or courier service and shall be deemed to have been given when delivered in person or by courier service or upon receipt of the telefacsimile, as the case may be. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or (i) as to the Borrower and the Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to the Agent.

9.9   SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

      A. Except as provided in subsection 9.9B below, all representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and shall terminate upon indefeasible payment in full of the Obligations and the expiration or termination of all Commitments, notwithstanding anything in this Agreement or implied by law to the contrary.

      B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Borrower set forth in subsections 2.6, 2.7, 9.2,
9.3 and 9.5 shall survive the payment in full of the Obligations, and the termination of this Agreement.

9.10  AGENT'S OR LENDERS' DISCRETION; SUCCESSOR AGENTS.

      Whenever pursuant to this Agreement or any other Loan Document the Agent, the Requisite Lenders or all of the Lenders exercises any right given to it or them to approve or disapprove, or any arrangement or term is to be satisfactory to the Agent, the Requisite Lenders or all of the Lenders, the decision of the Agent, the Requisite Lenders or all of the Lenders, to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of the Agent, the Requisite Lenders or all of the Lenders, as the case may be.

9.11  OBLIGATIONS SEVERAL; INDEPENDENT NATURE OF THE LENDERS' RIGHTS.

      The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

9.12  REMEDIES OF THE BORROWER.

      In the event that a claim or adjudication is made that the Agent or any Lender or their respective agents has acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement, the Notes or the other Loan Documents, the Agent, such Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, the Borrower agrees that none of the Agent, such Lender or such agents, shall be liable for any monetary damages, and the Borrower's sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgement. The parties hereto agree that any action or proceeding to determine whether the Agent or any Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

9.13  MARSHALLING; PAYMENTS SET ASIDE.

      Neither the Agent nor any Lenders shall be under any obligation to marshal any assets in favor of the Borrower, any other Loan Party or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrower or any other Loan Party makes a payment or payments to the Lenders or the Agent (or to the Agent for the benefit of the Lenders), or the Agent or the Lenders enforce any security interests or the Agent or any Lender exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause of action, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

9.14  SEVERABILITY.

      In case any provision in or obligation under this Agreement or any Note or any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction or under any set of circumstances, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction or under any other set of circumstances, shall not in any way be affected or impaired thereby.

9.15  HEADINGS.

      Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

9.16  APPLICABLE LAW.

            THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW
YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

9.17  SUCCESSORS AND ASSIGNS.

      This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Agent and the Lenders (it being understood that the Lenders' rights of assignment are subject to subsection 9.1). Neither CapStar's and the Borrower's rights or obligations hereunder nor any interest therein may be assigned or delegated by CapStar or the Borrower, as the case may be.

9.18  CONSENT TO JURISDICTION AND SERVICE OF PROCESS.

            ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE BORROWER OR CAPSTAR ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH OF THE BORROWER AND CAPSTAR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

               (I)      ACCEPTS GENERALLY AND UNCONDITIONALLY THE
NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

              (II)      WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

             (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR
      CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO BORROWER AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 9.8;

              (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE BORROWER AND CAPSTAR IN ANY SUCH PROCEEDING IN ANY SUCH
      COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING
      SERVICE IN EVERY RESPECT;

               (V) AGREES THAT THE AGENT RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO
      BRING PROCEEDINGS AGAINST THE BORROWER OR CAPSTAR IN THE
      COURTS OF ANY OTHER JURISDICTION; AND

              (VI) AGREES THAT THE PROVISIONS OF THIS SUBSECTION 9.19 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

9.19  WAIVER OF JURY TRIAL.

      EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/ BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED HEREBY AND
THEREBY. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement and the other Loan Documents, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 9.19 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

9.20  COUNTERPARTS; EFFECTIVENESS.

      This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Borrower and the Agent of written or telephonic notification of such execution and authorization of delivery thereof.

9.21  MATERIAL INDUCEMENT.

      Each of the Borrower and CapStar acknowledges that its representations, warranties, covenants and agreements contained in this Agreement and the other Loan Documents, are material inducements to the Lenders to enter into this Agreement and to make the Loans, that the Lenders have already relied on such representations, warranties, covenants and agreements in entering into this Agreement and agreeing to make the Loans (notwithstanding any investigation heretofore or hereafter made by or on behalf of the Lenders), and that the Lenders will continue to rely on such representations, warranties, covenants and agreements in their future dealings with the Borrower. The Borrower agrees that its representations, warranties, covenants and agreements contained in this Agreement and the other Loan Documents, are reasonable in purpose and scope. The Borrower represents and warrants that it has reviewed this Agreement and the other Loan Documents with its legal counsel and that it knowingly and voluntarily is entering into this Agreement and the other Loan Documents following consultation with legal counsel.

9.22  ENTIRE AGREEMENT.

      This Agreement is evidence of the indebtedness incurred pursuant hereto and, taken together with all of the other Loan Documents and all certificates and other documents delivered to the Agent and the Lenders hereunder and thereunder, embodies the entire agreement and supersedes all prior agreements, written and oral, relating to the subject matter hereof. This Agreement and the other Loan Documents constitute the final expression of the agreement between the parties hereto and this Agreement and such other Loan Document may not be contradicted by evidence of any alleged oral agreement.

9.23  CONFIDENTIALITY.

      Each Lender and the Agent, severally and not jointly, agrees to exercise commercially reasonable efforts (i) to keep any non-public information delivered or made available to such Lender or the Agent pursuant to the Loan Documents, which any Loan Party or its authorized representative has identified as confidential information, confidential from any Person other than Persons employed by or retained by such Lender or the Agent or their respective Affiliates who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans, or other Obligations hereunder and (ii) to advise its employees who receive such information that engaging in securities transactions involving the Common Stock while in the possession of such non-public information may violate applicable securities laws; PROVIDED that nothing herein shall prevent any Lender or the Agent from disclosing such information to any bona fide Eligible Assignee, transferee or Eligible Participant that has agreed to be bound by the provisions of this subsection
9.23 in connection with the contemplated assignment or transfer of any Commitments, Loans or other Obligations hereunder or participation therein or as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with the exercise of any remedy under the Loan Documents.

9.24  MAXIMUM AMOUNT.

      A. It is the intention of the Borrower and the Lenders to conform strictly to the usury and similar laws relating to interest from time to time in force, and all agreements between the Loan Parties and their respective Subsidiaries and the Lenders, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity hereof or otherwise, shall the amount paid or agreed to be paid in the aggregate to the Lenders as interest (whether or not designated as interest, and including any amount otherwise designated but deemed to constitute interest by a court of competent jurisdiction) hereunder or under the other Loan Documents or in any other agreement given to secure the indebtedness of the Borrower to the Lenders, or in any other document evidencing, securing or pertaining to the indebtedness evidenced hereby, exceed the maximum amount permissible under applicable usury or such other laws (the "MAXIMUM AMOUNT"). If under any circumstances whatsoever fulfillment of any provision hereof, or any of the other Loan Documents, at the time performance of such provision shall be due, shall involve exceeding the Maximum Amount, then, ipso facto, the obligation to be fulfilled shall be reduced to the Maximum Amount. For the purposes of calculating the actual amount of interest paid and/or payable hereunder in respect of laws pertaining to usury or such other laws, all sums paid or agreed to be paid to the holder hereof for the use, forbearance or detention of the indebtedness of the Borrower evidenced hereby, outstanding from time to time shall, to the extent permitted by Applicable Law, be amortized, pro-rated, allocated and spread from the date of disbursement of the proceeds of the Loans until payment in full of all of such indebtedness, so that the actual rate of interest on account of such indebtedness is uniform through the therm hereof. The terms and provisions of this subsection shall control and supersede every other provision of all agreements between the Borrower or any endorser of the Notes and the Lenders.

      B. If under circumstances any Lender shall ever receive an amount which would exceed the Maximum Amount , such amount shall be deemed a payment in reduction of the principal amount of the Loans and, notwithstanding anything to the contrary contained in subsection 2.4B(i), shall be treated as a voluntary prepayment under such subsection 2.4B(i) and shall be so applied in accordance with subsection 2.4 or if such excessive interest exceeds the unpaid balance of the Loans and any other indebtedness of the Borrower in favor of such Lender, the excess shall be deemed to have been a payment made by mistake and shall be refunded to the Borrower.

                                  SECTION 10
                                     AGENT

10.1  APPOINTMENT.

      Bankers is hereby appointed Agent and Arranger hereunder, and each Lender hereby authorizes the Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. The Agent hereby agrees to act upon the express conditions contained in this Agreement and in the other Loan Documents, as applicable. The provisions of this Section 10 are solely for the benefit of the Agent and Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, the Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Loan Party or any of its Subsidiaries.

10.2  POWERS AND DUTIES; GENERAL IMMUNITY.

      A. POWERS; DUTIES SPECIFIED. Each Lender irrevocably authorizes the Agent to take such action on such Lender's behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to the Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. The Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and in the other Loan Documents. The Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. The Agent shall not have, by reason of this Agreement or in any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

      B. NO RESPONSIBILITY FOR CERTAIN MATTERS. The Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any of the Agent to the Lenders or by or on behalf of any Loan Party or any of its Subsidiaries to the Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any of its Subsidiaries or any other Person liable for the payment of any Obligations, nor shall the Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the exis tence or possible existence of any Event of Default or Potential Event of Default.

      C. EXCULPATORY PROVISIONS. Neither the Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by the Agent under or in connection with any of the Loan Documents except to the extent caused by the Agent's gross negligence or willful misconduct. The Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Agent shall have received instructions in respect thereof from the Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 9.6) and, upon receipt of such instructions from the Requisite Lenders (or such other Lenders, as the case may be), the Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) the Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Capstar and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 9.6).


      D. AGENT ENTITLED TO ACT AS LENDER. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, the Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term "Lender" or "Lenders" or any similar term shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with Capstar or any of its Subsidiaries or Affiliates as if it were not performing the duties specified herein (including by acting as agent or lender under the Senior Credit Agreement), and may accept fees and other consideration from Capstar and its Subsidiaries for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

10.3 REPRESENTATIONS AND WARRANTIES; NO RESPONSIBILITY FOR APPRAISAL OF CREDITWORTHINESS.

      Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Capstar and its Subsidiaries in connection with the making of the Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Capstar and its Subsidiaries. The Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and the Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders.

10.4  RIGHT TO INDEMNITY.

      Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify the Agent, to the extent that the Agent shall not have been reimbursed by the Borrower, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as the Agent in any way relating to or arising out of this Agreement or the other Loan Documents; PROVIDED that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent that same resulted from the Agent's gross negligence or willful misconduct.

10.5  SUCCESSOR AGENT.

      A. The Agent may resign from the performance of all its functions and duties hereunder and/or under the other Loan Documents at any time by giving 15 Business Days' prior written notice to the Borrower and the Lenders. Such resignation shall take effect upon the appointment of a successor Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

      B. Upon any such notice of resignation the Requisite Lenders shall appoint a successor Agent hereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower.

      C. If a successor Agent shall not have been so appointed within such 15 Business Day period, the Agent, with the consent of the Borrower (which shall not be unreasonably withheld or delayed), shall then appoint a commercial bank or trust company with capital and surplus of not less than $500,000,000 as successor Agent, who shall serve as Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above.

      D. If no successor Agent has been appointed pursuant to clause (b) or (c) above by the 25th Business Day after the date such notice of resignation was given by the Agent, the Agent's resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of the Agent hereunder and/or under any other Loan Documents until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above.

      E. Upon resignation of the Agent pursuant to this subsection 10.5, the Agent shall remain indemnified to the extent provided in this Agreement and the other Loan Documents and the provisions of this subsection 10.5 shall continue in effect for the benefit of the Agent for all of its actions and inactions while serving as the Agent.


10.6  GUARANTIES.

      Each Lender hereby further authorizes the Agent, on behalf of and for the benefit of the Lenders, to be the agent for and representative of the Lenders under the CapStar Guaranty and the Affiliate Guaranty, and each Lender agrees to be bound by the terms of each such Loan Document (including, but not limited to, the subordination provisions contained therein). Anything contained in any of the Loan Documents to the contrary notwithstanding, the Agent and each Lender hereby agree that the no Lender shall have any right individually to enforce the Capstar Guaranty or the Affiliate Guaranty, it being understood and agreed that all powers, rights and remedies under such Loan Documents may be exercised solely by Agent for the benefit of Lenders in accordance with the instructions of the Requisite Lenders and the terms thereof.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

            BORROWER:

                         CAPSTAR MANAGEMENT COMPANY, L.P.

                         By:   CAPSTAR HOTEL COMPANY,
                               its general partner


                               By:    /s/ William M. Karnes
                                     -------------------------------------------
                                     Name: William M. Karnes
                                     Title: Senior Executive Vice President and
                                      Chief Financial Officer

                         Notice Address:

                               CapStar Management Company, L.P.
                               1010 Wisconsin Avenue, N.W. - Suite 650
                               Washington, D.C.  20007
                               Attention:  Paul W. Whetsell


            GUARANTOR:

                         CAPSTAR HOTEL COMPANY


                         By:    /s/ William M. Karnes
                               -------------------------------------------------
                               Name: William M. Karnes
                               Title: Senior Executive Vice President and
                                      Chief Financial Officer

                         Notice Address:

                               CapStar Hotel Company
                               1010 Wisconsin Avenue, N.W. - Suite 650
                               Washington, D.C.  20007
                               Attention:  Paul W. Whetsell

            AGENT:

                              BANKERS TRUST COMPANY,
                              as Agent

                              By:    /s/ Alex Johnson
                                  ----------------------------------------------
                                    Name: Alex Johnson
                                    Title: Managing Director


                              Notice Address:

                                    Bankers Trust Company
                                    280 Park Avenue, 23W
                                    New York, New York 10017
                                    Attention:  Alexander Johnson



            LENDERS:

                              BANKERS TRUST COMPANY,
                              as a Lender

                              By:    /s/ Alex Johnson
                                  ----------------------------------------------
                                    Name: Alex Johnson
                                    Title: Managing Director


                              Notice Address:

                                    Bankers Trust Company
                                    280 Park Avenue, 23W
                                    New York, New York 10017
                                    Attention:  Alexander Johnson

                              OAK HILL SECURITIES FUND, L.P.,
                                as a Lender

                              By:   OAK HILL SECURITIES GENPAR, L.P.,
                                    as General Partner

                              By:   OAK HILL SECURITIES MGP, INC.,
                                    as Managing General Partner of
                                    the General Partner


                              By:    /s/ William H. Bohnsack, Jr.
                                  ----------------------------------------------
                                    Name: William H. Bohnsack, Jr.
                                    Title: Vice President


                              Notice Address:

                                    Oak Hill Securities Fund, L.P.
                                    Park Avenue Tower
                                    65 East 55th Street, 32nd Floor
                                    New York, New York  10022
                                    Attention:  Scott Krase

                              WELLS FARGO BANK, N.A.,
                              as a Lender

                              By:    /s/ Mark Myers
                                   ---------------------------------------------
                                    Name: Mark Myers
                                    Title: Senior Vice President


                              Notice Address:

                                    Wells Fargo Bank, N.A.
                                    555 Montgomery Street, 17th Fl.
                                    San Francisco, California  94111

                                    Attention:  Mark L. Myers

                              THE FIRST NATIONAL BANK OF BOSTON,
                              as a Lender


                              By:    /s/ Lori Y. Litow
                                   ---------------------------------------------
                                    Name: Lori Y. Litow
                                    Title: Vice President


                              Notice Address:

                                    The First National Bank of Boston
                                    100 Federal Street
                                    Boston, Massachusetts  02110
                                    Attention:  Real Estate Department

                                    The First National Bank of Boston
                                    115 Perimeter Center Place NE
                                    Suite 500
                                    Atlanta, Georgia  30346
                                    Attention:  Lori Y. Litow

                              FIRST BANK NATIONAL ASSOCIATION,
                              as a Lender


                              By:    /s/ Jonathan P. Banyard
                                   ---------------------------------------------
                                    Name: Jonathan P. Banyard
                                    Title: Assistant Vice President


                              Notice Address:

                                    First Bank National Association
                                    First Bank Place
                                    601 Second Avenue South: MPFP 0802
                                    Minneapolis, Minnesota  55402-4302
                                    Attention:  Jonathan P. Banyard

                                                                   SCHEDULE 2.1A




                    LENDERS' COMMITMENTS AND PRO RATA SHARES



===================================== ======================== =================
        LENDER                        COMMITMENT               PRO RATA SHARE
------------------------------------- ------------------------ -----------------
Bankers Trust Company                 $ 6,535,000              13.07%
------------------------------------- ------------------------ -----------------
Oak Hills Securities Fund, L.P.       $25,000,000              50%
------------------------------------- ------------------------ -----------------
Wells Fargo Bank, N.A.                $ 6,525,000              13.05%
------------------------------------- ------------------------ -----------------
The First National Bank of Boston     $ 6,525,000              13.05%
------------------------------------- ------------------------ -----------------
First Bank National Association       $ 5,415,000              10.83%
===================================== ======================== =================